AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST o, 2000
                                                    REGISTRATION NO. [333-     ]

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                           QUEENS COUNTY BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                       6712                    06-1377322
(State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)   Identification Number)
                                38-25 MAIN STREET
                            FLUSHING, NEW YORK 11354
                                 (718) 359-6400
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                      ------------------------------------
                               JOSEPH R. FICALORA
                                38-25 MAIN STREET
                            FLUSHING, NEW YORK 11354
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------
                                   Copies to:

        MARK J. MENTING, ESQ.                OMER S. J. WILLIAMS, ESQ.
         SULLIVAN & CROMWELL                  THACHER PROFFITT & WOOD
           125 BROAD STREET             TWO WORLD TRADE CENTER, 39TH FLOOR
       NEW YORK, NEW YORK 10004              NEW YORK, NEW YORK 10048
            (212) 558-4000                        (212) 912-7400
                      ------------------------------------
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                      ------------------------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

-------------------------------------------------------------------------------------------------------------------------------
                                             CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM
                                                                    OFFERING PRICE           PROPOSED
  TITLE OF EACH CLASS OF SECURITIES TO BE          AMOUNT            PER SHARE OF        MAXIMUM AGGREGATE         AMOUNT OF
                REGISTERED                    TO BE REGISTERED        COMMON STOCK        OFFERING PRICE       REGISTRATION FEE

Common stock, par value $0.01 per share,       10,120,130 (2)             N/A             $225,805,400.63      $59,613 (3)
together with Preferred Stock Purchase
Rights, if any (1)
-------------------------------------------------------------------------------------------------------------------------------

(1) As of the date hereof, rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights
Agreement, dated as of January 16, 1996, between Queens and ChaseMellon Shareholder Services, LLC, as Rights Agent, (the
"Rights") are attached to and trade with the common stock, par value $0.01 per share of Queens County Bancorp, Inc. The value of the attributable Rights, if any, is reflected in the market price of Queens common stock.

(2) Represents maximum number of shares of Queens common stock, including associated Rights, estimated to be issuable upon the consummation of the merger of Haven Bancorp, Inc. ("Haven"), a Delaware corporation, with and into Queens County Bancorp, Inc.
("Queens"), a Delaware corporation, based on the number of shares of Haven common stock, par value $0.01 per share, outstanding, or reserved for issuance under various plans, immediately prior to the merger and the exchange of each such share of Haven common stock for 1.04 shares of Queens common stock.

(3) Pursuant to Rules 457 (f) and 457 (c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Haven common stock, as reported on the NASDAQ National Market System on July 26,
2000, and computed based on the estimated maximum number of such shares that may be exchanged for the Queens common stock being registered.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

        [QUEENS LETTERHEAD]                             [HAVEN LETTERHEAD]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Haven Bancorp, Inc. and Queens County Bancorp, Inc. have unanimously approved a merger agreement that provides for the merger of Haven with and into Queens, with Queens as the surviving corporation. This transaction provides Haven and Queens stockholders with growth and opportunities that would not have been available on a stand alone basis.

         IN THE MERGER, HAVEN STOCKHOLDERS WILL RECEIVE 1.04 SHARES OF QUEENS COMMON STOCK FOR EACH SHARE OF HAVEN COMMON STOCK. THE IMPLIED VALUE OF ONE SHARE OF HAVEN COMMON STOCK ON AUGUST O, 2000, THE LAST PRACTICABLE TRADING DATE BEFORE THE DISTRIBUTION OF THIS DOCUMENT, WAS [$O], BASED ON THE CLOSING PRICE OF QUEENS COMMON STOCK ON THAT DATE AS REPORTED ON THE NASDAQ NATIONAL MARKET, WHERE SHARES OF QUEENS COMMON STOCK ARE LISTED UNDER THE SYMBOL "QCSB". This value will fluctuate prior to completion of the merger and, if you are a Haven stockholder, you will not know the value of what you will receive in the merger when you vote.

         After completion of the merger, we expect that current Queens stockholders will own approximately 68% of the combined company and Haven stockholders will own approximately 32% of the combined company.

         In order to complete our merger, the boards of directors of Haven and Queens have each called special meetings of stockholders to be held on September [o], 2000 at [10:00 a.m.], local time, at which Haven stockholders will be asked to approve and adopt the merger agreement and Queens stockholders will be asked to approve and adopt the merger agreement and to approve an amendment to the Queens certificate of incorporation which will effect a change of the name of Queens County Bancorp, Inc. to "New York Community Bancorp, Inc." Approval of the amendment to Queens' certificate of incorporation is not a condition to completing the merger, but approving and adopting the merger agreement will result in the name change being effected anyway.

         YOUR VOTE IS IMPORTANT. We cannot complete the merger unless we receive the necessary approvals from our stockholders at the stockholders' meetings. Whether or not you plan to attend your stockholders' meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. The places, dates and times of the special meetings are as follows:

    FOR HAVEN STOCKHOLDERS:                  FOR QUEENS STOCKHOLDERS:
     September [26], 2000                     September [26], 2000
    10:00 a.m., local time                   10:00 a.m., local time
              o                                         o
              o                                         o
         o, New York                               o, New York

         This document describes the stockholder meetings, the merger, the documents related to the merger and other related matters. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY.

      Philip S. Messina                       Joseph R. Ficalora
     Chairman and Chief                     Chairman, President and
      Executive Officer                     Chief Executive Officer
     Haven Bancorp, Inc.                   Queens County Bancorp, Inc.

         Queens common stock is quoted on the Nasdaq National Market under the symbol "QCSB." Haven common stock is quoted on the Nasdaq National Market under the symbol "HAVN." Queens common stock will be quoted on the Nasdaq National Market after the merger under the symbol "NYCB".

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE QUEENS STOCK TO BE ISSUED IN THE MERGER AND UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF QUEENS STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------


         The date of this Joint Proxy Statement/Prospectus is August o, 2000, and it is first being mailed or otherwise delivered to Queens stockholders and Haven stockholders on or about August o, 2000.

                               HAVEN BANCORP, INC.

                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Haven Bancorp, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of Haven stockholders will be held at o, New York at [10:00] a.m. on September [26], 2000. The purpose of the Haven special meeting is to consider and to vote upon the following matters:

     o a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc., pursuant to which Haven will be merged with and into Queens; and

     o such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

         In the merger, Queens will be the surviving corporation, and it will change its name to New York Community Bancorp, Inc.. You will receive 1.04 shares of Queens stock for each share of Haven stock that you own. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.

         The Haven board of directors has fixed the close of business on August [9], 2000 as the record date for the Haven special meeting, and only Haven stockholders of record at such time will be entitled to notice of and to vote at the Haven special meeting or any adjournment or postponement thereof. In order for the merger agreement to be adopted, the holders of a majority of the Haven shares outstanding and entitled to vote thereon on the record date must vote in favor of the merger agreement. THEREFORE, YOUR VOTE IS VERY IMPORTANT. A complete list of Haven stockholders entitled to vote at the Haven special meeting will be made available for inspection by any Haven stockholder for ten days prior to the Haven special meeting at the principal executive offices of Haven and at the time and place of the Haven special meeting.

         All Haven stockholders entitled to notice of, and to vote at, the Haven special meeting are cordially invited to attend the special meeting. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS BY MAIL IF YOU PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Haven common stock who is present at the Haven special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Haven special meeting.

         HAVEN'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT HAVEN STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

--------------------------------------------------------------------------------
         Your Vote Is Important. Please Complete, Sign, Date and Return Your Proxy Card Promptly, Whether or Not You Plan to Attend the Special Meeting.
--------------------------------------------------------------------------------

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            Mark A. Ricca, Esq.
                                            Corporate Secretary
Westbury, New York
August o, 2000

                           QUEENS COUNTY BANCORP, INC.

                                38-25 MAIN STREET
                            FLUSHING, NEW YORK 11354

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Queens County Bancorp, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of Queens stockholders will be held at o, New York at [10:00] a.m., on September [26], 2000. The purpose of the Queens special meeting is to consider and to vote upon the following matters:

     o a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc., pursuant to which Haven will be merged with and into Queens;

     o a proposal to amend the Queens certificate of incorporation to change the name of Queens County Bancorp, Inc. to "New York Community Bancorp, Inc."; and

     o such other business as may properly come before the Queens special meeting or any adjournment or postponement thereof.

         In the merger, Queens will be the surviving corporation, and it will change its name to "New York Community Bancorp, Inc." Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.

         The Queens board of directors has fixed the close of business on August [9], 2000 as the record date for the Queens special meeting, and only Queens stockholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order for the merger agreement to be adopted, and the amendment effecting the corporate name change to be approved, a majority of the shares of Queens stock outstanding and entitled to vote thereon on the record date must be voted in favor of the merger agreement and in favor of the corporate name change, respectively. THEREFORE, YOUR VOTE IS VERY IMPORTANT. A complete list of Queens stockholders entitled to vote at the Queens special meeting will be made available for inspection by any Queens stockholder for ten days prior to the Queens special meeting at the principal executive offices of Queens and at the time and place of the Queens special meeting.

         All Queens stockholders entitled to notice of, and to vote at, the Queens special meeting are cordially invited to attend the Queens special meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS BY MAIL IF YOU PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Queens common stock who is present at the Queens special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Queens special meeting.

         THE QUEENS BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT QUEENS STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE QUEENS BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY ADOPTED A RESOLUTION SETTING FORTH THE PROPOSED CORPORATE NAME CHANGE AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE QUEENS CERTIFICATE OF INCORPORATION.

--------------------------------------------------------------------------------
         Your Vote Is Important. Please Complete, Sign, Date and Return Your Proxy Card Promptly, Whether or Not You Plan to Attend the Special Meeting.
--------------------------------------------------------------------------------

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            Michael J. Lincks
                                            Corporate Secretary

Flushing, New York
August o, 2000

                                         TABLE OF CONTENTS [PROVISIONAL]

                                                                                                               PAGE

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS.........................................   1

SUMMARY........................................................................................................   3
Information about the Companies................................................................................   3
Comparative Market Prices and Share Information ...............................................................   4
Our Reasons for the Merger ....................................................................................   4
Queens' Board of Directors Recommends Stockholder Approval.....................................................   4
Queens' Financial Advisor Says the Haven Exchange Ratio Is Fair, from a Financial Point of View, to Queens.....   4
Queens to Hold Special Meeting.................................................................................   5
Accounting Treatment...........................................................................................   7
Amendment to Queens Certificate of Incorporation; Comparison of Queens and Haven Stockholders Rights;
Haven Stockholder Rights to be Governed by New Governing Documents.............................................   8
Queens and Haven Stockholder Rights Agreements.................................................................   8
Queens Stock to be Accompanied by Stockholder Protection Rights................................................   8
Regulatory Approvals We Must Obtain for the Merger.............................................................   8

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF QUEENS......................................................  10

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HAVEN.......................................................  12

SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA.................................................................  14

COMPARATIVE PER SHARE DATA.....................................................................................  16

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS.....................................................................................  18

THE QUEENS SPECIAL MEETING.....................................................................................  19
Matters to Be Considered.......................................................................................  19
Proxies........................................................................................................  19
Solicitation of Proxies........................................................................................  20
Record Date....................................................................................................  20
Voting Rights and Vote Required................................................................................  20
Recommendation of the Board of Directors.......................................................................  20

THE HAVEN SPECIAL MEETING......................................................................................  22
Matters to Be Considered.......................................................................................  22
Proxies........................................................................................................  22
Solicitation of Proxies........................................................................................  23
Record Date....................................................................................................  23
Voting Rights and Vote Required................................................................................  23
Recommendation of the Board of Directors.......................................................................  24

INFORMATION ABOUT THE COMPANIES................................................................................  25

THE MERGER.....................................................................................................  27
General........................................................................................................  27

Background to the Merger.......................................................................................  28
Opinion of Financial Advisors -- Haven.........................................................................  31
Queens' Reasons for the merger; Recommendation of Queens' Board of Directors...................................  36
Additions to the Board and Management of Queens, Queens County Savings Bank and CFS Bank.......................  45
Distribution of Queens Certificates............................................................................  46
Fractional Shares..............................................................................................  46
Resales of Queens Stock by Affiliates..........................................................................  47

Regulatory Approvals Required for the Merger...................................................................  48
Interests of Directors and Management in the Merger............................................................  48

THE MERGER AGREEMENT...........................................................................................  52
Terms of the Merger............................................................................................  52
Closing and Effective Time of the Merger.......................................................................  52
Representations and Warranties.................................................................................  52
Covenants and Agreements.......................................................................................  53
Conditions to Consummation of the Merger.......................................................................  56
Possible Alternative Merger Structure..........................................................................  57
Amendment, Waiver and Termination of the Merger Agreement......................................................  57
AMENDMENT TO CERTIFICATE OF INCORPORATION OF QUEENS............................................................  60

THE STOCK OPTION AGREEMENT.....................................................................................  61
General........................................................................................................  61
Purpose of the Stock Option Agreement..........................................................................  61
Exercise; Expiration...........................................................................................  61
Queens' Rights Under the Stock Option Agreement................................................................  62

ACCOUNTING TREATMENT...........................................................................................  64
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................................................  65

DESCRIPTION  OF QUEENS CAPITAL STOCK...........................................................................  67
General........................................................................................................  67
Common Stock...................................................................................................  67
Preferred Stock................................................................................................  68

RIGHTS AGREEMENTS..............................................................................................  69
Queens Stockholder Protection Rights Agreement.................................................................  69
Haven Rights Agreement.........................................................................................  69

COMPARISON OF STOCKHOLDERS' RIGHTS.............................................................................  71
General........................................................................................................  71
Comparison of Stockholders' Rights.............................................................................  71

DISCUSSION OF ANTI-TAKEOVER PROTECTION IN QUEENS' CERTIFICATE OF
INCORPORATION AND BY-LAWS......................................................................................  76
General........................................................................................................  76
Authorized Stock...............................................................................................  76
Classification of Board of Directors; No Cumulative Voting.....................................................  76
Size of Board; Vacancies; Removal of Directors.................................................................  76
Special Meetings of Stockholders...............................................................................  76
Stockholder Action by Unanimous Written Consent................................................................  76
Amendment of Certificate of Incorporation and By-Laws..........................................................  77

REGULATION AND SUPERVISION OF QUEENS...........................................................................  78

General........................................................................................................  78
Regulatory Capital Requirements................................................................................  78
Limitations on Capital Distributions...........................................................................  79
Transactions with Affiliates...................................................................................  80
Interstate Banking and Branching...............................................................................  80
Acquisition of Control.........................................................................................  81
Recent Legislation.............................................................................................  81

COMPARATIVE MARKET PRICES AND DIVIDENDS........................................................................  82
Queens Dividends...............................................................................................  83

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AS OF JUNE 30, 2000.......  84

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1999...........................................................................  85

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2000.........................................................................  86

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements
December 31, 1999 and June 30, 2000............................................................................  87

EXPERTS........................................................................................................  90

OTHER MATTERS..................................................................................................  90
Queens 2001 Annual Meeting Stockholder Proposals...............................................................  90
Haven 2001 Annual Meeting Stockholder Proposals................................................................  91

WHERE YOU CAN FIND MORE INFORMATION............................................................................  92

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.........................................................................  95



APPENDICES:

APPENDIX A  --  Agreement and Plan of Merger, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc.....................................  A-1

APPENDIX B  --  Stock Option Agreement, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc.....................................  B-1

APPENDIX C  --  Opinion of Salomon Smith Barney, Inc...........................................................  C-1

APPENDIX D  --  Opinion of Lehman Brothers Inc.................................................................  D-1

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Queens and Haven from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

QUEENS COUNTY BANCORP, INC.              HAVEN BANCORP, INC.

38-25 Main Street                        615 Merrick Avenue
Flushing, NY  11354                      Westbury, NY  11590
Attention:  Vice President,              Attention:  Catherine Califano, Senior
            Investor Relations                       Vice President and Chief
Telephone:  (718) 359-6400                           Financial Officer
                                         Telephone:  (516) 683-4483

         You will not be charged for any of these documents that you request. Queens and Haven stockholders requesting documents should do so by September o, 2000 in order to receive them before the special meetings.

              See "Where You Can Find More Information" on pages o.

     QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS


Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the Queens special meeting or the Haven special meeting.

Q:   WHY IS MY VOTE IMPORTANT?

A: If you do not return your proxy card or vote in person at the appropriate special meeting, it will be more difficult for Queens and Haven to obtain the necessary quorum to hold their special meetings. In addition, the failure of a Queens or a Haven stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. The merger must be approved by the holders of a majority of the outstanding shares of Queens stock and Haven stock entitled to vote at the respective special meetings called for the purpose of voting on the proposal to approve and adopt the agreement and plan of merger.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:   WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker non-vote will be counted toward a quorum at the respective special meeting, but it will have the same effect as a vote against the merger agreement.

Q:   CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend their special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the special meeting.

Q:   CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy card.

     o First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     o Second, you may complete and submit a new proxy card. The latest vote actually received by Queens or Haven, as the case may be, before the stockholders meeting will be counted, and any earlier votes will be revoked.

     o Third, you may attend the Queens special meeting, or the Haven special meeting, as the case may be, and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Q:   IF I AM A HAVEN STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:   No. You should not send in your stock certificates at this time.

     Haven stockholders will need to exchange their Haven stock certificates for Queens County Bancorp, Inc. stock certificates after we complete the merger. We will send you instructions for exchanging Haven stock certificates at that time. Queens stockholders do not need to exchange their stock certificates as a result of the merger or the amendment to the Queens certificate of incorporation.

Q.   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger in the fourth quarter of fiscal year 2000. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders at the special meetings and the necessary regulatory approvals.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: Queens stockholders should call the Queens County Bancorp, Inc. Investor Relations Department at (718) 359-6400 with any questions about the merger and related transactions.

     Haven stockholders should call Mark A. Ricca, Esq., Haven Bancorp, Inc.'s Corporate Secretary at (516) 683-4485 with any questions about the merger and related transactions.

                                     SUMMARY

       This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See "Where You Can Find More Information" on pages o. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

INFORMATION ABOUT THE COMPANIES (PAGE O)

Queens County Bancorp, Inc.

Queens County Bancorp, Inc., also referred to as Queens, a Delaware corporation and bank holding company organized in 1993, is the parent holding company for Queens County Savings Bank, a savings bank chartered in New York and subject to regulation by the New York State Banking Department and its deposit insurer, the Federal Deposit Insurance Corporation. Queens County Savings Bank is a community-oriented financial institution with operations in the greater metropolitan New York area. Queens County Savings Bank is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations, in the origination of mortgage loans on multi-family properties and one-to-four family homes. In addition, through Queens County Savings Bank, Queens also originates commercial real estate loans, construction loans, home equity loans and other consumer loans. At June 30, 2000, Queens had total assets of $2.05 billion, deposits of $1.04 billion, total stockholders' equity of $134.7 million and had a market capitalization of $382.9 million.

Haven Bancorp, Inc.

Haven Bancorp, Inc., also referred to as Haven, a Delaware corporation organized in 1993, is the holding company for CFS Bank, formerly known as Columbia Federal Savings Bank, a federally chartered stock savings bank. Haven is subject to regulation by its primary regulator, the Office of Thrift Supervision, and its deposit insurer, the Federal Deposit Insurance Corporation. Haven is headquartered in Westbury, New York, and its principal business currently consists of the operation of its wholly owned subsidiary, CFS Bank. CFS Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to-four-family, owner-occupied residential mortgage loans. In addition, CFS Bank invests in debt, equity and mortgage-backed securities and other marketable securities to supplement its lending portfolio. Haven also has subsidiaries engaged in securities brokerage and insurance. At June 30, 2000, Haven had consolidated total assets of $2.93 billion, deposits of $2.15 billion, stockholders' equity of $108.6 million and had a market capitalization of $169.3 million.

THE MERGER (PAGE O)

We are proposing a merger of Haven with and into Queens, with Queens as the surviving corporation. After the merger is completed, CFS Bank will be a subsidiary of Queens. Queens is also proposing a corporate name change for Queens, so that Queens, and the surviving corporation, shall be called "New York Community Bancorp, Inc."

WHAT HAVEN STOCKHOLDERS WILL RECEIVE (PAGE O)

As a result of the merger, each Haven stockholder will receive 1.04 shares of Queens common stock for each share of Haven common stock held. We sometimes refer to this 1.04-to-1 ratio as the Haven exchange ratio. Upon completion of the merger, Queens stockholders will own approximately 68% of the combined company and Haven stockholders will own approximately 32% of the combined company. Generally, no fractional shares of Queens common stock will be issued in the merger. In lieu of fractional shares, Haven stockholders will receive an amount in cash based on the last reported sale price of Queens common stock on the trading day immediately prior to the date on which the merger is completed.

EXAMPLE: IF YOU HOLD 110 SHARES OF HAVEN COMMON STOCK, YOU WILL RECEIVE 114 SHARES OF

QUEENS COMMON STOCK AND A CASH PAYMENT IN LIEU OF THE .4 OF A SHARE THAT YOU OTHERWISE WOULD HAVE RECEIVED.

COMPARATIVE MARKET PRICES AND SHARE INFORMATION (PAGES O AND O)

Queens common stock is included for quotation on the Nasdaq National Market under the symbol "QCSB." Haven common stock is included for quotation on the Nasdaq National Market under the symbol "HAVN." The following table sets forth the closing sale prices of Queens stock and Haven stock as reported on the Nasdaq National Market on June 27, 2000, the last trading day before we announced the merger, and for August o, 2000, the last practicable trading day before the date of this document. This table also shows the implied value of one share of Haven stock, which we calculated by multiplying the closing price of Queens stock on those dates by 1.04.

                                              IMPLIED
                                            VALUE OF ONE
                    QUEENS      HAVEN         SHARE OF
                    COMMON      COMMON        COMMON
                    STOCK       STOCK          STOCK
                    ------      ------      ------------

June 27, 20000      $18.125     $18.125     $18.85

August o, 2000      $o          $o          $o

THE MARKET PRICES OF BOTH QUEENS STOCK AND HAVEN STOCK WILL FLUCTUATE PRIOR TO THE MERGER. THEREFORE, YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR QUEENS STOCK AND HAVEN STOCK.

OUR REASONS FOR THE MERGER (PAGES O AND O)

Our Companies are proposing to merge because we believe that:

     o by combining them we can create a stronger company that will provide significant benefits to our stockholders and customers alike;

     o by bringing our customers and banking products together we can do a better job of increasing our combined revenues and earnings than we could if we did not merge;

     o the merger will strengthen the combined company's position as a competitor in the financial services industry, which is rapidly changing and becoming more competitive.

HAVEN'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGES 32-34)

The board consulted with financial and other advisors and considered many factors in making its determination.

As a result, Haven's board of directors believes that the Haven exchange ratio is fair to Haven's stockholders and in the best interests of Haven and its stockholders and has unanimously adopted and approved the merger agreement. Haven's board of directors unanimously recommends that Haven stockholders vote "FOR" adoption and approval of the merger agreement.

HAVEN'S FINANCIAL ADVISOR SAYS THE EXCHANGE RATIO IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO HAVEN'S STOCKHOLDERS (SEE PAGES O)

In deciding to approve the merger, the Haven board of directors considered the opinion of its financial advisor, Lehman Brothers Inc., which was given to Haven's board of directors, that the exchange ratio of 1.04 shares of Queens common stock for each share of Haven common stock is fair to Haven's stockholders from a financial point of view. A copy of this opinion is attached to this document as Appendix D. Haven stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers Inc. in providing its opinion. Haven has agreed to pay approximately $2.4 million to Lehman Brothers Inc., approximately $1.9 million of which is payable upon the completion of the merger.

QUEENS' BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (PAGE O)

Queens' board of directors believes that the merger presents a unique opportunity to combine and expand two complementary sets of banking operations. The board consulted with financial and other advisors, considered many strategic and financial factors and determined that the merger would be beneficial to Queens' strategic plans.

As a result, Queens' board of directors believes that the merger and the corporate name change are in the best interests of Queens and its stockholders and has unanimously adopted and approved the merger agreement and the corporate name change. Queens' board of directors unanimously recommends that Queens stockholders vote "FOR" adoption and approval of the merger agreement and the corporate name change.

QUEENS' FINANCIAL ADVISOR SAYS THE HAVEN EXCHANGE RATIO IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO QUEENS (PAGE O)

In deciding to approve the merger, the Queens board of directors considered the opinion of its financial advisor, Salomon Smith Barney, Inc., which has given an opinion to Queens' board of directors that the Haven exchange ratio is fair to Queens from a financial point of view. A copy of this opinion is attached to this document as Appendix C. Queens stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney in providing its opinion. Queens has agreed to pay $1.1 million to Salomon Smith Barney, of which $850,000 is payable upon the completion of the merger.

HAVEN TO HOLD SPECIAL MEETING (PAGE O)

The Haven special meeting will be held on September [26], 2000, at [10:00 a.m.], local time, at o, New York. At the Haven special meeting Haven stockholders will be asked:

1.   To approve and adopt the merger agreement;

2. To act on such other matters as may be properly brought before the Haven special meeting.

Record Date. Haven stockholders may cast one vote at the Haven special meeting for each share of Haven stock that you owned at the close of business on August [9], 2000. At that date, there were o shares of Haven stock entitled to be voted at the special meeting.

Required Vote. To approve and adopt the merger, the holders of a majority of the outstanding shares of Haven stock entitled to be voted at the Haven special meeting must vote in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a Haven stockholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

As of August o, 2000, directors and executive officers of Haven and their affiliates beneficially owned or had the right to vote 1,694,478 shares of Haven stock, or 17.13% of the outstanding Haven stock entitled to be voted at the special meeting. At that date, directors and executive officers of Queens and their affiliates, including Queens, owned or had the right to vote [4,000] shares of Haven stock, or o of the outstanding Haven common stock. The directors and executive officers of Haven, and their respective affiliates, have agreed to vote in favor of approval and adoption of the merger agreement.

QUEENS TO HOLD SPECIAL MEETING (PAGE O)

The Queens special meeting will be held on September [26], 2000, at [10:00 a.m.]., local time, at o, New York. At the Queens special meeting Queens stockholders will be asked:

1.   To approve and adopt the merger agreement;

2.   To approve the corporate name change; and

3. To act on such other matters as may be properly brought before the Queens special meeting.

Record Date. Queens stockholders may cast one vote at the Queens special meeting for each share of Queens stock that you owned at the close of business on August [9], 2000. At that date, there were o shares of Queens stock entitled to be voted at the special meeting.

Required Vote. To approve and adopt the merger agreement and to approve the amendment giving effect to the corporate name change, the holders of a majority of the outstanding shares of Queens stock entitled to vote on the record date must vote in favor of the merger agreement and the amendment effecting the corporate name change. Because approval is based on the affirmative vote of a majority of shares outstanding, a Queens stockholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger and the corporate name change.

As of August o, 2000, directors and executive officers of Queens and their affiliates beneficially owned or had the right to vote 3,887,750 shares of Queens stock, or 18.64% of the outstanding Queens stock entitled to be voted at the special meeting. At that date, directors and executive officers of Haven and their affiliates, including Haven, owned or had the right to vote o shares of Queens stock, or o% of the outstanding Queens stock entitled to be voted at the meeting. The directors and executive officers of Queens, and their respective affiliates, have indicated that they intend to vote in favor of approval of the merger agreement and the corporate name change.

THE MERGER AGREEMENT (PAGE O)

The merger agreement is attached as Appendix A to this document. We encourage you to read it in its entirety because it is the legal document governing the merger.

Merger Expected to Occur in Fourth Quarter of 2000 (page o)

The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2000.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page o)

As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder and regulatory approvals and tax opinions.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page o)

We may agree to terminate the merger agreement before completing the merger, even after the stockholders of each of Queens and Haven have adopted the merger agreement, as long as the termination is approved by each of our boards of directors.

Either of us may decide, without the consent of the other, to terminate the merger agreement before our stockholders vote if the other party fails to recommend the approval and adoption of the merger agreement to its stockholders.

In addition, either of us may decide, without the consent of the other, to terminate the merger agreement, even after adoption of the merger agreement by our stockholders, if:

o    the merger has not been completed by March 31, 2001;

o any governmental approval, consent or waiver required to permit consummation of the merger has been denied or any court or governmental authority has issued a final, unappealable order enjoining or otherwise prohibiting consummation of the merger or the related transactions; or

o the other party breaches its representations or warranties and the breach has a material adverse effect, or the other party fails to perform its material obligations under the merger agreement, in either case, in a manner that cannot be or is not cured within 25 days after written notice is made of the breach or failure.

Haven may terminate the merger agreement if both (1) the market valuation of Queens Stock, as a 15 day average, falls below $14.65, and (2) the quotient obtained by dividing the Queens market valuation by $18.3125 is less than 80% of the quotient obtained by dividing the market valuation, calculated as a 15 day average, of the stocks in an index of comparable financial institutions by the initial valuation prices of the index stocks. Queens will have a right to increase the merger consideration and avoid termination should Haven give notice of its intention to terminate the merger agreement based on the valuation of Queens stock.

FINANCIAL INTERESTS OF HAVEN'S MANAGEMENT AND BOARD OF DIRECTORS IN THE MERGER (PAGE O)

Haven's directors and officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving salaries and other benefits. For example, in connection with the merger, Queens and CFS Bank have each entered into individual employment agreements with certain officers of Haven and CFS Bank, which will go into effect if and when the merger is completed. Queens and CFS Bank have also entered into a consulting agreement with Philip S. Messina, Haven's Chairman and Chief Executive Officer, which will go into effect if and when the merger is completed.

In addition, under Haven's existing employment agreements and change in control agreements with certain of its officers, cash payments and other benefits may be due upon an officer's termination of employment following the receipt of stockholder approval for the merger. Haven also maintains director and employee compensation and benefit plans which provide for additional benefits or accelerated payment of existing benefits following the receipt of stockholder approval of the merger.

The merger agreement also provides that, after the merger, the Queens director and officer insurance coverage will be provided to the former Haven directors and officers by Queens and that officers or directors of Haven may be indemnified by Queens for events that occurred before the merger.

Each of the Queens board of directors and the Haven board of directors was aware of these interests of Haven management and directors and considered them in its decision to approve the merger agreement.

ADDITIONS TO THE BOARD OF DIRECTORS AND MANAGEMENT OF QUEENS, QUEENS COUNTY SAVINGS BANK AND CFS BANK (PAGE O).

Three members of the Haven board of directors will be selected by Queens to serve as directors of Queens, the board of directors of which will consist of no more than 11 members for at least two years after the merger. Two members of the Haven board of directors will be selected by Queens to serve as directors of Queens County Savings Bank, the board of directors of which will consist of 10 members. The existing members of the CFS Bank board of directors will resign, and Queens will select three members of the Haven board of directors to serve as members of the CFS Bank board of directors, which will also consist of 11 directors.

All members of the Haven board of directors who are not selected to serve on the board of directors of Queens, Queens County Savings Bank or CFS Bank will be selected to serve on the Queens advisory board, as contemplated in the merger agreement.

HAVEN GRANTED STOCK OPTION TO QUEENS (PAGE O)

To induce Queens to enter into the merger agreement, Haven granted Queens an option to purchase up to 1,800,000 shares of Haven common stock at a price per share of $18.50; however, in no case may Queens acquire more than 19.9% of the outstanding shares of Haven common stock pursuant to this stock option agreement. Queens cannot exercise this option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Haven and a third party. We do not know of any event that has occurred as of the date of this document that would allow Queens to exercise this option.

The option could have the effect of discouraging other companies from trying to acquire Haven until the merger is completed. Haven may be required to repurchase the option and any shares purchased under it at a predetermined price, or Queens may choose to surrender the option to Haven for a cash payment of $9 million.

The Haven stock option agreement is attached to this document as Appendix B.

NO APPRAISAL RIGHTS (PAGE O)

Both companies are incorporated under Delaware law. Under Delaware law, neither the stockholders of Queens nor the stockholders of Haven have any right to a court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the merger.

ACCOUNTING TREATMENT (PAGE O)

Queens will account for the merger as a purchase for financial reporting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE O)

Neither Queens nor Haven is required to complete the merger unless it receives a legal opinion from its counsel to the effect that, based on certain factual representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of Haven common stock into shares of Queens common stock. You will be taxed, however, on any cash that you receive instead of any fractional share of Queens common stock.

The merger is intended to qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, for federal income tax purposes.

This tax treatment may not apply to certain Haven stockholders and may depend on your specific situation and on variables not within our control. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

AMENDMENT TO QUEENS CERTIFICATE OF INCORPORATION; COMPARISON OF QUEENS AND HAVEN STOCKHOLDERS RIGHTS; HAVEN STOCKHOLDER RIGHTS TO BE GOVERNED BY NEW GOVERNING DOCUMENTS (PAGE O)

In addition to the merger, Queens is proposing to amend Queens' certificate of incorporation to change Queens' corporate name to "New York Community Bancorp, Inc." Upon stockholder approval, this name change will be carried out as soon as practicable after the Queens special meeting, regardless of the completion of the merger with Haven.

The rights of Haven stockholders will not materially change as a result of the merger, due to the similarity between the Haven and Queens governing documents and the fact that both companies are incorporated under Delaware law. Queens stockholders' rights will not change in the merger. This document contains descriptions of the stockholder rights under each of the Haven and Queens governing documents, and describes the material differences between them.

QUEENS AND HAVEN STOCKHOLDER RIGHTS AGREEMENTS (PAGE O)

Queens On January 16, 1996, Queens adopted a stockholder protection rights agreement, pursuant to which each issued share of Queens common stock has attached to it one right to purchase, under conditions described in the agreement and summarized in this document, a fraction of a share of participating preferred stock of Queens. The Queens stockholder protection rights agreement, including rights thereunder currently held by Queens stockholders, will remain in place after the merger. See "RIGHTS AGREEMENTS - Queens Stockholder Protection Rights Agreement" on pages o for a description of this agreement.

Haven On January 25, 1996, Haven adopted a stockholder protection rights agreement, pursuant to which each issued share of Haven common stock has attached to it one preferred share purchase right for each share of Haven common stock held. The Haven rights plan is substantially similar to the Queens rights plan. In connection with the execution of the merger agreement, Haven amended the rights agreement to provide that Queens (as well as its affiliates and associates) will not be deemed to be an "Acquiring Person", as defined in the Haven rights agreement, by virtue of entering into the merger agreement and the transactions contemplated thereby. See "RIGHTS AGREEMENTS - Haven Rights Agreement" on page o."

QUEENS STOCK TO BE ACCOMPANIED BY STOCKHOLDER PROTECTION RIGHTS ( PAGE O)

Each share of Queens stock issued pursuant to the merger will have attached to it one right to purchase, under the conditions described in the Queens stockholder protection rights agreement, dated January 16, 1996, and this document, a fraction of a share of participating preferred stock of Queens. These rights are currently held by Queens' stockholders under the Queens stockholder protection rights agreement, which will remain in place after the merger. See "RIGHTS AGREEMENTS - Queens Stockholder Protection Rights Agreement" on pages o for a description of this agreement.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER ( PAGE O)

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. We expect to make the necessary filings with the Federal Reserve Board shortly.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE O)

This joint proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, further performance and business of each of Queens and Haven, as well as certain information relating to the merger. Also, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "potential" or similar expressions are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF QUEENS

       Set forth below are selected consolidated financial and other data of Queens which are based on, and qualified in their entirety by, the consolidated financial statements of Queens and subsidiary, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction with this document. The selected consolidated financial and other data for Queens at June 30, 2000 and for the six-month periods ended June 30, 2000 and June 30, 1999 were not audited, but in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial conditions and results for such periods. The results of operations for the six-month period ended June 30, 2000 are not necessarily indicative of the results of operations to be expected for the remainder of the year or any other interim period.

       The information in the following table should be read together with the historical financial information that Queens has presented in its prior filings with the SEC. Queens has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on pages o.

                                    For the Six Months
                                      Ended June 30,                           For the Year Ended December 31,
                               -------------------------   ---------------------------------------------------------
                                    2000        1999         1999         1998         1997        1996        1995
                               -------------------------   ---------------------------------------------------------
                                     (Unaudited)                      (Dollars in thousands, except per share data)

EARNINGS SUMMARY:
-----------------
Interest income.................   $74,330    $68,051     $143,123     $134,277     $117,734    $102,304     $91,542
Interest expense................    41,568     33,997       74,220       65,755       55,336      44,784      39,634

Net interest income.............    32,762     34,054       68,903       68,522       62,398      57,520      51,908
Provision for loan losses.......        --     (2,000)      (2,400)          --           --      (2,000)        150

Net interest income after
provision for loan losses.......    32,762     36,054       71,303       68,522       62,398      59,520      51,758
Non-interest income.............     2,360      1,143        2,523        2,554        2,305       2,445       3,033
Non-interest expense............    11,158     11,426       21,390       25,953       27,084      23,271      22,871

Income before income tax expense    23,964     25,771       52,436       45,123       37,619      38,694      31,920
Income tax expense..............     8,600     10,085       20,772       18,179       14,355      17,755      11,737

Net income......................   $15,364    $15,886     $ 31,664     $ 26,944     $ 23,264     $20,939     $20,183

                                    For the Six Months
                                      Ended June 30,                           For the Year Ended December 31,
                               -------------------------   ---------------------------------------------------------
                                    2000        1999         1999         1998         1997        1996        1995
                               -------------------------   ---------------------------------------------------------
                                     (Unaudited)                      (Dollars in thousands, except per share data)

SHARE DATA:
Weighted average common shares
outstanding (in thousands):
Basic:..........................    17,679     18,618       18,527       19,109       20,407      23,266      24,917
Diluted:........................    17,869     19,136       18,940       20,107       21,742      24,634      26,212
Net Income per common share:
Basic...........................   $  0.87    $  0.76      $  1.71      $  1.41      $  1.14     $  0.90     $  0.81
Net Income per common share:
Diluted.........................      0.86       0.76         1.67         1.34         1.07        0.85        0.77
Cash dividends per common share.      0.50       0.50         1.00         0.67         0.41        0.25        0.07
Book value per common share.....      7.47       7.74         7.52         8.13         8.82        9.43        8.87

BALANCE SHEET SUMMARY:
Securities available for sale...    12,482     19,002       12,806        4,656        2,617          --          --
Securities held to maturity.....   195,401    153,163      184,637      152,280       94,936      86,495      78,016
Efficiency ratio (6)............     31.42      32.44        29.95        36.51        41.86       38.81       41.63
Loans receivable, net........... 1,743,246  1,641,027    1,601,079    1,486,519    1,395,003   1,146,152     994,803
Total assets.................... 2,047,633  1,874,998    1,906,835    1,746,882    1,603,269   1,358,656   1,240,882
Total deposits.................. 1,099,757  1,105,701    1,076,018    1,102,285    1,069,161   1,023,930     932,140

PERFORMANCE RATIOS:
Return on average assets(4).....      1.57       1.66         1.69         1.62         1.61        1.63        1.72
Return on average stockholders'
equity(4).......................     23.77      21.32        22.99        17.32        12.95       10.10        9.70
Dividend payout.................      0.58       0.66         0.60         0.50         0.38        0.29        0.09
Average equity to average assets      6.61       7.21         7.37         9.38        12.48       16.17       17.74
Net interest margin (5).........      3.50       3.98         3.79         4.24         4.45        4.63        4.58
Efficiency Ratio (6)............     31.42      32.44        29.95        36.51        41.86       38.81       41.63

                                    For the Six Months
                                      Ended June 30,                        For the Year Ended December 31,
                               -------------------------   ---------------------------------------------------------
                                    2000        1999         1999         1998         1997        1996        1995
                               -------------------------   ---------------------------------------------------------
                                     (Unaudited)                      (Dollars in thousands, except per share data)

ASSET QUALITY RATIO:
Allowance for loan losses to
Loans receivable, net...........      0.40       0.44         0.44         0.63         0.68        0.82        1.14
Non-performing loans............     2,699      5,114        3,108        6,193        7,692       9,659       7,793
Non-performing loans to loans
receivable, Net.................      0.17       0.52         0.19         0.42         0.55        0.84        0.78
Non-performing assets to Total
Assets(2)(3)....................      0.15       0.50         0.17         0.38         0.54        0.76        0.69

(1) Non-performing loans consist of all mortgage loans delinquent 90 days or more.

(2) Non-performing assets consist of all non-performing loans and real estate acquired in foreclosure.

(3)  For the periods indicated, Queens had no troubled debt restructurings.

(4) Data provided for the six months ended June 30, 1999 and 2000 shown on an annualized basis.

(5) Net interest margin represents net interest income divided by average interest-earning assets.

(6) Efficiency ratio represents operating expense divided by the sum of net interest income plus operating income.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF HAVEN

         Set forth below are highlights from Haven's consolidated financial data as of, and for the years ended, December 31, 1999, 1998, 1997, 1996 and 1995 and Haven's unaudited consolidated financial data as of June 30, 2000 and 1999, and for the six months ended June 30, 2000 and June 30, 1999. The results of operations for the quarter ended June 30, 2000 are not necessarily indicative of the results of operations for the full year or any other interim period. Haven's management prepared the unaudited information on the same basis as it prepared Haven's audited consolidated financial statements. In the opinion of Haven's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information together with Haven's consolidated financial statements and related notes included in Haven's Annual Reports on Form 10-K for the year ended December 31, 1999 and Haven's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived.


                                    For the Six Months
                                       Ended June 30,                             For the Year Ended December 31,
                                       --------------                             -------------------------------
                                    2000          1999          1999            1998            1997          1996           1995
                                    ----          ----          ----            ----            ----          ----           ----
                                       (Unaudited)                       (Dollars in thousands, except per share data)
EARNINGS SUMMARY:

Interest income.................  $103,588       $84,716      $183,863        $151,685        $126,306      $109,253       $96,434
Interest expense................    64,177        50,590       112,906          93,776          74,400        61,368        55,115
                                 ---------       -------     ---------      ----------      ----------    ----------      --------
Net interest income.............    39,411        34,126        70,957          57,909          51,906        47,885        41,319
Provision for loan losses.......     1,150         1,555         3,625           2,665           2,750         3,125         2,775
                                 ---------      --------    ----------      ----------      ----------    ----------     ---------
Net interest income after
provision for loan losses.......    38,261        32,571        67,332          55,244          49,156        44,760        38,544
Non-interest income.............    17,320        16,845        32,231          24,611          13,219         8,983         8,678
Non-interest expense............    44,495        39,874        80,093          68,779          45,154        37,884        31,448
                                 ---------       -------     ---------       ---------       ---------    ----------      --------
Income before income tax
expense.........................    11,086         9,542        19,470          11,076          17,221        15,859        15,774
Income tax expense..............     3,899         3,614         6,863           2,926           6,138         6,434         7,230
                                ----------      --------    ----------       ---------      ----------   -----------     ---------
Net Income......................    $7,187 (6)     5,928       $12,607          $8,150         $11,083        $9,425(2)     $8,544

                                    for the Six Months
                                       Ended June 30,                             For the Year Ended December 31,
                                       --------------                             -------------------------------
                                    2000          1999          1999            1998            1997          1996           1995
                                    ----          ----          ----            ----            ----          ----           ----
                                       (Unaudited)                       (Dollars in thousands, except per share data)

SHARE DATA:
Weighted average common shares
outstanding (in thousands):
Basic:..........................     8,882         8,686         8,749           8,597         8,420           8,310         8,628
Diluted:........................     9,280         9,048         9,165           9,159         8,914           8,679         8,923
Net Income per common share:
Basic...........................    $ 0.81        $ 0.68        $ 1.44          $ 0.95        $ 1.32           $1.13(1)      $0.99
Net Income per common share:
Diluted.........................      0.77          0.66          1.38            0.89          1.24            1.08(1)       0.96
Cash dividends per common
share...........................      0.15          0.15          0.30            0.30          0.30            0.28          0.10
Book value per common share.....     11.90         12.72         11.73           13.53         12.85           11.49         10.92
BALANCE SHEET SUMMARY:
Securities available for sale...   931,342     1,000,636       937,299         889,251       499,380         370,105       503,058
Loans receivable, net........... 1,807,748     1,534,293     1,790,126       1,296,702     1,138,253         836,882       560,385
Total assets.................... 2,930,616     2,796,440     2,965,850       2,395,523     1,974,890       1,583,545     1,472,816
Total deposits.................. 2,153,957     1,944,791     2,080,613       1,722,710     1,365,012       1,137,788     1,083,446
Stockholders' equity............   108,550       113,909       105,583         119,867       112,865          99,384        98,519
PERFORMANCE RATIO:
Return on average assets........      0.49%         0.46%         0.46%           0.37%         0.62%           0.62%         0.63%
Return on average stockholder's
equity excluding restructuring
and SAIF assessment charge......     22.35         10.01         11.03            6.92         10.41           14.04          9.27
Return on average assets
excluding restructuring and
SAIF assessment charge..........      0.79          0.46          0.46            0.37          0.62            0.89          0.63
Return on average stockholder's
equity..........................     13.78         10.01         11.03            6.92         10.41            9.83          9.27
Dividend payout.................      0.19          0.23          0.22            0.34          0.24            0.25          0.10

                                    For the Six Months
                                       Ended June 30,                             For the Year Ended December 31,
                                       --------------                             -------------------------------
                                    2000          1999          1999            1998            1997          1996           1995
                                    ----          ----          ----            ----            ----          ----           ----
                                       (Unaudited)                       (Dollars in thousands, except per share data)

                                  for the Six Months

Average equity to average assets..    3.52          4.63          4.16            5.31          5.97            6.32          6.76
Net interest margin(3)............    2.77          2.84          2.72            2.78          3.06            3.29          3.17
ASSET QUALITY RATIO:
Allowance for loan losses to
total loans.......................    0.94          0.92          0.92            1.07          1.09            1.26          1.51
Non-performing loans..............   6,952         9,063         7,711           8,385        12,532          13,893        16,877
Non-performing  loans to total
loans(4)..........................    0.38          0.42          0.42            0.64          1.09            1.64          2.97
Non-performing assets to total
assets (5)........................    0.26          0.27          0.27            0.36          0.66            0.94          1.28

(1) Net income for 1996 excluding the SAIF assessment charge would have been $13.5 million, or $1.62 per basic common share ($1.55 per share, diluted)

(2) Data provided for the six months ended June 30, 1999 and 2000 is shown on an annualized basis.

(3) Calculation is based on net interest income before provision for loan losses divided by average interest-earning assets.

(4) For purposes of calculating these ratios, non-performing loans consist of all non-accrual loans and restructured loans.

(5) Non-performing assets consist of all non-performing loans and real estate owned.

(6) Net income for the six months ended June 30, 2000, excluding the net restructuring charges of $6.9 million, would have been $11.6 million, or $1.31 per basic common share ($1.26 per share, diluted).


            SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA
                (Dollars in thousands, except per share amounts)

         The following table shows information about our financial condition and operations, including basic and diluted earnings per common share, cash dividends per common share and book value per common share after giving effect to the merger. This information is called pro forma information in this document. The tables set forth the information as if the merger had become effective on June 30, 2000 in the case of the selected statement of financial condition data presented, and as if the merger had become effective on January 1, 1999 for the year end information and [January 1, 2000 for the six month information] in the case of the statements of operations data presented. The unaudited pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Queens and Haven incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" and "UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION." The unaudited pro forma statements do not reflect any income and expense adjustments which may result from the consolidation of the operations of Queens and Haven but does reflect the anticipated restructuring of the balance sheet. The unaudited pro forma statements are not necessarily indicative of the results that actually would have occurred had the merger been consummated on the dates indicated, or which may be attained in the future.




                                                                           AS OF
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:                        JUNE 30, 2000
Total assets....................................................      $    4,061,971
Securities available-for-sale...................................             612,835
Securities held-to-maturity.....................................             223,266
Loans and investments in real estate held-for-sale..............               7,838
Loans receivable, net...........................................           2,773,794
Deposits........................................................           3,044,514
Borrowed funds..................................................             611,531
Stockholders' equity............................................             309,119

                                                                          FOR THE                      FOR THE
                                                                     SIX MONTHS ENDED                YEAR ENDED
SELECTED STATEMENTS OF OPERATIONS DATA:                                JUNE 30, 2000              DECEMBER 31, 1999
Interest income.................................................    $        160,263             $       297,676
Interest expense................................................              83,266                     142,168
Net interest income.............................................              76,997                     149,508
Provision for loan losses.......................................               1,150                       1,225
Net interest income after provision for loan losses.............              75,847                     148,283
Non-interest income.............................................              19,680                      36,891
Non-interest expense............................................              51,824                     110,075
Income before income taxes......................................              43,703                      75,099
Income taxes....................................................              15,701                      28,816
Net income......................................................              28,003                      46,282

Primary weighted average common stock equivalents...............          27,162,964                  28,010,878

Fully diluted weighted average common stock.....................          27,352,668                  28,423,855
equivalents



PER COMMON SHARE DATA(1)                                                   AS OF               FOR THE YEAR ENDED
                                                                       JUNE 30, 2000           DECEMBER 31, 1999
                                                                       -------------           ------------------

Primary earnings per common share...................................         1.03                     1.65
Fully diluted earnings per common share.............................         1.02                     1.63
Cash dividends declared.............................................         0.50                     1.00
Book value..........................................................        11.23                        -

SELECTED FINANCIAL RATIOS(1)

Return on average assets............................................         1.21%                   1.00%
Return on average stockholders' equity..............................        22.23%                   18.37
Stockholders' equity to total assets................................         7.61%
General and administrative expense to average assets................         2.24%                    2.38
Efficiency ratio(2).................................................        53.60%                   59.05


(1) Per Common Share Data and Selected Financial Ratios are presented only for data relating to the pro forma combined condensed consolidated statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 and data relating to the pro forma combined condensed consolidated statement of financial condition at June 30, 2000. Average assets and average stockholders' equity for the periods presented were calculated assuming the merger was consummated on December 31, 1999.

(2) Efficiency ratio represents operating expense divided by the sum of net interest income plus operating income.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth for Queens Common Stock and Haven Common Stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective January 1, 2000, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. See "Accounting Treatment" on page o. The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Queens and Haven incorporated by reference herein and the pro forma financial information, including the notes thereto, appearing elsewhere in this document, and should be read in conjunction therewith. See "Where You Can Find More Information" and "UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION." The pro forma and equivalent pro forma per share data in the following table is presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the periods or as of the date for which such pro forma tables are presented.

                                                        QUEENS            HAVEN           PRO FORMA        PER EQUIVALENT
                                                       HISTORICAL       HISTORICAL        COMBINED         HAVEN SHARE(1)
                                                     -------------    -------------     ------------      ------------------

Net income for the year ended December 31, 1999:

   Basic                                              $    1.71         $    1.44      $    1.65(2)            $ 1.72
   Fully diluted                                           1.67              1.38           1.63(2)              1.69
Net income for the six months ended June 30, 2000:

   Basic                                                   0.87              0.81              1.03              1.07
   Fully diluted                                           0.86              0.77              1.02              1.06

Cash Dividends Declared

For the year ended December 31, 1999:                      1.00              0.30          1.00 (3)              1.04
For the six months ended June 30, 2000:                    0.50              0.15          0.50 (3)              0.52

BOOK VALUE

As of December 31, 1999                                    7.52             11.73                --                --
As of June 30, 2000                                        7.47             11.90(5)          11.23(4)          11.68

(1)  Per equivalent Haven share is pro forma combined multiplied by 1.04.
(2) The pro forma net income per share amounts are calculated by totaling the historical net income of Queens and Haven and dividing the resulting amount by the average pro forma shares of Queens and Haven giving effect to the merger. The average pro forma shares of Queens and Haven reflect Queens' historical basic and diluted shares, plus historical basic and diluted average shares of Haven as adjusted for an exchange ratio of 1.04 shares of Queens common stock for each share of Haven common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.
(3)  Pro forma cash dividends represents the Queens historical amount.
(4) The pro forma book value per share amounts are calculated by totaling the historical stockholders' equity for Queens and Haven and dividing the resulting amounts by the total Queens/Haven pro forma common shares outstanding. Stockholders' equity at June 30, 2000 has been adjusted to reflect the pro forma merger-related restructure charge, net of taxes, anticipated to be recognized in connection with the merger. The Queens/Haven pro forma common shares reflect Queens' historical common shares outstanding and Queens' historical common shares outstanding as adjusted for an exchange ratio of 1.04.

(5) Haven historical book value per share as of June 30, 2000, as adjusted, is $12.37. For a description of the adjustment, see Note B to "Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements, December 31, 1999 and June 30, 2000" at page o.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Queens and Haven. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "potential" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     o changes in the interest rate environment may reduce net interest margins or may adversely affect mortgage origination operations;

     o changes in deposit flows, loan demand or real estate values may adversely affect our business;

     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     o general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry, may be less favorable than we currently anticipate;

     o    legislation or regulatory changes may adversely affect our business;

     o technological changes may be more difficult or expensive than anticipated;

     o combining the businesses of Queens and Haven and retaining key personnel may be more difficult or more costly than we expect;

     o our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

     o the sale of assets and deposits contemplated by the merger may occur at prices different and less favorable than we expect;

     o expected cost savings from the merger may not be fully realized, may not be realized at all, or may not be realized within the expected time frame; or

     o the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

         All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Queens or Haven or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Queens nor Haven undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                           THE QUEENS SPECIAL MEETING

         THIS SECTION CONTAINS INFORMATION FROM QUEENS FOR QUEENS STOCKHOLDERS ABOUT THE SPECIAL STOCKHOLDERS MEETING IT HAS CALLED TO CONSIDER AND ADOPT THE MERGER AGREEMENT AND THE CORPORATE NAME CHANGE.

         We are mailing this document to you as a Queens stockholder on or about August o, 2000. Together with this document, we are also sending you a notice of the Queens special meeting and a form of proxy that is solicited by our board of directors. The Queens special meeting will be held on September [26], 2000, at [10:00 a.m.], local time, at o, New York o.

MATTERS TO BE CONSIDERED

         The purpose of the Queens special meeting is to vote on a proposal for the approval and adoption of the merger agreement and to vote on a proposal for the approval of an amendment to the Queens certificate of incorporation which will change the name of Queens to "New York Community Bancorp, Inc."

         You may be asked to vote upon other matters that may properly be submitted to a vote at the Queens special meeting. You may also be asked to vote on a proposal to adjourn or postpone the Queens special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXIES

         Each copy of this document mailed to Queens stockholders is accompanied by a form of proxy with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the Queens special meeting, or ay adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. You may revoke your proxy at any time before the vote is taken at the special meeting by

     o submitting written notice of revocation to the Corporate Secretary of Queens prior to the voting of such proxy,

     o    submitting a properly executed proxy of a later date, or

     o voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

                Queens County Bancorp, Inc.
                38-25 Main Street
                Flushing, NY 11354
                Attention: Michael J. Lincks, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

         All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval and adoption of the merger agreement and approval of the corporate name change. The Queens board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval and adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

         QUEENS STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED AND THE CORPORATE NAME CHANGE IS EFFECTED, QUEENS STOCKHOLDERS WILL NOT NEED TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES.

SOLICITATION OF PROXIES

         We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Queens stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with ChaseMellon Shareholder Services, LLC to assist us in soliciting proxies and have agreed to pay them $o plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Queens stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE

         In accordance with Delaware law, Queens' by-laws and Nasdaq National Market rules, the close of business on August [9], 2000 has been fixed by the Queens board of directors as the record date for determining the Queens stockholders entitled to receive notice of and to vote at the Queens special meeting. At that time, o shares of Queens stock were outstanding, held by o holders of record.

VOTING RIGHTS AND VOTE REQUIRED

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Queens stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present but will not be deemed to be counted as votes cast either FOR or AGAINST the merger agreement or the corporate name change. Under the applicable Nasdaq National Market rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

         Approval and adoption of the merger agreement and the corporate name change require the affirmative vote of the holders of a majority of the outstanding shares of Queens stock entitled to vote at the Queens special meeting. You are entitled to one vote for each share of Queens stock you held as of the record date. However, Queens' certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of Queens are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

         BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF QUEENS STOCK ENTITLED TO VOTE AT THE QUEENS SPECIAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD OF DIRECTORS URGES QUEENS STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         As of the record date:

     o Directors and executive officers of Queens and their affiliates beneficially owned 3,887,750 shares of Queens stock, or 18.64% of the Queens stock outstanding on that date.

     o Directors and executive officers of Haven and their affiliates did not beneficially own any shares of Queens common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Queens board of directors has unanimously approved and declared advisable the merger agreement, the transactions it contemplates and the change of Queens' name to "New York Community Bancorp, Inc." The Queens board of directors believes that the merger agreement and the transactions it contemplates are fair to Queens' stockholders and are in the best interests of Queens and its stockholders and recommends that you vote "FOR" the adoption of the merger agreement and the change of Queens' corporate name to "New York Community Bancorp, Inc."

         See "THE MERGER - Queens' Reasons for the Merger; Recommendation of Queens' Board of Directors" on pages o for a more detailed discussion of the Queens board of directors' recommendation.

                            THE HAVEN SPECIAL MEETING

         THIS SECTION CONTAINS INFORMATION FROM HAVEN FOR HAVEN STOCKHOLDERS ABOUT THE SPECIAL STOCKHOLDERS MEETING IT HAS CALLED TO CONSIDER AND APPROVE THE MERGER AGREEMENT.

         We are mailing this document to you as a Haven stockholder on or about August o, 2000. Together with this document, we are also sending you a notice of the Haven special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on September [26], 2000 at [10:00 a.m.] local time at o, New York, o.

MATTERS TO BE CONSIDERED

         The purpose of the Haven special meeting is to vote on a proposal for the approval and adoption of the merger agreement.

         You may be asked to vote upon any other matters that may properly be submitted to a vote at the Haven special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the Haven special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

PROXIES

         Each copy of this document mailed to Haven stockholders is accompanied by a form of proxy with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Haven special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the Haven special meeting. You can revoke your proxy at any time before the vote is taken at the Haven special meeting by

     o submitting written notice of revocation to the Corporate Secretary of Haven prior to the voting of such proxy,

     o    submitting a properly executed proxy of a later date, or

     o voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

                     Haven Bancorp, Inc.
                     615 Merrick Avenue
                     Westbury, NY  11590
                     Attention: Mark A. Ricca, Esq., Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

         All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval and adoption of the merger agreement. The Haven board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval and adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

         HAVEN STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, HAVEN STOCKHOLDERS WILL BE MAILED A TRANSMITTAL FORM WITHIN 3 BUSINESS DAYS AFTER THE COMPLETION OF THE

MERGER WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR STOCK CERTIFICATES OF QUEENS AND CASH IN LIEU OF FRACTIONAL SHARES, IF APPLICABLE.

SOLICITATION OF PROXIES

         We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Haven stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Morrow & Co., Inc. to assist us in soliciting proxies and have agreed to pay them $7,500 plus reasonable expenses for these services. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from Haven stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE

         In accordance with Delaware law, Haven's by-laws and the Nasdaq National Market rules, the close of business on August [9], 2000 has been fixed by the Haven board of directors as the record date for determining the Haven stockholders entitled to receive notice of and to vote at the Haven special meeting. At that time, o shares of Haven common stock were outstanding, held by approximately o holders of record.

VOTING RIGHTS AND VOTE REQUIRED

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Haven stock is necessary to constitute a quorum at the Haven special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be deemed to be counted as votes cast either FOR or AGAINST the merger agreement. Under the applicable Nasdaq National Market rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the merger without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

         As provided in Haven's certificate of incorporation, stockholders of record who beneficially own in excess of 10% of the outstanding shares of common stock of Haven are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

         Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Haven stock entitled to vote at the Haven special meeting. You are entitled to one vote for each share of Haven stock you held as of the record date.

         BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF HAVEN STOCK ENTITLED TO VOTE AT THE HAVEN SPECIAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT. ACCORDINGLY, THE HAVEN BOARD URGES HAVEN STOCKHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         As of the record date:

     o Directors and executive officers of Haven and their affiliates beneficially owned 1,694,478 shares of Haven stock, or 17.13% of the outstanding Haven stock at that date.

     o Directors and executive officers of Queens and their affiliates beneficially owned 4,000 shares of Haven stock , or less than 1% of the outstanding Haven stock at that date.

     o Queens beneficially owned no shares of Haven stock, excluding the shares subject to the Haven stock option described in "THE STOCK OPTION AGREEMENT" on page o.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Haven board of directors has unanimously approved the merger agreement and the transactions it contemplates. The Haven board of directors believes that the merger agreement and the transactions it contemplates are fair to Haven's stockholders and are in the best interests of Haven and its stockholders and unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement.

         See "Haven's Reasons for the Merger; Recommendation of the Haven Board of Directors" on pages o for a more detailed discussion of the Haven board of directors' recommendation.

                         INFORMATION ABOUT THE COMPANIES

Queens County Bancorp, Inc.
38-25 Main Street
Flushing, New York  11354
(718) 359-6400

Queens County Bancorp, Inc., a Delaware corporation and bank holding company organized in 1993, is a community-oriented financial institution headquartered in Flushing, New York, in the Borough of Queens. It is the parent holding company for Queens County Savings Bank, a savings bank chartered in New York and subject to regulation by the New York State Banking Department. The Queens County Savings Bank's deposits are insured by the Bank Insurance Fund, as administered by the Federal Deposit Insurance Corporation. Queens County Savings Bank, which operates ten traditional branch offices and three customer service centers in Queens, and an eleventh branch office in Nassau, is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations, in the origination of mortgage loans on multi-family properties. In addition, through Queens County Savings Bank, Queens also originates one-to-four family home and commercial real estate loans, construction loans, home equity loans and other consumer loans. Queens County Savings Bank also invests in U.S. Treasury and Government agency securities and other investment securities. Queens County Savings Bank's deposit gathering base is concentrated in the communities surrounding its offices, while its primary lending area extends throughout the greater metropolitan New York area. Greater metropolitan New York has been, and continues to be, an area of significant competition among financial institutions.

At June 30, 2000, Queens had total assets of $2.05 billion, deposits of $1.04 billion and stockholders' equity of $134.7 million. At August o, 2000, Queens had a market capitalization of o million.

Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590
(516) 683-4100

Haven Bancorp, Inc. was incorporated under Delaware law on March 25, 1993 as the holding company for CFS Bank, formerly known as Columbia Federal Savings Bank, in connection with the conversion of CFS Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. Haven is a savings and loan holding company and is subject to regulation by its primary regulator, the Office of Thrift Supervision (referred to as the "OTS") and its deposit insurer, the Federal Deposit Insurance Corporation. Haven is headquartered in Westbury, New York and its principal business currently consists of the operation of its wholly owned subsidiary, CFS. At June 30, 2000, Haven had total assets of $2.93 billion, deposits of $2.15 billion and stockholders' equity of $108.6 million.

At August o, 2000, Haven had a market capitalization of $ o.

CFS Bank became a federally chartered mutual savings bank in 1983. CFS Bank is a member of the Federal Home Loan Bank System, and its deposit accounts are insured by the Federal Deposit Insurance Corporation.

CFS Bank's principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family, owner-occupied residential mortgage loans. Since 1994, CFS Bank has gradually increased its activity in multi-family and commercial real estate lending. In addition, CFS Bank will invest in debt, equity and mortgage-backed securities and other marketable securities to supplement its lending portfolio. Effective January 1, 1999, CFS Bank indefinitely discontinued offering certain consumer loans, including home equity loans and home equity lines of credit. At June 30, 2000, CFS Bank operated 62 supermarket branches, with total deposits of $908.3 million, and 8 traditional branches, with total deposits of $1.24 billion.

On May 1, 1998, CFS Bank completed the purchase of a loan production franchise of Intercounty Mortgage, Inc. The business operated as a division of CFS Bank under the name CFS Mortgage, originating and purchasing residential loans for CFS Bank's portfolio and for sale in the secondary market, primarily through six loan origination offices located in New York, New Jersey and Pennsylvania. Loan sales in the secondary market were primarily on a servicing-released basis, for which CFS earns servicing-released premiums. During the first quarter of 2000, CFS Bank sold part of IMI and reorganized the remainder. As a result of this sale and reorganization, CFS Bank incurred a $6.8 million restructuring charge. CFS Bank now offers customers residential mortgage products through a private label originator.

CFS Insurance Agency, Inc., a wholly owned subsidiary of CFS Bank, provides automobile, homeowners and casualty insurance to individuals, and various lines of commercial insurance to individuals. CFS Bank also operates CFS Investments, Inc., a wholly-owned subsidiary providing securities brokerage services and insurance.

                                   THE MERGER

         The following discussion contains material information pertaining to the merger. This discussion does not purport to be complete and is subject and qualified in its entirety by reference to the merger agreement, stock option agreement and financial advisor opinions attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

GENERAL

         This section provides material information about the merger of Queens and Haven and the circumstances surrounding the merger. The next sections of this document, entitled "The Merger Agreement" on pages o through o and "The Stock Option Agreement" on pages o through o, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

         At the Queens special meeting, Queens stockholders will be asked to consider and to vote upon a proposal to approve and adopt the merger agreement and a proposal to approve the change of Queens' name. At the Haven special meeting, Haven stockholders will be asked to consider and to vote upon a proposal to approve and adopt the merger agreement. Adoption of the merger agreement will constitute adoption of the transactions it contemplates, including, among others, the merger of Haven with and into Queens.

         We are furnishing this document to Queens stockholders and Haven stockholders in connection with the solicitation of proxies by the boards of directors of Queens and Haven for use at their respective special meetings of stockholders and any adjournments or postponements of such meetings.

STRUCTURE

         The merger agreement provides for the merger of Haven with and into Queens. Queens will be the surviving corporation and, if it has not already done so, will change its name to "New York Community Bancorp, Inc." CFS Bank will continue to exist upon completion of the merger and will operate as a subsidiary of Queens. Queens may alter the method of effecting the combination with Haven, provided that such change does not alter the consideration to be issued to Haven stockholders, alter the tax treatment of the transaction, materially impede or delay consummation of the merger or adversely affect the obligations of Queens under the merger agreement.

         Upon completion of the merger, Haven stockholders will receive 1.04 shares of Queens common stock for each share of Haven common stock that they hold. This exchange ratio is subject to upward adjustment only as described under "THE MERGER AGREEMENT--Amendment, Termination or Waiver of the Merger Agreement" on page o. Haven stockholders will receive cash in lieu of any fractional shares of Queens common stock that would have otherwise been issued at the completion of the merger.

         If the number of shares of common stock of Queens changes before the merger is completed through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio.

         As a result of the merger, Queens stockholders immediately prior to the merger will own approximately 68%, and Haven stockholders immediately prior to the merger will own approximately 32%, of the outstanding Queens stock. These percentages are based on the number of fully-diluted shares of Queens stock and Haven stock calculated as of o, 2000, after taking into account the exchange ratio.

         Queens will account for the merger as a purchase for financial reporting purposes. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, for federal income tax purposes.

BACKGROUND TO THE MERGER

         The board of directors of Haven has focused on enhancing stockholder value over time since CFS Bank's conversion to a stock savings bank in March, 1993 and the formation of Haven as the publicly-owned holding company for CFS Bank. After the conversion, the principal alternatives considered by Haven have been (i) pursuing a course of increasing stockholder value by remaining a community bank and growing internally through the opening of new branches, (ii) pursuing the acquisition of smaller institutions or entities related to financial services, (iii) pursuing a merger of equals with one or more institutions in CFS Bank's market area and (iv) an acquisition of Haven by another financial institution.

         In September 1999, the board of directors of Haven retained Lehman Brothers Inc. (hereinafter referred to as Lehman Brothers) to render financial advisory services to Haven, including reviewing options regarding Haven's residential mortgage origination division. On September 22, 1999 and October 20, 1999, the Haven board of directors met with Lehman Brothers to discuss Lehman Brothers' analysis and the possibility of a business combination with, or sale of assets to, another financial institution. In November 1999, Lehman Brothers discussed with Queens the possibility of a business combination with Haven, and Queens gave Haven a preliminary indication of interest subject to a number of conditions. On November 22, 1999, the Haven board of directors met with Lehman Brothers and Thacher Proffitt & Wood, its outside counsel (hereinafter referred to as Thacher Proffitt), to discuss Queens' preliminary indication of interest, as compared to Haven's value continuing as an independent institution. The Haven board of directors determined that Haven should continue to pursue its long-term business plan, while continuing to evaluate other strategic options.

         During the period from June, 1999 through April, 2000, Haven was engaged in a dispute with PL Capital Group, a holder of approximately [6%] of Haven's common stock, concerning the appointment of Richard Lashley and Garrett Goodbody to the Haven board of directors and PL Capital Group's proxy solicitation in opposition of Haven's nominees for election to its board of directors. On April 7, 2000, Haven entered into an agreement with PL Capital Group which provides, among other things, for the appointment of Messrs. Lashley and Goodbody to the Haven board of directors and for the termination of the PL Capital Group solicitation.

         On March 22, 2000, the board of directors of Haven met with Lehman Brothers and Thacher Proffitt, to consider, among other items, strategic alternatives ranging from pursuing a course of continuing as an independent financial institution, a possible merger of equals with a similarly sized institution and a possible sale of Haven to another financial institution. At the March 22, 2000 meeting, the Haven board of directors authorized Lehman Brothers to review the strategic alternatives available to Haven, to identify potential merger partners and acquirors of Haven and to prepare and distribute information packages to those parties that expressed interest in reviewing the Haven acquisition opportunity in order to obtain expressions of interest as to a potential transaction with Haven. In addition, the Haven board of directors formed the Special Committee to Explore Strategic Alternatives (referred to as the special committee) comprised solely of outside directors to work with Lehman Brothers in these efforts.

         The special committee of the Haven board of directors met twice with Lehman Brothers after the March 22, 2000 meeting to discuss various strategic alternatives and beginning in April 2000, Lehman Brothers contacted a total of 20 financial institutions that were identified by Lehman Brothers as attractive partners for a possible business combination with Haven. Of these 20, 11 entered into confidentiality agreements with Haven and were furnished with confidential information packages. Senior management of Haven met with six of these 11 institutions to discuss the information provided. On May 8, 2000, Haven received written preliminary indications of interest from four institutions, which preliminary indications of interest were discussed at meetings of the special committee on May 9 and May 16, 2000 and at a meeting of the Haven board of directors on May 17, 2000, at which Lehman Brothers and Thacher Proffitt were present. The preliminary indication of interest from each institution was for an acquisition transaction in which the stockholders of Haven would receive either common stock, cash or a combination of common stock and cash. In each case, the preliminary indication of interest was subject to, among other things, the completion of a detailed due diligence review of Haven.

         During May and June 2000, Lehman Brothers, together with senior management of Haven, met with the four parties who had submitted the preliminary indications of interest to address specific questions raised by the parties regarding the information package previously provided to them and to permit the institutions to perform a detailed due diligence review of Haven. This process resulted, on June 16, 2000, in Haven receiving an indication of interest from Queens for a 100% common stock transaction.

         Based on its evaluation of Queens' proposal, on June 21, 2000, the special committee requested Lehman Brothers to contact Queens and determine if Queens would increase its proposed exchange ratio, add certain provisions and modify or eliminate certain conditions to its proposal. On June 22, 2000, the Haven board of directors met with Lehman Brothers and Thacher Proffitt to discuss Queens' proposal and the recommendation of the special committee. Joseph
R. Ficalora, Chairman, President and Chief Executive Officer of Queens, and Salomon Smith Barney, Queens' financial advisors, also made a presentation to the Haven board of directors on June 22, 2000 describing the benefits of a business combination between Haven and Queens. On June 23, 2000, Lehman Brothers advised the special committee of the Haven board of directors that Queens was amenable to a number of changes requested by Haven. Queens presented a formal proposal in which, among other things, the stockholders of Haven would receive
1.04 shares of Queens common stock for each share of Haven common stock. This exchange ratio would result in stockholders of Haven owning approximately 32% of Queens on a pro forma combined basis. Based on Queens' revised proposal, the special committee authorized senior management of Haven to proceed with the negotiation of a definitive merger agreement with Queens.

         At a meeting of the Haven board of directors held on June 27, 2000, Lehman Brothers presented its written opinion to the Haven board of directors that the exchange ratio was fair, from a financial point of view, to Haven stockholders. During this meeting, Thacher Proffitt also reviewed the terms and conditions contained in the merger agreement, including, among other things, pricing, termination, representations and warranties, negative covenants, closing conditions and treatment of Haven's employee benefit plans and arrangements. Based on, among other things, the various factors discussed below under "Haven's Reasons for the Merger; Recommendation of Haven's Board of Directors," the Haven board of directors unanimously approved the merger, the merger agreement, the stock option agreement and the related transactions.

         From time to time, Queens has considered various acquisitions in furtherance of its strategy and its board of directors has discussed such acquisitions. The Queens board of directors discussed the Haven merger in several informal meetings and discussions before considering the merger at a meeting of the Queens board of directors held on June 27, 2000. At this meeting the Queens board of directors reviewed the terms and conditions contained in the draft merger agreement, including, among other things, pricing, termination, standard representations and warranties, negative covenants, customary closing conditions and treatment of Haven's employee benefit plans and arrangements.

HAVEN'S REASONS FOR THE MERGER; RECOMMENDATION OF HAVEN'S BOARD OF DIRECTORS

         The board of directors of Haven believes that the merger is in the best interests of Haven and its stockholders. The Haven board of directors therefore has unanimously approved the merger agreement and unanimously recommends that the Haven stockholders vote "FOR" the approval and adoption of the merger agreement.

         In reaching its decision to approve and recommend the merger agreement, the board of directors of Haven consulted with the management of Haven, as well as its financial and legal advisors, and considered a number of factors, both from a short-term and longer-term perspective, including the following material factors:

     o The Haven board of directors' belief that the merger will enable all holders of Haven common stock to realize significant value when compared to the market value per share of Haven common stock prior to Haven's announcement on March 24, 2000 that it was exploring strategic alternatives and prior to the announcement of the merger on June 27, 2000. The market value per share of Haven common stock, as represented by the closing sale price, as reported on Nasdaq, was $14.06 on March 23, 2000, and was $17.62 on June 26, 2000. See "--Background of the Merger" on page o, "-- Opinion of Financial Advisors - Haven" on page
          o and "--Interests of Management and Directors in the Merger" on page o.

     o The Haven board of directors' familiarity with and review of Haven's business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of Haven;

     o The current and prospective environment in which Haven operates, including national and local economic conditions, the competitive environment for thrifts and other financial institutions generally, the increased competition resulting from recent legislation allowing non-banks to conduct banking activities, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on Haven's potential growth, development, productivity, and profitability;

     o Pro forma financial information on the merger, including, among other things, the pro forma book value and earnings per share;

     o The financial information reviewed by management and Lehman Brothers with the Haven board of directors regarding Queens and the performance of Queens' common stock on both a historical and prospective basis and the strategic fit between the parties, including:

               o the combination of Haven's deposit gathering ability through its supermarket and traditional branch franchise with Queens' multi-family loan origination ability,

               o the enhanced opportunities for operating efficiencies that could result from the merger, and

               o the respective contributions that each of the parties would bring to a combined institution with respect to market capitalization, financial condition, and results of operations.

     o The Haven board of directors' review of the historical and prospective market prices of Haven common stock compared to the merger consideration, and the expectation of the Haven board of directors that the merger will provide Haven stockholders with the opportunity to receive a premium over the historical trading prices for their shares, and that the consideration received by Haven stockholders in the merger would constitute a favorable premium compared to expected future values of Haven common stock under a variety of circumstances and assumptions;

     o The fact that the receipt of Queens common stock by the Haven stockholders in the merger would be on a tax-free basis for federal income tax purposes (except with respect to cash received in lieu of fractional shares);

     o Haven's alternatives to the merger, including the range of possible values of those alternatives and the timing and likelihood of actually receiving those values;

     o The results of the extensive process followed by Lehman Brothers to obtain acquisition proposals and preliminary bids;

     o The Haven board of directors' belief that Queens has a strong financial and capital position and that the Queens common stock to be received by Haven stockholders (including its dividend) presents a high long-term intrinsic value, substantial capacity for future growth and considerable potential for long-term strategic value to such stockholders;

     o The presentations of Lehman Brothers to the Haven board of directors and the special committee on May 16 and 17 and June 21, 22, 23 and 27, 2000 and Lehman Brothers' opinion that, as of June 27, 2000, the consideration to be received by the stockholders of Haven was fair to Haven's stockholders from a financial point of view;

     o The review by the Haven board of directors with its legal and financial advisors of the provisions of the merger agreement, the stock option agreement, and other related documents, including the exchange ratio, the ability of Haven to terminate the merger agreement under certain circumstances if the value of Queens common stock declines, subject to the right of Queens to increase the exchange ratio, Queens' agreeing to appoint (a) three members of the Haven board of directors to the Queens board of directors, (b) two members of the Haven board of directors to the Queens County Savings Bank board of directors and (c) three members of the Haven board of directors to the CFS Bank board of directors and to create an advisory board for the remaining Haven board of directors members to advise Queens with respect to deposit and lending activities in Haven's former market area and to maintain and develop customer relationships (see "THE MERGER--Interests of Directors and Management in the Merger" on page
          o).

         This discussion of the information and factors considered by the Haven board of directors is not intended to be exhaustive, but includes all material factors considered by the Haven board of directors. The Haven board of directors conducted a discussion of the factors described above, including asking questions of Haven's management and Haven's legal and financial advisors, and reached general consensus that the merger was in the best interests of Haven and Haven stockholders. In reaching its determination to adopt and recommend the merger, the Haven board of directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. The Haven board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. It should be noted that this explanation of the Haven board's reasoning is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page o.

         THE HAVEN BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF HAVEN AND ITS STOCKHOLDERS. ACCORDINGLY, THE HAVEN BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HAVEN STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISORS -- HAVEN

         Haven Bancorp Inc. has retained Lehman Brothers to act as its financial advisor in connection with the merger. Lehman Brothers is an internationally recognized investment banking firm. Lehman Brothers, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Haven retained Lehman Brothers based upon Lehman Brothers' experience, expertise, reputation and its familiarity with Haven and the industry in general and because its investment banking professionals have substantial experience in transactions similar to the merger of Haven and Queens County. As compensation for its services, Haven has agreed to pay Lehman Brothers (i) a retainer fee of $100,000, (ii) a fee of $300,000 upon rendering of a fairness opinion by Lehman Brothers to the board of directors of Haven, which became payable on June 27, 2000, (iii) a $50,000 fee upon public announcement of the proposed merger, and
(iv) a transaction fee equal to 1% of the merger consideration, contingent upon and payable upon the completion of the merger. Based upon the closing sale price of Queens common stock on August o, 2000, the transaction fee would be $o. The $300,000 fee payable to Lehman Brothers for rendering a fairness opinion will be credited against the transaction fee. In addition, Haven has agreed to reimburse Lehman Brothers for its out-of-pocket expenses and indemnify Lehman Brothers and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services. In the past, Lehman Brothers has also been engaged by Queens to render certain financial advisory services. In the ordinary course of their business, Lehman Brothers and its affiliates actively trade the debt and equity securities of Haven and Queens for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

         As part of its role as financial advisor, Lehman Brothers rendered its written opinion to the Haven board of directors on June 27, 2000 that, as of the date of such opinion, and subject to the factors and assumptions set forth in such opinion, the exchange ratio to be offered to Haven stockholders by Queens in the merger is fair, from a financial point of view, to the Haven stockholders. Lehman Brothers subsequently confirmed its June 27, 2000 opinion by delivery to the Haven board of directors of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. THE FULL TEXT OF THE LEHMAN BROTHERS' OPINION (REFERRED TO AS THE "LEHMAN BROTHERS OPINION") IS ATTACHED HERETO AS APPENDIX D. HAVEN'S STOCKHOLDERS SHOULD READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS OF THE LEHMAN BROTHERS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION ATTACHED HERETO.

         No limitations were imposed by Haven on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Lehman Brothers opinion. In arriving at the Lehman Brothers opinion, Lehman Brothers did not ascribe a specific range of value to Haven or Queens, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered by Queens to the Haven stockholders in the merger on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion is for the use and benefit of the Haven board of directors and was rendered to the Haven board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of Haven as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Haven's underlying business decision to proceed with or effect the merger.

         In arriving at the Lehman Brothers opinion, Lehman Brothers reviewed and analyzed:

     o    the merger agreement and the specific terms of the merger,

     o publicly available information concerning Haven and Queens that Lehman Brothers believed to be relevant to its analyses,

     o financial and operating information with respect to the business, operations and prospects of Haven and Queens furnished to it by Haven and Queens,

     o a trading history of Queens common stock and Haven common stock from June 26, 1995 to the date of the Lehman Brothers opinion, and a comparison of such trading histories with those other companies that it deemed relevant,

     o a comparison of the historical financial results and present financial condition of Haven and Queens with those of other companies that Lehman Brothers deemed relevant,

     o a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and

     o    the potential pro forma impact of the merger on Queens.

         In addition, Lehman Brothers had discussions with the management of Queens and Haven concerning their respective businesses, operations, assets, financial conditions and prospects, and their estimates of cost savings, operating synergies and other strategic benefits expected to result from a combination of the businesses of Haven and Queens, and undertook such other studies, analyses and investigations as it deemed appropriate.

         In arriving at the Lehman Brothers opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Haven and Queens that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Haven and Queens, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Haven and of Queens as to the future financial performance of Haven, Queens and the combined entity, and that Haven and Queens would perform, and that the combined entity will perform substantially in accordance with such projections. In arriving at the Lehman Brothers opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Haven and Queens and did not make or obtain any evaluations or appraisals of the assets or liabilities of Haven and Queens. In addition, Lehman Brothers notes that it is not an expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses and assumed that the allowances for loan and real estate owned losses provided to it by Haven and Queens and used by it in its analysis and in arriving at the Lehman Brothers opinion were, in the aggregate, adequate to cover all such losses. The Lehman Brothers opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.

         In connection with the preparation and delivery of the initial Lehman Brothers opinion to the Haven board of directors, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Lehman Brothers opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Haven and Queens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Purchase Price Analysis. Based upon the exchange ratio of one to 1.04, the closing price of Queens common stock on June 26, 2000 of $18.50 represented a value to be received by holders of Haven common stock of $19.24 per share. Based upon this implied transaction value per share, Lehman Brothers calculated the purchase price-to-market, purchase price-to-book, purchase price-to-tangible book, purchase price to earnings multiples and the implied core deposit premium paid in the merger. The implied transaction value per share yielded a premium to market price of 9.2% over the Haven closing price on June 26, 2000. In addition, Lehman also calculated that the premium of the implied transaction value to the Haven closing market price at March 23, 2000, the day before Haven publicly announced that they had hired Lehman Brothers to assist in exploring strategic alternatives, was 36.8%. This analysis also yielded a purchase price-to-book value multiple of 1.69x, a purchase price-to-tangible book value multiple of 1.72x, a purchase price-to-latest twelve months earnings per share multiple of 17.5x (based on Haven's earnings for the twelve month period ended March 31, 2000), a purchase price-to-latest twelve months core operating earnings (adjusted for a $7.1 million restructuring charge in the first quarter of 2000) of 12.0x, a purchase price-to-estimated 2000 earnings per share multiple of 8.6x, a purchase price to estimated 2001 earnings per share multiple of 7.7x (based on estimates of Haven's 2000 and 2001 earnings published by the Institutional Brokers Estimate System, referred to as I/B/E/S, as of June 27,
2000) and a 4.0% core deposit premium. I/B/E/S is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

         Historical Stock Price Analysis. Lehman Brothers reviewed the historical performance of Haven common stock for the one, two and five year periods ended June 23, 2000. Lehman also compared the performance of Haven common stock to the performance of Queens common stock and the performance of the S&P 500 Index and Lehman Brothers Thrift Index. The results of these comparisons are set forth in the following table:

Stock Price Performance
-----------------------
                                  1 Year          2 Year           5 Year
                                  ------          ------           ------

Haven                             25.5%           (34.5%)           93.3%
Queens                           (43.7%)          (35.2%)          155.3%
S&P 500                            8.1%            28.8%           162.2%
Lehman Brothers Thrift Index     (16.2%)          (29.8%)           70.2%


Total Return(1)
---------------
Haven                             27.9%           (25.2%)          110.6%
Queens                           (41.4%)          (31.3%)          189.5%

(1)  Includes reinvestment of dividends


         Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of Haven and Queens with the following selected depository institutions deemed relevant by Lehman Brothers: Astoria Financial Corporation, Dime Community Bancshares, Inc., GreenPoint Financial Corp., Independence Community Bancorp, Richmond County Financial Corp., Roslyn Bancorp and Staten Island Bancorp. For purposes of such analysis, the financial information used by Lehman Brothers was as of and for the quarter ended March 31, 2000. Stock market information was based on closing market prices as of June 26, 2000. Earnings estimates for each company were based on earnings published by First Call. The results of the analysis are set forth in the following table:

                                     Haven          Queens    Peer Group Median

Return on Average Assets              0.62% (1)      1.58%          1.06%
Return on Average Equity              18.0 (1)       23.5           11.0
Net Interest Margin                   2.74           3.58           3.31
Efficiency Ratio                      72.2           32.1           43.5
Tangible Common Equity/Assets         3.42           6.77           7.94
Borrowings/Assets                     22.9           37.5           31.7
Loans/Deposits                        84.7          160.5           103.3
NPAs/Assets                           0.25           0.16           0.20
Allowance for Loan Losses/           237.0          220.5           289.2
Non-performing Loans
Stock Price/2000 EPS                 7.83x          10.5x           9.50x
Stock Price/2001 EPS                  6.91           9.54           8.57
Stock Price/2000 Cash EPS             7.37           7.91           8.91
Stock Price/Book Value                1.55           2.49           1.15
Stock Price/Tangible Book Value       1.58           2.49           1.61
Dividend Yield                        1.70           5.41           3.75

(1)  Excludes restructuring charge of $7.1 million.


Because of the inherent differences in the businesses, operations, financial conditions and prospects of Queens and Haven and the companies included in the comparable company analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its analysis and, accordingly, also made qualitative judgments concerning differences between Haven and Queens and the companies included in the comparable company analysis which would affect the trading values of Haven and Queens and the respective comparable companies.

         Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain financial terms and characteristics, including historical purchase price-to earnings ratios, the purchase price-to-book ratio, the purchase price-to-tangible book ratio, premium-to-market price and the core deposit premium paid at the time of transaction announcement, of 12 savings institution merger or acquisition transactions (referred to as the "comparable thrift transaction group") with values greater than $50 million announced since June 1, 1999, which Lehman Brothers deemed to be comparable to the present transaction. The comparable thrift transaction group considered by Lehman Brothers in its analysis consisted of the following (identified by acquiror / acquiree): Troy Financial Corp. / Catskill Financial Corp., Harris Financial/ York Financial Corp., Niagara Bancorp Inc./ Iroquois Bancorp, Richmond County Financial/ South Jersey Financial, Niagara Bancorp Inc./ CNY Financial Corp., First Bancorp/ First Savings Bancorp, Webster Financial Corp./ MECH Financial Inc., North Fork Bancorp/ Reliance Bancorp, Staten Island Bancorp/ First State Bancorp, North Fork Bancorp./ JSB Financial Inc., Hudson United Bancorp/ Southern Jersey Bancorp. The results of this analysis are set forth in the following table:


                                                              Transaction          Comparable            Comparable
                                                               Multiple           Group Average         Group Median
Deal Price/Book Value                                            1.69x                1.61x                1.56x
Deal Price/Tangible Book Value                                   1.72                 1.75                 1.59
Deal Price/Trailing 12 Months Earnings Per Share                 12.0                 16.0                 16.9
                                                             (1)/17.5

Deal Price/Forward Earnings Per Share                             8.6                 15.9                 16.3
Price to Market                                             1.09/1.37(3)              1.44(2)              1.26(2)
Core deposit Premium                                              4.0%                12.9%                11.3%

(1)  Excludes $7.1 million restructuring charge.
(2)  30 days prior to announcement.
(3)  Reflects closing price on 3/23/00, preceding announcement of sale process.

         Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences in the businesses, operations, financial conditions and prospects of Haven, Queens and the comparable thrift transaction group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Haven and such acquired companies.

         Discounted Cash Flow Analysis. Lehman Brothers discounted four years of estimated cash flows of Haven (based upon estimates published by I/B/E/S), assuming a dividend rate sufficient to maintain a tangible capital ratio (defined as tangible common equity divided by tangible assets) of 5.50% and using a range of discount rates of 17.5% to 18.5%. These rates were chosen to reflect the different assumptions regarding required rates of return of holders or prospective holders of Haven common stock. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 8 times to 10 times estimated year end 2004 net income assuming I/B/E/S estimates and a growth rate of 10% for post 2001 earnings. This analysis yielded a range of stand alone values for Haven Common Stock of approximately $17 to $22 per share as compared to a per-share transaction value of $19.24 based on the closing price of Queens common stock on June 26, 2000.

         Pro Forma merger Analysis. Lehman Brothers analyzed the impact of the merger on Queens County's and Haven's estimated earnings per share and cash earnings per share based on published I/B/E/S estimates for 2001 earnings of Queens and Haven. In connection with this analysis, management of Queens provided Lehman Brothers with cost savings estimates and other earnings adjustments from the merger, which were incorporated in the Lehman Brothers' analysis. Based on such I/B/E/S estimates and management estimates of cost savings and other earnings adjustments, as illustrated in the following table, the analysis indicated that the merger would be accretive to projected 2001 earnings per share and 2001 cash earnings per share for both companies' stockholders and would increase the dividend per share paid to Haven stockholders.

Projected Year Ended December 31, 2001
--------------------------------------
                                      Queens                      Haven
                            ------------------------    ------------------------
                            Stand Alone    Pro Forma    Stand Alone    Pro Forma
                            -----------    ---------    -----------    ---------
Earnings Per Share             $1.95         $2.47         $2.51         $2.57
Cash Earnings Per Share         2.64          2.74          2.53          2.85
Dividend Per Share              1.00            NA          0.34          1.16

         Contribution Analysis. Lehman Brothers analyzed the respective contributions of Queens and Haven to the combined company's pro forma balance sheet as of March 31, 2000 and pro forma historic net income and cash net income for 1998, 1999 and the quarter ended March 31, 2000. In addition, Lehman Brothers analyzed the respective contributions of Queens and Haven to the combined company's pro forma net income based on I/B/E/S estimates of projected 2001 net income and 2001 cash net income. This analysis indicated the implied contribution to the combined entity were as follows:

($ in millions)

                                     Haven            Queens
Total Assets                           60%               40%
Total Loans                            52                48
Total Deposits                         67                33
Total Equity                           43                57
1998 Net Income                        23                77
1998 Cash Net Income                   17                83
1999 Net Income                        29                71
1999 Cash Net Income                   23                77
March 31, 2000 Net Income              38(1)             62
March 31, 2000 Cash Net Income         33(1)             67
2001 Estimated Net Income              39                61
2001 Estimated Cash Net Income         32                68

Ownership Based on Exchange Ratio              32                         68
(1)  Excludes $7.1 million restructuring charge.

         As of the date of this document, Lehman Brothers is of the opinion that, from a financial point of view, the exchange ratio to be offered by Queens to the stockholders of Haven in the merger is fair to Haven Stockholders.

QUEENS' REASONS FOR THE MERGER; RECOMMENDATION OF QUEENS' BOARD OF DIRECTORS

         The Queens board of directors believes that the merger presents an excellent opportunity to combine and expand two complementary sets of banking operations. The board consulted with financial and other advisors and determined that the merger was consistent with the strategic plans of Queens and was in the best interests of Queens and its stockholders. In reaching its conclusion to approve and adopt the merger agreement, the stock option agreement and the transactions contemplated by those documents, the board considered a number of factors, including the following:

     o The merger consideration to be issued to Haven stockholders in relation to the market value, book value and earnings per share of Haven common stock;

     o The Queens board's review, based in part on presentations by Salomon Smith Barney, its financial advisor, and management, of the business, operations and financial condition of Haven and CFS Bank, the prospects of the combined institution, and the increased market presence, economies of scale and cost savings opportunities for additional growth made possible by the merger;

     o The Queens board's recognition of the complementary nature of the markets served and products offered by Queens and Haven and the expectation that the merger would provide it with opportunities for additional growth, including expansion of high quality multi-family loan production and potential increases to fee income;

     o The Queens board's recognition of the potential growth opportunities attendant upon the combination of Haven's strength as a deposit generator with Queens' strength as a high quality asset generator;

     o The impact that the merger is anticipated to have on Queens' consolidated results of operations, including anticipated cost savings (estimated to be $14.2 million pre-tax ($8.5 million after-tax) representing approximately 20% of Haven's normalized estimated 2000 operating expenses) resulting from consolidation in certain areas, and including the effect of a 20% repurchase of stock to be issued in the transaction, such that management of Queens estimated that the transaction would be approximately 26% accretive to earnings per share in 2001, and approximately 3.7% accretive to cash earnings per share (calculated as reported earnings plus non-cash charges for amortization of goodwill, amortization relating to certain employee stock plans and the elimination of certain ongoing purchase accounting adjustments arising from asset and liability marks-to-market) in 2001, with estimated pro forma earnings per share of $2.47 and estimated pro forma cash earnings per share of $2.74 for 2001;

     o The opinion of Salomon Smith Barney that the Haven exchange ratio is fair, from a financial point of view, to Queens;

     o The expected impact of the merger on depositors, customers and communities served by Queens and Haven;

     o The expectation that the merger will be a tax-free transaction to Queens and its stockholders and that the merger will be accounted for under the purchase method of accounting. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" on page o and "ACCOUNTING TREATMENT" on page o; and

     o The terms of the merger agreement, the stock option agreement, and the other documents executed in connection with the merger.

         The Queens board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding price-to-earnings multiples, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the board concluded that the potential positive factors outweighed the potential risks of consummating the merger.

         The foregoing discussion of the information and factors considered by the Queens board of directors is not exhaustive, but includes all material factors considered by the Queens board of directors. In view of the wide variety of factors considered by the Queens board of directors in connection with its evaluation of the merger and the complexity of such matters, the Queens board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Queens board of directors conducted a discussion of the factors described above, including asking questions of Queens' management and Queens' legal and financial advisors, and reached general consensus that the merger was in the best interests of Queens and Queens stockholders. In considering the factors described above, individual members of the Queens board of directors may have given different weight to different factors. The Queens board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See "THE MERGER -- Opinion of Financial Advisors -- Queens" on page o. It should be noted that this explanation of the Queens board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page o.

         THE QUEENS BOARD OF DIRECTORS, AT A MEETING DULY CALLED AND HELD ON JUNE 27, 2000, HAS, BY A UNANIMOUS VOTE OF THE ENTIRE BOARD, ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE CORPORATE NAME CHANGE, AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF QUEENS AND THE QUEENS STOCKHOLDERS. ACCORDINGLY, THE QUEENS BOARD OF DIRECTORS RECOMMENDS THAT QUEENS STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE QUEENS CERTIFICATE OF INCORPORATION THAT EFFECTS THE CORPORATE NAME CHANGE.

OPINION OF FINANCIAL ADVISORS -- QUEENS

         Queens retained Salomon Smith Barney to act as its financial advisor in connection with the merger. Queens selected Salomon Smith Barney based on its experience, expertise and familiarity with Queens and its business. Salomon Smith Barney is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         Pursuant to Salomon Smith Barney's engagement letter with Queens dated November 10, 1999, Salomon Smith Barney rendered an opinion to the Queens board of directors on June 27, 2000 to the effect that, based upon and subject to the considerations set forth in its opinion, Salomon Smith Barney's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to Queens.

         The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix C to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

         Salomon Smith Barney has consented to the inclusion of the Salomon Smith Barney opinion as Appendix C and has reviewed and consented to the inclusion of this disclosure related to the Salomon Smith Barney opinion. In giving this consent, Salomon Smith Barney does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act, nor does Salomon Smith Barney admit that it is an expert with respect to any part of the registration statement of which this document is a part within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC under the Securities Act.

         In arriving at its opinion, Salomon Smith Barney:

     o    reviewed a draft of the merger agreement;

     o held discussions with certain senior officers, directors, representatives and advisors of Queens and certain senior officers, representatives and advisors of Haven concerning the businesses, operations and prospects of Queens and Haven;

     o examined publicly available business and financial information relating to Queens and Haven, including information relating to certain strategic implications and operational benefits anticipated to result from the merger;

     o reviewed the financial terms of the merger as set forth in the draft merger agreement in relation to current and historical market prices and trading volumes of the common stock of each of Queens and Haven, historical and other operating data of Queens and Haven, publicly available forecasts as to the future earnings of Queens and Haven, and the historical and forecasted capitalization and financial condition of Queens and Haven;

     o considered, to the extent publicly available, the financial terms of certain other similar transactions that Salomon Smith Barney considered relevant in evaluating the exchange ratio;

     o analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Queens and Haven;

     o    evaluated the pro forma financial impact of the merger on Queens; and

     o conducted other analyses and examinations and considered other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

         In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to, or otherwise reviewed by or discussed with, Salomon Smith Barney and further relied on the assurances of the management of Queens and Haven that they were not aware of any facts that would make any of that information inaccurate or misleading. With respect to financial forecasts regarding Queens and Haven, except with respect to cost savings and operating synergies related to the merger, Salomon Smith Barney relied upon publicly available third-party equity research forecasts, and it expressed no view with respect to such forecasts or the assumptions on which they were based. With respect to forecasts of cost savings and operating synergies forecasted by the management of Queens to result from the merger, Salomon Smith Barney was advised by the management of Queens that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Queens as to the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of the Queens board of directors, that the merger would be treated as a tax-free reorganization for federal income tax purposes and that it would qualify, and would be accounted for, as a purchase in accordance with generally accepted accounting principles. At the request of Queens, Salomon Smith Barney participated in an evaluation of selected individual credit files of Haven, and assumed, with the consent of the Queens board of directors, that the aggregate allowances for such losses for each of Queens and Haven are in the aggregate adequate to cover such losses. Salomon Smith Barney is not an expert in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to those portfolios, and Salomon Smith Barney has not made an independent evaluation of the adequacy of such allowances of Queens or Haven. At the request of the Queens board of directors, Salomon Smith Barney prepared an estimate of the potential sale value of certain of Haven's loans and securities; however, Salomon Smith Barney did not seek any buyers for such loans or securities and, therefore, no assurances were given by Salomon Smith Barney as to the terms on which such loans or securities could actually be sold. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of any of the other assets or liabilities, contingent or otherwise, of Queens or Haven, nor has Salomon Smith Barney made any physical inspection of the properties or assets of Queens or Haven. Representatives of Queens advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the merger would be consummated in a timely fashion and in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

         Salomon Smith Barney's opinion relates to the relative values of Queens and Haven. Salomon Smith Barney did not express any opinion as to what the value of Queens common stock actually will be when issued in the merger or the price at which Queens common stock will trade subsequent to the announcement or consummation of the merger. Salomon Smith Barney was not asked to consider, and Salomon Smith Barney's opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Queens or the effect of any other transaction in which Queens might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market, and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

         SALOMON SMITH BARNEY'S ADVISORY SERVICES AND ITS OPINION WERE PROVIDED FOR THE INFORMATION OF THE QUEENS BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, AND SALOMON SMITH BARNEY'S OPINION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE PROPOSED MERGER.

         In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Queens board of directors on June 27, 2000 with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness to Queens from a financial point of view of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent that it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to June 26, 2000 and is not necessarily indicative of current or future market conditions.

         Calculation of Implied Value of Exchange Ratio. Salomon Smith Barney noted that the exchange ratio of 1.04 shares of Queens common stock for each share of Haven common stock had an implied value of $19.24 per share of Haven common stock based upon the closing price of Queens common stock on June 26, 2000 (the trading day prior to the presentation by Salomon Smith Barney to the board of directors of Queens), with the aggregate implied value of the consideration being approximately $200 million.

         Transaction Pricing Multiples. Based upon the exchange ratio of 1.04 and the closing price of Queens common stock on June 26, 2000 of $18.50, Salomon Smith Barney analyzed the implied per share transaction value of $19.24 as a multiple of Haven's EPS for the last twelve-month period for which results were available (LTM EPS) and estimated earnings per share for the years 2000 (including pre-restructuring and post-restructuring estimates for the year 2000) and 2001, fully diluted book value per share, and fully diluted tangible book value per share. Salomon Smith Barney also analyzed the percentage premium to deposits and the per share transaction value as a premium to both the closing market price of Haven common stock on June 26, 2000 and the market price prior to Haven's announcement on March 24, 2000 that it had hired Lehman Brothers to explore strategic alternatives. These analyses indicated the following (all dollar amounts are in millions, except per-share amounts):

                                                    HAVEN            TRANSACTION
                                                  REFERENCE           VALUATION

Price/LTM EPS                                       $1.60                12.0x
Price/2000E EPS                                     $2.24                 8.6x
Price/2000E Adjusted Pre-Restructuring EPS          $2.54                 7.6x
Price/2000E Adjusted Post-Restructuring EPS         $1.83                10.5x
Price/2001E EPS                                     $2.51                 7.7x
Price/Fully Diluted Book Value                     $11.20                 1.72x
Price/Fully Diluted Tangible Book Value            $11.07                 1.74x
Premium to Deposits                                $2,151                  3.9%
Premium to Market Price - June 26, 2000            $17.625                 9.2%
Premium to Market Price - Pre-Announcement            _                   36.8%

         Salomon Smith Barney based its analyses of price/fully diluted book value, price/fully diluted tangible book value, premium to deposits, and price/LTM EPS on reference data at or for the twelve-month period ended March 31, 2000, excluding $14.0 million of non-recurring pre-tax charges. The estimates of earnings per share for 2000 and 2001 were based on median estimates as reported by I/B/E/S. I/B/E/S is a data service that monitors and publishes compilations of earning estimates by selected research analysts regarding companies of interest to institutional investors. The estimates of pre-restructuring and post-restructuring earnings per share were based on Queens' management estimates, including the sale of certain loans and securities and 15 supermarket branches in the States of Connecticut and New Jersey as part of the restructuring.

         Comparable Companies Analysis. Salomon Smith Barney reviewed publicly available financial and operating information for the following nine financial institutions that Salomon Smith Barney considered comparable to Haven. We sometimes refer to these institutions as the "Peer Group."

o   Astoria Financial Corporation            o   North Fork Bancorporation, Inc.
o   Dime Community Bancshares, Inc.          o   Richmond County Financial Corp.
o   Flushing Financial Corporation           o   Roslyn Bancorp, Inc.
o   Greenpoint Financial Corp.               o   Staten Island Bancorp, Inc.
o   Independence Community Bank Corp.


         For each institution in the Peer Group, Salomon Smith Barney computed the ratio of the closing price of the institution's common stock on June 26, 2000 to the institution's estimated earnings per common share ("EPS") for 2000, estimated cash earnings per share plus the amortization of goodwill (excluding the amortization of marks to market) and non-cash compensation costs ("CEPS") for 2000, estimated EPS for 2001, estimated CEPS for 2001, book value per share and tangible book value per share. Information regarding book value per share and tangible book value per share was based on publicly available financial data as of March 31, 2000. Information regarding EPS and CEPS was based on median I/B/E/S estimates.

   MULTIPLE OF JUNE 26, 2000 PRICE        Range for     Median for
       PER SHARE TO PEER GROUP            Peer Group    Peer Group
           INSTITUTIONS':

     Estimated 2000 EPS                   6.4x-14.0x           9.3x
     Estimated 2001 EPS                   6.0x-12.0x           8.5x
     Estimated 2000 CEPS                  6.0x-13.3x           8.0x
     Estimated 2001 CEPS                  5.7x-11.5x           7.4x
     Book value per share                1.01x-1.74x          1.12x
     Tangible book value per share       1.11x-2.78x          1.40x


         Based on this data, Salomon Smith Barney derived two reference ranges for the implied per share value of Haven common stock, one based on I/B/E/S estimates of Haven's EPS and one based on management estimates of

Haven's earnings per share adjusted for the sale of its mortgage operations, its supermarket branches in Connecticut and New Jersey, and approximately $872 million of its one-to-four-family mortgage loans, and excluding all non-recurring charges (core earnings on a run-rate basis). In performing this analysis, Salomon Smith Barney assumed that Haven would complete a proposed restructuring. Salomon Smith Barney also assumed that a control premium of 30% would be paid in respect of the shares of Haven common stock. The ranges of implied per-share value of Haven common stock derived by Salomon Smith Barney were as follows:

         Using I/B/E/S EPS Estimates                   $19.00 to $28.00
         Using Management Core Earnings Estimates      $14.00 to $20.00

         Precedent Transactions Analysis. Salomon Smith Barney analyzed publicly available financial, operating, and stock market information for selected comparable merger transactions in the thrift industry announced since January 1, 1999. Salomon Smith Barney divided these transactions into the following four groups (in each case, the first-named company is the acquiror and the second-named company is the acquired company in the transaction):

     o New York Thrift Transactions. The following acquisitions of thrifts operating in the State of New York were included in this group: Sound Federal Bancorp/Peekskill Financial Corporation, Niagara Bancorp Inc./CNY Financial Corp., North Fork Bancorporation/Reliance Bancorp Inc., and North Fork Bancorporation/JSB Financial Inc.

     o Northeast Thrift Transactions. All acquisitions of thrifts operating in New Jersey, Connecticut, New York, Maine, New Hampshire, Pennsylvania, Rhode Island, Vermont or Massachusetts were included in this group: Harris Financial MHC/York Financial Corp., Richmond County Financial Corp./South Jersey Financial Corp., Sound Federal Bancorp/Peekskill Financial Corporation, Niagara Bancorp Inc./CNY Financial Corp., Webster Financial Corp./MECH Financial, Inc., North Fork Bancorporation/Reliance Bancorp Inc., North Fork Bancorporation/JSB Financial Inc., Hudson River Bancorp/SFS Bancorp, Independence Community Bank Corp./Broad National Bancorporation, HUBCO Inc./Little Falls Bancorp Inc., and BSB Bancorp Inc./Skaneateles Bancorp, Inc.

     o National Thrift Transactions. The following acquisitions with transaction values between $100 million and $500 million were included in this group: Harris Financial MHC/York Financial Corp., Mutual Savings Bank/First Northern Capital Corp., Webster Financial Corp./MECH Financial, Inc., North Fork Bancorporation/Reliance Bancorp Inc., Provident Financial Group Inc./Fidelity Financial of Ohio Inc., BB&T Corp./First Liberty Financial Corp., Fifth Third Bancorp/Emerald Financial Corporation, Old Kent Financial Corp./CFSB Bancorp, Independence Community Bank Corp./Broad National Bancorporation, BB&T Corp./First Citizens Corporation, and Anchor BancCorp Wisconsin Inc/FCB Financial Corp.

     o National Thrift Transactions (Distressed Targets). The following acquisitions in which the acquired company's return on average assets did not exceed 0.75% were included in this group: Harris Financial MHC/York Financial Corp., SouthBanc Shares Inc./Heritage Bancorp Inc., Provident Financial Group Inc./Fidelity Financial of Ohio Inc., HUBCO Inc./Little Falls Bancorp Inc., and BSB Bancorp Inc./Skaneateles Bancorp, Inc.

         For each of the precedent transactions, Salomon Smith Barney derived the following information:

     o the ratio of the per share price in the transaction to the acquired company's (1) LTM EPS, (2) book value per share, and (3) tangible book value per share;

     o the premium implied by the per share price in the transaction to the market price per share of the acquired company's common stock on the last trading day prior to the announcement of the transaction;

     o the premium implied by the per share price in the transaction to the market price per share of the acquired company's common stock one month prior to the announcement of the transaction; and

     o the premium over book value implied by the per share price in the transaction to the acquired company's deposits.

         The results of these analyses are summarized in the following table:


                                                                                  PRECEDENT TRANSACTIONS

                                                                                  RANGE                 MEDIAN
NEW YORK THRIFT TRANSACTIONS
Ratio of transaction price to acquired company's:
LTM EPS                                                                            15.0x-27.6x             19.0x
Book value per share                                                               1.21x-1.98x             1.49x
Tangible book value per share                                                      1.21x-2.80x             1.49x
Implied premium of transaction price to market price on last trading day prior      4.4%-83.3%             12.0%
   to announcement
Implied premium of transaction price to market price 1 month prior to              10.5%-83.3%             30.8%
   announcement
Implied premium of transaction price to deposits                                    8.0%-19.6%             11.7%

NORTHEAST THRIFT TRANSACTIONS
Ratio of transaction price to acquired company's:
LTM EPS                                                                            13.4x-27.7x             18.6x
Book value per share                                                               1.21x-2.83x             1.53x
Tangible book value per share                                                      1.21x-2.84x             1.53x
Implied premium of transaction price to market price on last
   trading day prior to announcement                                                4.4%-83.3%             16.1%
Implied premium of transaction price to market price 1 month
   prior to announcement                                                            5.8%-83.3%             33.3%
Implied premium of transaction price to deposits                                    5.3%-19.6%              8.1%

NATIONAL THRIFT TRANSACTIONS
Ratio of transaction price to acquired company's:
LTM EPS                                                                            15.9x-28.0x             19.5x
Book value per share                                                               1.61x-3.57x             2.21x
Tangible book value per share                                                      1.61x-3.88x             2.80x
Implied premium of transaction price to market price on last trading day prior      5.9%-70.6%             36.7%
   to announcement
Implied premium of transaction price to market price 1 month                       22.3%-73.2%             52.5%
  prior to announcement
Implied premium of transaction price to deposits                                    6.1%-32.8%             17.0%

NATIONAL THRIFT TRANSACTIONS (DISTRESSED TARGETS)
Ratio of transaction price to acquired company's:
LTM EPS                                                                            18.6x-29.6x             24.8x
Book value per share                                                               1.03x-2.15x             1.61x
Tangible book value per share                                                      1.03x-2.19x             1.61x
Implied premium of transaction price to market price on last                        4.5%-70.6%             33.2%
   trading day prior to announcement
Implied premium of offer price to market price 1 month                              5.8%-77.8%             56.8%
  prior to announcement
Implied premium of transaction price to deposits                                    1.0%-16.9%              8.1%

         Using financial information for Haven as of March 31, 2000, Salomon Smith Barney derived a reference range for the implied per share value of Haven common stock based on the results derived for each category of precedent transactions. The ranges derived by Salomon Smith Barney are as follows:

  New York Thrift Transactions                                  $16.00 to $23.00
  Northeast Thrift Transactions                                 $17.00 to $22.00
  National Thrift Transactions                                  $18.00 to $26.00
  National Thrift Transactions (Distressed Targets)             $18.00 to $27.00

         Salomon Smith Barney noted that the implied value per share of Haven common stock ($19.24) based on the exchange ratio and the closing price of Queens common stock on June 26, 2000 was within all four reference ranges of the implied per share value of Haven common stock derived by Salomon Smith Barney in its precedent transactions analysis.

         Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis to derive a range of implied values per share of Haven common stock, including certain cost savings expected to result from the merger. In this analysis, Salomon Smith Barney assumed a weighted average cost of capital of 11.8% to derive the present value of (1) Haven's estimated cash flows available to stockholders for the fiscal years 2001 through 2005, plus (2) Haven's terminal value at the end of fiscal 2005. Terminal values for Haven were calculated based on a range of 6.0x to 9.0x 2006 EPS. In performing this analysis, Salomon Smith Barney based Haven's estimated EPS on I/B/E/S estimates and on an assumed long-term annual growth rate for Haven's EPS of 4.0%. EPS data were adjusted to account for management's assumptions of cost savings resulting from the merger of 17.1% of pre-tax overhead expense (75% achievable in 2001 and 100% achievable in 2002 and thereafter, with an annual growth rate of such cost savings of 3% per year after 2001), the sale of certain loans and supermarket branches in Connecticut and New Jersey, the sale of Haven's one-to four-family mortgage loans and the impact of replacing such loans with multi-family mortgages, and the opportunity cost of incremental dividends. In determining cash flows available to stockholders, Salomon Smith Barney assumed that the following percentages of adjusted EPS would be paid to stockholders to maintain a targeted tangible common equity to tangible asset ratio of 5%: (1) 0% in 2001,
(2) 34.3% in 2002, (3) 101.2% in 2003, (4) 100.8% in 2004, and (5) 100.0% in
2005.

         Based on these assumptions, Salomon Smith Barney derived a reference range for the implied per share value of Haven common stock of $17.00 to $22.00. Salomon Smith Barney noted that the implied value per share of Haven common stock ($19.24) based on the exchange ratio and the closing price of Queens common stock on June 26, 2000, was within the reference range of the implied per share value of Haven common stock derived by Salomon Smith Barney in its precedent transactions analysis.

         Contribution Analysis. Salomon Smith Barney analyzed the relative contribution that Queens and Haven would each be making to the combined company with respect to certain financial and operating data. Salomon Smith Barney based its analyses on financial data at, and for the twelve-month period ended, March 31, 2000, and did not consider cost savings, restructuring adjustments or other expected effects of the merger.

                                                            CONTRIBUTION TO THE
                                                            COMBINED COMPANY BY:
                                                            QUEENS         HAVEN
                                                            ------         -----

INCOME STATEMENT FOR THE 12-MONTH PERIOD ENDED 3/31/00
Net interest income                                          48.1%         51.9%
Net interest income after provision for loan losses          49.1          50.9
Total non-interest income                                     8.1          91.9
Total non-interest expense                                   20.7          79.3
Net income                                                   67.9          32.1
BALANCE SHEET AS OF THE 12-MONTH PERIOD ENDED 3/31/00
Total securities                                             17.3          82.7
Total net loans                                              48.2          51.8
Total Assets                                                 40.3          59.7
Total Deposits                                               32.9          67.1
Total preferred stock                                        22.4          77.6
Total equity                                                 56.7          43.3

         Salomon Smith Barney compared this data with the expected 68.4% and 31.6% pro forma fully diluted equity interest in the combined company of the current common stockholders of Queens and Haven, respectively.

         Projected Pro Forma Financial Analysis. Salomon Smith Barney analyzed the estimated financial impact of the merger on Queens's EPS and CEPS. In performing this analysis, Salomon Smith Barney relied on I/B/E/S estimates of EPS, adjusted to account for management's assumptions of cost savings resulting from the merger of 17.1% of pre-tax overhead expense (75% achievable in 2001 and 100% achievable in 2002, with an annual growth rate of such cost savings of 3% per year after 2001), the sale of certain loans and supermarket branches in Connecticut and New Jersey, the sale of Haven's one-to four-family mortgage loans, the repurchase by Queens prior to the merger of 20% of the shares of Queens common stock to be issued in the merger at a price of $19.24 per share and a one-time restructuring charge in connection with the merger of $31 million which would increase goodwill with no immediate impact on the combined company's financial statements. Based on this analysis, Salomon Smith Barney determined that the merger would be accretive to Queens's EPS by 26.4%, 21.4% and 12.8% in 2001, 2002 and 2003, respectively, and accretive to Queens's CEPS by 3.7%, 10.7% and 10.3% in 2001, 2002 and 2003, respectively.

         Historical Exchange Ratio Analysis. Salomon Smith Barney calculated the ratio of the closing price per share of Haven common stock to the closing price per share of Queens common stock for each trading day in a five year period from June 26, 1995 to June 26, 2000 and a one year period from June 26, 1999 to June 26, 2000 and compared five and one year ratios with the exchange ratio. The results of these calculations showed over this period a high stock price ratio of 1.503, a low stock price ratio of 0.357, a median five year stock price ratio of 0.896, a median one year stock price ratio of 0.579 and current stock price ratio of 0.953%, compared to the exchange ratio, 1.04. Based on this data, the
1.04 exchange ratio represents a 30.8% discount to the high stock price ratio, a 190.9% premium over the low stock price ratio, a 16.0% premium over the median five year stock price ratio, a 79.7% premium over the median one year stock price ratio and a 9.2% premium to the current stock price ratio.

         Comparative Market Position. Salomon Smith Barney reviewed the respective market share, in terms of deposits, of each of Queens, Haven and the combined company for markets in Queens County and concluded that Queens and Haven ranked seventh and ninth, respectively, in market share for Queens and that the combined company would rank sixth for market share in Queens among all competitors. Salomon Smith Barney also compared Queens, Haven and the combined company's market share and rankings in all markets served versus other thrift institutions and concluded that Queens and Haven ranked 12th and 8th, respectively, in market share for thrifts in all markets served and that the combined company would rank eighth for market share for thrifts in all markets served.

         Comparative Credit and Operating Analysis. Salomon Smith Barney reviewed comparative profitability ratios, per share operating statistics, capital ratios and credit quality ratios for the years 1995 through 1999 and for the 12 month period ended or as at March 31, 2000 for Queens, Haven and the combined company. In each case, these statistics were compared to the comparable median statistics of the peer group set out above. Estimated diluted earnings per share growth rates were reviewed for the year 2000 for Queens and Haven. Pro forma projected returns on average assets, returns on average common equity, diluted earnings and selected capital ratios were reviewed for the years 2001 and 2002.

                                  * * * * * * *

         The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Queens board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Queens board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable company and precedent transaction analyses summarized above, Salomon Smith Barney selected the Peer Group and the precedent transactions on the basis of various factors, including the size, financial condition and location of Queens and Haven; however, no company or transaction utilized in the precedent transaction analyses summarized above is identical to Queens, Haven or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the subject companies and transactions to which Queens, Haven and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Queens, Haven, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Queens and Haven. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Queens, the Queens board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

         Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the Queens board of directors in connection therewith. The opinion of Salomon Smith Barney was only one of the many factors taken into consideration by the Queens board of directors in making its determination to approve the merger agreement and the merger. See "THE MERGER -- Queens' Reasons for the merger; Recommendation of Queens' Board of Directors" on page o.

         In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Queens and Haven for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other business relationships with Queens and Haven and their respective affiliates.

         Pursuant to Salomon Smith Barney's engagement letter, Queens agreed to pay Salomon Smith Barney a total fee of $1.1 million for its services rendered in connection with the merger, including the delivery of its opinion, substantially all of which fee is contingent on execution of the merger agreement or consummation of the merger or the receipt of a termination fee or similar fee under the terms of the merger agreement. Queens has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Salomon Smith Barney provided financial advisory and financial services to Queens and received customary fees for those services.

ADDITIONS TO THE BOARD AND MANAGEMENT OF QUEENS, QUEENS COUNTY SAVINGS BANK AND CFS BANK.

         Boards of Directors. The merger agreement provides that, after the consummation of the merger, the board of directors of Queens will consist of the current directors of Queens and three additional directors to be designated by Queens from among the former directors of Haven. The merger agreement further provides that, after the consummation of the merger, the board of directors of Queens County Savings Bank will consist of the current directors of Queens County Savings Bank and two additional directors to be designated by Queens in its discretion from among the former directors of Haven. The merger agreement provides that, at the effective time, the directors of CFS Bank will resign, and the board of directors of CFS Bank will consist of three former directors of Haven designated by Queens, in its discretion, and eight directors who are currently directors of Queens or Queens County Savings Bank.

         Queens has agreed that the total number of directors of Queens will not exceed 11 for a two year period following the completion of the merger, except that Queens may increase the size of the board in order to appoint one or more new directors as part of the acquisition of another financial institution.

         Management. At the time the merger agreement was executed, Queens and CFS Bank entered into employment agreements with William J. Jennings, II and Dennis Hodne, both current employees of Haven and/or CFS Bank, in order to ensure their continued service to CFS Bank and Queens after the merger. The agreements with Mr. Jennings provide that he will serve as Executive Vice President and Director of Queens and Queens County Savings Bank and as President and a Director of CFS Bank. The agreements with Mr. Hodne provide that he will serve as Senior Vice President of Queens; Queens County Savings Bank and CFS Bank. The initial term of both agreements is 36 calendar months from the effective time.

         Also, in connection with the merger agreement, Queens and CFS Bank have entered into a consulting agreement with Philip S. Messina, the current Chairman of the Board and Chief Executive Officer of Haven and CFS Bank, which will take effect at the completion of the merger and have a term of three years. The merger agreement also contemplates the creation of an advisory board comprised of those directors of Haven who do not become directors of queens, Queens County Savings Bank or CFS Bank.

         For more information see "THE MERGER -- Interests of Directors and Management in the Merger" on page o.

DISTRIBUTION OF QUEENS CERTIFICATES

         At or prior to the completion of the merger, Queens will cause to be deposited, with a bank or trust company acting as exchange agent, certificates representing shares of Queens common stock for the benefit of the holders of certificates representing shares of Haven common stock and cash in lieu of any fractional shares that would otherwise be issued in the merger.

         Promptly after the completion of the merger, Queens will send or cause to be sent transmittal materials to each holder of a Haven stock certificate for use in exchanging Haven stock certificates for certificates representing shares of Queens common stock and cash in lieu of fractional shares, if applicable. HOLDERS OF HAVEN STOCK CERTIFICATES SHOULD NOT SURRENDER THEIR HAVEN STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. The exchange agent will deliver certificates for Queens stock and/or a check instead of any fractional shares of Queens Stock once it receives the certificates representing a holder's shares of Haven stock.

         Holders of Haven stock certificates may exchange those certificates for Queens stock certificates with the exchange agent for up to one year after the completion of the merger. At the end of that period, any Queens stock certificates and cash will be returned to Queens. Any holders of Queens stock certificates who have not exchanged their certificates will be entitled to look only to Queens, and only as general creditors of Queens, for Queens stock certificates and any cash to be received instead of fractional shares of Queens stock.

         Any person claiming that a Haven stock certificate has been lost, stolen or destroyed may receive a Queens stock certificate upon the making of an affidavit of that fact, and Queens will issue Queens stock certificates to the claimant and pay any applicable amounts of cash instead of fractional shares of Queens stock. Queens may require the claimant to post a bond in a reasonable amount as an indemnity against any claim that may be made against Queens with respect to the lost, stolen or destroyed Haven stock certificate.

         At or after the completion of the merger, there will be no transfers on the stock transfer books of Haven of the shares of Haven stock that were outstanding immediately prior to that time.

FRACTIONAL SHARES

         Queens will not issue any fractional shares of Queens common stock. Instead, a Haven stockholder who would otherwise have received a fraction of a share of Queens common stock pursuant to the Haven exchange ratio will receive cash. The amount of cash received will be determined by multiplying the fraction of a share of Queens common stock to which such holder would otherwise be entitled by the last reported sales price per share of Queens common stock on the day immediately preceding the consummation of the merger.

PUBLIC TRADING MARKETS

         Queens common stock is currently included for quotation on the Nasdaq National Market under the symbol "QCSB." Haven common stock is currently included for quotation on the Nasdaq National Market under the symbol "HAVN." Upon completion of the merger, Haven common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued Queens common stock issuable pursuant to the merger agreement will be listed on the Nasdaq National Market. It is currently contemplated that, upon approval of the corporate name change, the Queens common stock will be included for quotation on the Nasdaq National Market under the symbol "NYCB."

         The shares of Queens stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of Haven, as discussed in "THE MERGER -- Resales of Queens Stock by Affiliates" on page o.

         As reported on the Nasdaq National Market, the closing sale price per share of Queens stock on June 27, 2000, the last day prior to the public announcement of the merger was $18.125. The closing sale price per share of Haven stock on June 27, 2000 was $18.125, as reported on the Nasdaq National Market. Based on these closing sale prices per share, the implied per share value of Haven stock was $18.85 as of that date. The closing sale price per share of Queens stock on the Nasdaq National Market on August o, 2000, the last practicable trading day before the date of this document, was $o. The closing sale price per share of Haven stock on the Nasdaq National Market on August o, 2000, the last practicable trading day before the date of this document, was $o. The implied per share value of Haven stock was $o as of that date. The implied value of one share of Haven stock as of these dates was calculated by multiplying Queen's closing sale price per share by 1.04, the exchange ratio. Because the stock price of both of our companies will fluctuate, you should obtain current quotations of these prices.

QUEENS DIVIDENDS

         Queens currently pays a quarterly dividend of $0.25, which is expected to continue, although the Queens board of directors may change this dividend policy at any time. During 1999, Haven paid cash dividends totaling $0.30 per share, and Queens paid cash dividends totaling $1.00 per share.

         Queens stockholders will be entitled to receive dividends when and if declared by the Queens board of directors out of funds legally available for dividends. The Queens board of directors will periodically consider the payment of dividends, taking into account Queens' financial condition and level of net income, Queens' future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations as discussed in "REGULATION AND SUPERVISION OF QUEENS" on pages o.

ABSENCE OF APPRAISAL RIGHTS

         Appraisal rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of Delaware which is the state of incorporation of each company. These exceptions are applicable with respect to the rights of Queens stockholders and Haven stockholders.

         Neither Haven nor Queens stockholders are entitled to appraisal rights under Delaware law in connection with the merger because the shares of each of Haven common stock and Queens common stock are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

RESALES OF QUEENS STOCK BY AFFILIATES

         Affiliates of Haven, as defined under Rule 145 under the Securities Act of 1933, as amended, generally may not sell their shares of Queens stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 issued by the SEC under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

         Under the merger agreement, Haven agreed to, and has, provided Queens with a list of the persons who, to Haven's knowledge, may be deemed to be affiliates of Haven. Haven has also delivered a letter of agreement from each of these persons by which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Queens stock distributed to him or her pursuant to the merger except in compliance with Rules 144 and Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Queens, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Queens may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of Haven under the Securities Act. The form of these letters of agreement are included as Exhibit A to the merger agreement, which is attached as Appendix A.

         This document does not cover any resales of Queens stock received in the merger by any person who may be deemed an affiliate of Haven.

         We have agreed to make or cause to be made all filings required in order to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which includes approval from the Federal Reserve Board. We expect to file this application shortly and we have not yet received final regulatory approval nor have any required notification periods expired. The merger cannot proceed in the absence of these regulatory approvals. We cannot assure you that these regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of any such approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

         We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

         Federal Reserve Board. Consummation of the merger will require Queens to receive the prior approval of the Federal Reserve Board under Section 4 of the Bank Holding Company Act of 1956 to acquire control of Haven's subsidiaries.

INTERESTS OF DIRECTORS AND MANAGEMENT IN THE MERGER

         GENERAL

         In addition to the interests discussed in this section of this document, certain members of management or the board of directors of Haven will be members of management or the boards of directors of Queens, Queens County Savings Bank or CFS Bank, or may serve on the Queens advisory board, as contemplated in the merger agreement, and will receive compensation for such services. Queens may also provide incentives to key employees to ensure that they remain in the employ of Queens, Haven or their subsidiaries throughout the merger integration process.

         The Queens board of directors and the Haven board of directors were both aware of these interests and considered them in their respective decisions to approve and adopt the merger agreement.

         NEW EMPLOYMENT ARRANGEMENTS

         In connection with the merger, Queens and CFS Bank have each entered into individual employment agreements with William J. Jennings, II, President and a director of Haven and CFS Bank, and with Dennis Hodne, Senior Vice President of CFS Bank. The new employment agreements are substantially similar to the employment agreements that Queens and Queens County Savings Bank have previously entered into with Joseph R. Ficalora and other executives.

         Under the new employment agreements, Mr. Jennings will serve as Executive Vice President of Queens and Queens County Savings Bank, President of CFS Bank, and a Director of all three entities at an annual base salary of $400,000. Mr. Hodne will serve as Senior Vice President of all three entities at an annual base salary of $165,000. The new employment agreements will take effect at the closing of the merger. The agreements with Queens and Queens County Savings Bank have an initial three-year term with daily extensions such that the term of the new agreements will always be 3 years. The new employment agreements with CFS Bank have initial three-year terms and each may be extended an additional year on each anniversary of the beginning of the term so that, at such extension, the remainder of the term of the agreement will be three years. The new employment agreements provide that Mr. Jennings' existing change in control agreements with Haven and CFS Bank and Mr. Hodne's existing change in control agreement with CFS Bank will remain in effect for 12 months following the closing of the merger. The change in control agreements will be amended following the closing of the merger to provide that Messrs. Jennings and Hodne will be entitled to severance pay following a change in control of Haven or of CFS Bank by reason of a voluntary termination of employment only if such voluntary termination of employment occurs during the nine month period beginning three months after the closing; and to delete any provision entitling the executive to a "gross-up" payment for any golden parachute excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. To the extent that Mr. Jennings or Mr. Hodne receive any payments or benefits under the change in control agreements, the amount of such payments and benefits will be subtracted from any amount simultaneously owed under the new employment agreements in connection with a termination of employment.

         The new employment agreements provide that in the event that Queens, Queens County Savings Bank or CFS Bank terminates Mr. Jennings' or Mr. Hodne's employment for reasons other than for cause or disability or either executive voluntarily resigns for good reason (as such terms are defined in the new agreements), he will be entitled to severance pay equal to the remaining salary and other cash compensation and benefits through the remainder of the term. If Mr. Jennings or Mr. Hodne is terminated without cause or voluntarily resigns for good reason following a change in control of Queens, Queens County Savings Bank or CFS Bank, he will be entitled to (x) severance pay equal to the greater of
(i) the payments due under the remaining term of the agreement or (ii) 3 times his average annual compensation over the 3 years preceding termination; (y) welfare benefit continuing for 3 years following termination; and (z) a "gross-up" payment to compensate the executive for any golden parachute excise taxes imposed by Section 4999 of the Internal Revenue Code. The amounts that Messrs. Jennings and Hodne would receive under the change in control agreements would be approximately $o and $o, respectively.

         CONSULTING AGREEMENT

         In connection with the merger, Queens and CFS Bank have entered into a consulting agreement with Philip S. Messina, Chairman and Chief Executive Officer of Haven, which will take effect at the closing of the merger and will continue for three years. The consulting agreement provides that Mr. Messina shall receive a fee of $500,000 per year, an office, secretary and a computer located on the premises of CFS Bank, if necessary, to perform his services, as well as the use of a car leased by Queens or CFS Bank plus all costs of car insurance, repairs, maintenance, fuel and parking. In addition, the employment agreement between Mr. Messina and Haven, dated November 22, 1999, shall terminate as of the completion of the merger, but Mr. Messina shall receive a cash payment equal to compensation and benefits he would have received had he been employed for three additional years, plus continued welfare benefits for his lifetime (excluding any amounts provided for excise tax indemnification under Section 15 or any other provision) of the employment agreement on the day of the completion of the merger. The cash payment that Mr. Messina would receive is approximately $o.

         ADVISORY BOARD

         The merger agreement also provides that, at the completion of the merger, Queens shall establish an advisory board and appoint to it those former directors of Haven who are not designated to serve on the boards of Queens, Queens County Saving Bank, or CFS Bank after the effective time. The purpose of the advisory board is to advise Queens with respect to deposit and lending activities in Haven's former market area and to maintain and develop customer relationships. Each member of the advisory board will be appointed to an initial term of three years and will receive an annual retainer fee of $30,000 for such services.

         EFFECT OF THE MERGER ON EXISTING HAVEN STOCK-BASED RIGHTS, INCLUDING STOCK OPTIONS AND STOCK GRANTS

         The merger agreement provides that, on completion of the merger, each outstanding allocated and unexercised stock option to purchase shares of Haven stock granted under CFS Bank's stock-based employee benefit plan will no longer represent the right to acquire shares of Haven stock and will become a right to receive Queens stock based on the Haven exchange ratio. However, the holder of each option shall have the right to have such option canceled for a cash payment amount equal to the excess, if any, of the market value of Queens common stock used to value cash paid in lieu of fractional shares to Haven stockholders in the merger, over the price at which the option holder would have been able to acquire a share of Haven common stock upon exercise of the option immediately before the merger.

         Approval of the merger agreement by Queens stockholders and Haven stockholders will also constitute approval of the conversion of Haven stock options into Queens stock options as described above. Queens has agreed to reserve for issuance sufficient shares of Queens common stock to satisfy the obligations of assuming the Haven stock options. Queens has also agreed to file a registration statement with respect to the Queens common stock issuable upon exercise of the Haven stock options after the merger is completed.

         The merger will affect some of Haven's employee and director stock-based benefit plans. The merger agreement provides that, upon completion of the merger, Haven may terminate the Columbia Federal Savings Bank Employee Stock Ownership Plan (referred to as the "ESOP"). Should Haven decide to terminate the ESOP, unallocated shares held in the ESOP will be sold to the extent necessary to pay in full any outstanding ESOP loan, and any remaining unallocated shares will be distributed to the accounts of the ESOP participants as investment earnings in proportion to the amount held in each participant's account as of the termination date. The accrued benefit in each account of each participant will be vested. Such benefit will be rolled over to her or his account in the Incentive Savings Plan of Queens County Savings Bank or paid to the participant.

         Under the Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors and the Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees, all awards made but not vested upon the day of an employee's termination or director's removal shall be deemed vested.

         Under the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan, all non-statutory stock options, whether or not exercisable at the time of termination, shall be deemed immediately exercisable for at least one year following the participant's termination (except in the case of a termination for cause) and all incentive stock options whether or not exercisable at the time of termination shall be deemed immediately exercisable. An incentive stock option exercised more than three months following the date of the merger will not be treated as an incentive stock option.

         Under the Haven Bancorp, Inc. 1996 Stock Incentive Plan all unvested options and restricted stock grants will immediately vest.

         The merger does not affect the 1993 Stock Option Plan for Outside Directors or the Columbia Federal Savings Bank 401(k) Thrift Incentive Savings Plan.

         EFFECTS OF THE MERGER ON EXISTING HAVEN SEVERANCE AGREEMENTS

         In addition to the new employment agreements for Mr. Jennings and Mr. Hodne and the consulting agreement for Mr. Messina described above, the merger will affect executive employment arrangements that Haven and/or CFS Bank has with Thomas J. Seery, Executive Vice President, Catherine Califano, Senior Vice President and Chief Financial Officer, Mark A. Ricca, Esq., Senior Vice President and Secretary, Mark Divirgilio, Executive Vice President of CFS Insurance Agency, Joseph LoBalsamo, Executive Vice President of CFS Insurance Agency, Andrew Kaplan, President of CFS Investments, James Carpenter, Senior Vice President, Arthur McDermott, Vice President and Auditor, Annette Esposito, First Vice President, Patricia M. Schaubeck, Esq., First Vice President and Acting General Counsel, and Janet Mangafas, Vice President.

         In particular, if, at any time following the completion of the merger, Messrs. Seery, Ricca, Divirgilio, LoBalsamo and Ms. Califano are terminated (except if terminated for cause) they shall receive severance benefits in an amount approximating compensation and benefits that they would have received had they been employed three years following such termination. Each shall receive in severance benefits: (i) a lump sum payment of the present value of salary payments for 3 years, (ii) a lump sum payment of bonus payments for 3 years,
(iii) additional benefits under all defined benefit and defined contribution plans that he or she would have received had he or she continued working for 3 more years, (iv) any stock awards that he or she would have received under all stock-based employee benefit plans had he or she continued working for 3 more years, (v) insurance benefits that he or she would have received had he or she continued working for 3 more years, and (vi) fringe benefits and perquisites he or she would have received had he or she continued working for 3 more years. The amounts of change in control payments due to Messrs. Seery, Ricca, Divirgilio, LoBalsamo and Ms. Califano would be approximately o, o, o, o and o.

         If, within one year following the completion of the merger, Messrs. Kaplan, Carpenter, and McDermott are terminated (except if terminated for cause) they shall receive severance benefits in an amount approximating compensation and benefits that they would have received had they been employed two years following such termination. Each shall receive in severance benefits: (i) a lump sum payment of the present value of salary payments for 2 years, (ii) a lump sum payment of bonus payments for 2 years, (iii) additional benefits under all defined benefit and defined contribution plans that he would have received had he continued working for 2 more years, (iv) any stock awards that he would have received under all stock-based employee benefit plans had he continued working for 2 more years, (v) insurance benefits that he would have received had he continued working for 2 more years, and (vi) fringe benefits and perquisites he would have received had he continued working for 2 more years. The amounts of change in control payments due to Messrs. Kaplan, Carpenter and McDermott would be approximately o, o and o.

         If, within one year following the completion of the merger, Mss. Esposito, Schaubeck and Mangafas are terminated (except if terminated for cause) they shall receive severance benefits in an amount approximating compensation and benefits that they would have received had they been employed one year following such termination. Each shall receive in severance benefits: (i) a lump sum payment of the present value of salary payments for 1 year, (ii) a lump sum payment of bonus payments for 1 year, (iii) additional benefits under all defined benefit and defined contribution plans that she would have received had she continued working for 1 more year, (iv) any stock awards that she would have received under all stock-based employee benefit plans had she continued working for 1 more year, (v) insurance benefits that she would have received had she continued working for 1 more year, and (vi) fringe benefits and perquisites she would have received had she continued working for 1 more year. The amounts of change in control payments due to Mss. Esposito, Schaubeck and Mangafas would be approximately o, o and o.

         For each individual with a change in control arrangement with Haven or CFS Bank except for Messrs. Messina, Jennings and Hodne, in the event the change in control payment to an individual would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such individual will receive an additional tax reimbursement payment.

          OTHER EFFECTS OF THE MERGER ON HAVEN EMPLOYEE OR DIRECTOR BENEFIT ARRANGEMENTS

         The merger affects other benefits arrangements. Under a Supplemental Retirement Agreement with CFS Bank, Mr. George S. Worgul, former Chairman of the Board of Haven and CFS Bank, shall receive an accelerated payment of the remainder of his retirement benefit in a lump sum no later than 14 days following the merger.

         QUEENS EMPLOYEE BENEFIT PLANS

         The merger agreement provides that, as soon as practicable after the completion of the merger, Queens shall implement a program of compensation and benefits designed to cover all similarly situated employees of Queens, including employees of CFS Bank, on a uniform basis. At Queens' discretion, this program may contain any combination of new plans, continuation of plans maintained by Queens or Queens County Savings Bank and continuation of plans maintained by Haven or CFS Bank immediately prior to the merger.

         The new plans instituted by Queens shall take account of the service, eligibility and vesting of all employees of Queens, Queens County Savings Bank, Haven and CFS Bank immediately before the merger. Queens shall also assume all obligations of Haven and CFS with respect to Haven's or CFS Bank's severance plans.

         INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

         The merger agreement provides, for six years from the completion of the merger, that Queens will indemnify each present director and officer of Haven and its subsidiaries against all costs or expenses, including attorneys' fees or other liabilities incurred, in connection with any claim arising out of matters existing at or prior to the completion of the merger, including the transactions contemplated by the merger agreement, to the fullest extent that Haven and its subsidiaries are permitted to indemnify their directors and officers under applicable laws, and their respective certificates of incorporation or by-laws.

         The merger agreement also provides that, for a period of six years following the merger, Queens will provide directors' and officers' liability insurance that serves to reimburse each present officer and director of Haven or any of its subsidiaries for claims arising from facts or events occurring at or prior to the completion of the merger. This insurance must provide at least the same coverage and amounts, and provide terms and conditions no less advantageous than the coverage maintained by Haven immediately prior to the merger.

         TRANSACTIONS BETWEEN QUEENS AND HAVEN PENDING THE MERGER

         We have agreed that any transaction entered into between Queens and Haven, and/or any of our respective subsidiaries, such as sale of loans, may be reversed by either Queens or Haven upon notice to the other party, if the merger is not completed by March 31, 2001. As of the date of this document, Queens County Savings Bank had assigned approximately $75 million of multi-family loans to CFS Bank at fair market value.

                              THE MERGER AGREEMENT

         The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this document and is incorporated by reference in this document. You are urged to read the merger agreement carefully and in its entirety.

TERMS OF THE MERGER

         The merger agreement provides for the merger of Haven with and into Queens. Queens will be the surviving corporation after the merger and will be renamed New York Community Bancorp, Inc. At the time the merger is completed each outstanding share of Haven common stock, except for shares, if any, owned by Haven as treasury stock or unallocated shares held by Haven in its or CFS Bank's recognition and retention compensation plans or owned by Queens or a subsidiary of Queens (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), will be automatically converted into the right to receive 1.04 shares of Queens common stock, subject to upward adjustment as provided in the merger agreement. See "-Amendment, Waiver and Termination of the Merger Agreement" on page o.

         Queens will not issue any fractional shares of Queens in the merger. Instead, a Haven stockholder who otherwise would have received a fraction of a share of Queens common stock will receive an amount in cash, rounded to the nearest cent. This cash amount shall be determined by multiplying the fraction by the last reported sale price per share of Queens common stock as reported on the Nasdaq National Market on the day immediately before the consummation of the merger.

CLOSING AND EFFECTIVE TIME OF THE MERGER

         The merger will be consummated only if all of the following occur:

     o    the merger agreement is approved and adopted by Queens stockholders,

     o    the merger agreement is approved and adopted by Haven stockholders,

     o    we obtain all required consents and approvals, and

     o all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

         The merger will become effective when certificates of merger are filed with the Secretary of State of the State of Delaware, or at a later time as may be agreed upon by us and indicated in the certificates of merger in accordance with applicable law. In the merger agreement, we have agreed that the effective time of the merger shall be on the fifth business day following the date on which the expiration of all applicable regulatory waiting periods shall occur and all conditions to the merger have been satisfied or waived, or on another mutually agreed date. It is currently anticipated that the effective time will occur during the fourth quarter of 2000, but we cannot guarantee when or if the merger will be consummated.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations and warranties made by each of us. Some of the representations and warranties are qualified by materiality and other exceptions.

         Both Queens and Haven made representations and warranties regarding the following matters, among others:

     o    corporate organization and qualification in appropriate states;

     o the ownership, organization, qualification in appropriate states and good standing of our subsidiaries and, with respect to each of our respective depository institutions, their insured status;

     o    capitalization;

     o corporate power and authority to enter into, and make binding, the merger agreement and the stock option agreement;

     o    necessary stockholder approval and receipt of a fairness opinion;

     o filings required to be made with governmental entities and consents required to be obtained from third parties in connection with the merger agreement, and a statement that the merger agreement and stock option agreement do not conflict with governing documents or other agreements;

     o regulatory, securities and other reports; financial statements, and books and records;

     o    pending or threatened litigation or regulatory action;

     o the absence of any material adverse change in business, financial position or results of operations since March 31, 2000;

     o    title to properties, free and clear of liens;

     o    compliance with laws and accounting requirements;

     o    filing of tax returns; payment of taxes;

     o    fees payable to financial advisors in connection with the merger;

     o    insurance;

     o    material agreements;

     o labor matters, including proceedings related to unfair labor practices;

     o    employee benefits matters, including employee benefit plans;

     o    properties and related environmental matters;

     o    knowledge as to whether the conditions to the merger can be satisfied;

     o material interests of certain parties and ownership of shares of the other party to the merger;

     o    brokered deposits; and

     o the accuracy of the information provided for inclusion in the registration statement of which this document is a part.

         In addition, Haven alone made representations and warranties regarding the following matters, among others:
     o the conduct of business only in the ordinary and usual course since March 31, 2000;

     o    loan portfolio and asset quality;

     o    investment securities and borrowings;

     o the Haven stockholder protection rights agreement and anti-takeover provisions; and

     o    indemnification agreements.

COVENANTS AND AGREEMENTS

         CONDUCT OF HAVEN'S BUSINESS PENDING THE MERGER

         Haven has agreed as to itself and each of its subsidiaries that, from the date of the merger agreement to the completion of the merger, unless otherwise agreed or unless otherwise contemplated by the merger agreement or the stock option agreement, among other things:

     o Haven will use commercially reasonable efforts to conduct its business only in the ordinary and usual course;

     o Haven will use commercially reasonable efforts to preserve existing organizations, assets, rights and relations;

     o Haven will not knowingly take any action that will adversely affect the ability of the parties to receive the approvals or fulfill the obligations necessary to complete the merger;

     o Haven will not, without the prior written consent of Queens, which will not be unreasonably withheld:

          o other than to a subsidiary or consistent with past practice, transfer or sell any material property or assets;

          o change any provision of its certificate of incorporation or by-laws, or those of any subsidiary;

          o    enter into significant contracts not terminable within 30 days;

          o cancel, release or assign indebtedness, or settle claims, in individual amounts over $100,000;

          o invest in debt securities, including mortgage-backed securities, other than U.S. government or U.S. agency securities, and other than reinvestments of principal and interest on mortgage-backed securities consistent with past practice;

          o make significant capital expenditures other than with respect to existing binding commitments;

          o make real estate loans secured by undeveloped land or real-estate located outside New York, New Jersey and Connecticut, other than real estate loans secured by one-to-four family homes;

          o    establish new branches or office facilities;

          o other than internal reorganizations involving existing subsidiaries or consistent with past practice, not make any acquisition or investment in any person which exceeds $50,000;

          o except as consistent with past practice, incur additional borrowings;

          o except as consistent with past practice, establish, adopt or enter into new, or change Haven's existing, compensation, benefits or other arrangements for its employees, officers or directors;

          o    change accounting principles, other than as required by GAAP;

          o make any tax election other than in the ordinary course of business consistent with past practice; or

          o take actions that would materially adversely affect its ability to consummate the merger.

         CONDUCT OF QUEENS' BUSINESS PENDING THE MERGER

         Queens has each agreed as to itself and Queens County Savings Bank that, from the date of the merger agreement to the completion of the merger, unless otherwise agreed or unless otherwise contemplated by the merger agreement or the stock option agreement among other things:

     o not to materially change the nature of its or Queens County Savings Bank's business plan or eliminate any material business line without first consulting with the Chairman and Chief Executive Officer or the President of Haven;

     o not to change its accounting principles other than as permitted by GAAP;

     o not to take any action that would materially adversely affect its ability to consummate the merger;

     o not to change any provisions of its certificate of incorporation or by-laws other than to increase the authorized capital stock or issue shares of preferred stock thereunder;

     o not to enter into an acquisition agreement with a third party which is conditioned on Queens' not completing the merger; and

     o not to elect to its board of directors any person who was not a member of its board of directors as of June 27, 2000, subject to certain exceptions.

         DECLARATION AND PAYMENT OF DIVIDENDS

         We have agreed that, until the merger is completed, we will only pay regular quarterly dividends or distributions, provided that Queens' dividends do not exceed $0.30 per share per quarter, and Haven's dividends do not exceed $0.075 per share per quarter; the record date for payment of Haven's dividends in the fourth quarter shall be postponed to conform to Queens' dividend record date, which is expected to be in November 2000.

         AGREEMENT NOT TO SOLICIT OTHER OFFERS

         Subject to the discharge of fiduciary duties, Haven has also agreed that it will not, and will cause its subsidiaries and representatives and subsidiaries' representatives not to, initiate, solicit or encourage any inquiries or any offer relating to a merger, acquisition or other transaction involving the purchase of all or a substantial part of the assets or any equity securities of Haven or its subsidiaries. Subject to the discharge of fiduciary duties, Haven has also agreed not to negotiate or provide any confidential information relating to any such acquisition proposal. Haven has agreed that it will immediately advise Queens following the receipt of any acquisition proposal.

         EXPENSES AND FEES

         In general, each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. We have agreed, however, that Queens will reimburse CFS Bank for any costs and expenses incurred by CFS Bank or Haven in connection with any installations of equipment and wiring in CFS Bank's offices. In the event that the merger agreement is terminated, Queens will reimburse CFS Bank for the cost of restoring the offices to their condition prior to the commencement of any such installation.

         OTHER AGREEMENTS

         The merger agreement contains additional agreements relating to our conduct prior to completion of the merger, including the following:

     o to convene a meeting of our respective stockholders in order to obtain approval of the merger agreement;

     o subject to fiduciary duties under applicable law, to have our respective boards of directors maintain recommendations to our respective stockholders in favor of the transactions contemplated by the merger agreement;

     o to make all respective regulatory and securities filings with applicable governmental entities and to take other actions necessary to consummate the merger;

     o to afford the other party reasonable access to information pertaining to each of us and that all information supplied will be true and correct and not false or misleading;

     o to cause to be delivered to the other party a letter of an independent certified public accountant regarding such accountant's review of the delivering party's financial statements;

     o to give prompt notice of any event or circumstance known that is reasonably likely to result in a material adverse effect, a material breach of either of our representations or agreements in the merger agreement or the failure of a condition to completion of the merger;

     o to consult with and obtain the consent of the other before issuing any press release or other public statements with respect to the merger or the merger agreement;

     o to take all necessary steps within our control to avoid the application to the merger of any applicable antitakeover laws or defensive provisions of our respective certificates of incorporation or by-laws;

     o Haven will cause its affiliates to enter into agreements intended to assure compliance with securities rules in any sales of Queens or Haven stock;

     o not to take any action that would adversely affect tax treatment of the merger;

     o Queens will prepare and file a registration statement with respect to the shares to be issued pursuant to the merger, and will use commercially reasonable efforts to have NYCB common stock approved for quotation on the Nasdaq National Market under the symbol "NYCB";

     o Queens will honor severance agreements, employment agreements and change in control agreements between Haven and its employees, and between CFS Bank and its employees; and

     o Queens will establish and implement a program of compensation and benefits designed to apply to all similarly situated employees on a uniform basis;

CONDITIONS TO CONSUMMATION OF THE MERGER

         Our respective obligations to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

     o the approval and adoption of the merger agreement by the holders of the requisite number of shares of Haven stock and Queens stock, respectively;

     o the receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the merger and the issuance of Queens stock;

     o the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the merger agreement;

     o the registration statement with respect to the Queens common stock to be issued pursuant to the merger shall have been declared effective, and the Queens common stock shall be trading, subject only to official notice of issuance, on the Nasdaq National Market;


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

     o the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to certain specified exceptions, and the performance by each of us in all material respects of our obligations under the merger agreement;

     o the receipt of an opinion of each of our tax counsel with respect to the federal income tax effects of the merger; and

     o the delivery by each of us of certificates indicating compliance with the conditions in the merger agreement and delivery of letters of independent certified public accountants regarding such accountants' review of our financial statements.

         We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

POSSIBLE ALTERNATIVE MERGER STRUCTURE

         The merger agreement provides that Queens may change the structure of the merger. No change may be made that:

     o    adversely affects what Haven stockholders would receive in the merger,

     o    adversely affects the tax treatment of the merger,

     o    adversely affects Queens' obligations under the merger agreement, or

     o    materially delays or impedes consummation of the merger.

AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

         The provisions of the merger agreement may be waived by the party benefitted by those provisions. The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement.

         The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is scheduled to be completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned:

     o    by action of a majority of either of our entire boards of directors if

     o the merger is not consummated by March 31, 2001, unless the failure to consummate the merger is due to the breach by the terminating party of a representation, warranty or covenant contained in the merger agreement,

     o the stockholders of either Haven or Queens fail to approve and adopt the merger agreement at the special stockholders' meetings called for the purpose of considering and voting upon the merger agreement, provided that the terminating party has recommended to its stockholders the approval or adoption of the merger agreement, or,

     o the non-terminating party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that causes the failure of a condition to closing and such breach cannot be or has not been cured within 25 days after written notice of such breach is given.

     o by either of us if any governmental approval, consent or authorization required for the consummation of the merger is denied, or any court or governmental authority having jurisdiction over either of us shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the merger agreement, or

     o by Haven, at any time during the five-day period following the day on which the approval of the merger by the Board of Governors of the Federal Reserve System is received (referred to as the "valuation date") if its board of directors so determines by a majority vote of the whole board, if both of the following conditions are satisfied:

          1. the market value of Queens common stock, calculated as an average of the Queens common stock closing prices over a 15-day period immediately preceding the valuation date, is less than $14.65; and

          2. the quotient obtained by dividing the market value of Queens common stock, calculated as described above, by $18.3125 is less than 80% of the quotient obtained by dividing the market value of an index of shares of financial institutions comparable to Queens and listed in the merger agreement, calculated as an average over the fifteen- day period immediately preceding the valuation date, by the initial valuation prices of the index shares calculated using their June 28, 2000 closing sale prices.

         In order to exercise this termination right, Haven must give notice to Queens during the five business day period following the valuation date, although such election to terminate may be withdrawn by Haven at any time during the fifteen business day period following the valuation date. During the five business day period beginning with its receipt of Haven's notice, Queens has the option to avoid termination of the merger agreement by electing to increase the exchange ratio to the lesser of:

          1. the quotient obtained by dividing $15.23 by the Queens market value, calculated as described above, and

          2. the quotient obtained by dividing (x) the product of (i) the quotient obtained by dividing the market value of an index of shares, calculated as described above, by $15.50, and (ii) the Haven exchange ratio (as then in effect) by (y) the quotient of Queens market value, calculated as described above, divided by $18.3125.

         If Queens provides timely notice to Haven of its election and the revised exchange ratio, no termination will occur and the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio will be so modified).

         This description of Haven's right to terminate the merger agreement because of a decline in Queens' stock price is not complete and is qualified by reference to the specific provisions of the merger agreement. The companies comprising the index and the weights accorded those companies may change upon the occurrence of certain events as set forth in the merger agreement.

         It is not possible to know whether the price based termination right will be triggered until after the valuation date. The Haven board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise its termination right, the Haven board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. If Haven's stockholders approve and adopt the merger agreement at the Haven special meeting and thereafter the price-based termination right is triggered, the Haven board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger, whether or not there is any increase in the exchange ratio and without any further action by or resolicitation of the stockholders of Haven, or to terminate the merger agreement.

         Queens is under no obligation to increase the exchange ratio, and there can be no assurance that Queens would elect to increase the exchange ratio if the Haven board of directors were to exercise its right to terminate the merger agreement as set forth above. Any such decision would be made by Queens in consultation with its financial and legal advisors in light of the circumstances existing at the time Queens has the opportunity to make such an election. If Queens' stockholders approve and adopt the merger agreement at the Queens special meeting and thereafter Haven exercises its termination right, the Queens board of directors will have the authority, consistent with its fiduciary duties, to elect either to increase the exchange ratio as described above and to complete the merger without any further action by or resolicitation of the stockholders of Queens, or to allow Haven to terminate the merger agreement.

         Effect of Termination. If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of Queens or Haven or their respective officers or directors, except that:

     o any such termination will be without prejudice to the rights of any party arising out of the breach by the other party of any covenant, representation or obligation contained in the merger agreement, and

     o Haven and Queens each will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided in the merger agreement.


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

              AMENDMENT TO CERTIFICATE OF INCORPORATION OF QUEENS

         The merger agreement contemplates that Queens' corporate name shall be changed to "New York Community Bancorp, Inc." at the completion of the merger. Accordingly, the Queens stockholders are being asked to approve the amendment of the Queens certificate of incorporation which will give effect to this name change. Should the Queens stockholders approve the name change, Queens' corporate name shall be changed to "New York Community Bancorp, Inc." as soon as practicable after the Queens special meeting, regardless of whether or not the merger with Haven is consummated or the stockholders of Queens approve and adopt the merger agreement.


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

                           THE STOCK OPTION AGREEMENT

         The following description sets forth the material provisions of the Queens stock option agreement, but does not purport to be complete and is subject to the full text of, and qualified in its entirety by reference to, the stock option agreement, which is attached as Appendix B to this document and is incorporated herein by reference. You are urged to read this document carefully and in its entirety.

GENERAL

         As an inducement for Queens to enter into the merger agreement, Haven agreed to grant Queens an option to purchase shares of Haven stock.

         Under the stock option agreement, Queens can purchase up to 1,800,000 shares of Haven common stock upon the occurrence of certain events described below. Although this number is subject to adjustment in certain cases, including the issuance of additional shares, the number of shares that may be acquired under the stock option agreement will never exceed 19.9% of the number of shares of Haven stock outstanding immediately before exercise of the option. The exercise price of the option is $18.50 per share of Haven stock, but this price is subject to adjustment in certain cases, including stock dividends, recapitalizations and other changes in capitalization. The exercise price was determined by using the closing sale price for Haven stock on June 28, 2000, the day after the merger was announced.

PURPOSE OF THE STOCK OPTION AGREEMENT

         Arrangements such as the stock option agreement are customarily entered into in connection with mergers involving publicly traded companies to increase the likelihood that the transactions will be completed in accordance with their terms and to compensate Queens for the efforts undertaken and the expenses and losses incurred by it if the transaction is not completed. The stock option agreement may have the effect of discouraging offers by third parties to acquire Haven, even if those persons were prepared to offer consideration to Haven's stockholders that has a greater value than what these stockholders will receive in the merger.

         To our best knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

EXERCISE; EXPIRATION

         Queens can exercise its option if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are described below. The purchase of any shares of Haven stock pursuant to the option is subject to compliance with applicable law which may require regulatory approval.

         The stock option agreement describes a number of different events as initial triggering events. Generally, an initial triggering event will occur if Haven enters into, proposes to enter into, or is the subject of an acquisition transaction or a proposed acquisition transaction other than the merger agreement with Queens and the transactions it contemplates.

         As used in the stock option agreement, the term acquisition transaction means:

     o a merger or consolidation or any similar transaction, or bona fide proposal of such a transaction, involving Haven, other than certain mergers involving only Haven and its subsidiaries;

     o a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Haven or any of its subsidiaries; or

     o a purchase or other acquisition of securities representing 10% or more of the voting power of the outstanding common stock of Haven or any of its subsidiaries.


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

         The stock option agreement generally defines the term subsequent triggering event to mean any of the following events or transactions:

     o the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of Haven, or

     o Haven or any of its subsidiaries, without the prior written consent of Queens, enters into an agreement to engage in an acquisition transaction with a third party, or the board of directors of Haven recommends that its stockholders approve or accept any acquisition transaction, other than the merger, provided that, for purposes of this definition of a subsequent triggering event, the percentage referred to in the third definition of acquisition transaction above shall be 25% rather than 10%.

         The stock option agreement defines the term exercise termination event to mean any of the following:

     o    completion of the merger;

     o termination of the merger agreement in accordance with its terms before an initial triggering event, provided that this would not include a termination of the merger agreement by Queens based on a willful breach by Haven of a representation, warranty, covenant or other agreement contained in the merger agreement; or

     o the passage of 12 months, subject to extension in order to obtain required regulatory approvals, after termination of the merger agreement, if the termination follows the occurrence of an initial triggering event or is a termination of the merger agreement by Queens based on a willful breach by Haven of a representation, warranty, covenant or other agreement contained in the merger agreement.

         If the option becomes exercisable, it may be exercised in whole or in part within six months following the subsequent triggering event. Queens' right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Securities Exchange Act. Nevertheless, Queens may not exercise the option if it is in breach of any of its covenants or agreements under the merger agreement.

QUEENS' RIGHTS UNDER THE STOCK OPTION AGREEMENT

         At any time after a repurchase event, as this term is described below, upon the request of Queens, Haven may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price per share equal to the amount by which the option repurchase price, as that term is defined in the stock option agreement, exceeds the option price. The term repurchase event is defined to mean:

     o the acquisition by any third party of beneficial ownership of 50% or more of the then-outstanding shares of Haven's common stock, or

     o the consummation of an acquisition transaction, provided that for purposes of the definition of repurchase event, the percentage referred to in the third definition of acquisition transaction above shall be 25% rather than 10%.

         The stock option agreement also provides that Queens may, at any time within 90 days after a repurchase event, surrender the option and any shares issued under the option held by Queens for a cash fee equal to $9 million, adjusted if there have been purchases of stock under the option and gains on sales of stock purchased under the option, provided that Queens may not exercise its surrender right if Haven repurchases the option, or a portion of the option.

         If, prior to an exercise termination event, Haven enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in its capital stock occur, or Haven sells all or substantially all of


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

its or its significant subsidiaries' assets, the option will be converted into, or be exchangeable for, a substitute option, at Queens' election, of

     o the continuing or surviving person of a consolidation or merger with Haven;

     o    the acquiring person in a plan of exchange in which Haven is acquired;

     o Haven in a merger or plan of exchange in which Haven is the acquiring person;

     o the transferee of all or substantially all of the assets of Haven or its significant subsidiary; or

     o    any person that controls any of these entities, as the case may be.

         The substitute option will have the same terms and conditions as the original option. However, if the terms of the substitute option cannot be the same as those of the option by law, the terms of the substitute option will be as similar as possible and at least as advantageous to Queens.


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

                              ACCOUNTING TREATMENT

         The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Haven as of the effective time of the merger will be recorded at their respective fair values and added to those of Queens. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Queens issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Haven.


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

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following section describes the material U.S. federal income tax consequences of the merger to holders of Haven common stock who hold Haven common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and is the opinion of Thacher Proffitt & Wood, counsel to Haven, and Sullivan & Cromwell, counsel to Queens. This section does not apply to special classes of taxpayers, such as:

     o    financial institutions,

     o    insurance companies,

     o    tax-exempt organizations,

     o    dealers in securities or currencies,

     o traders in securities that elect to use a mark to market method of accounting,

     o persons that hold Haven common stock as part of a straddle or conversion transaction,

     o    persons who are not citizens or residents of the United States, and

     o stockholders who acquired their shares of Haven common stock through the exercise of an employee stock option or otherwise as compensation.

         The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

         Tax Consequences of the merger Generally. It is a condition to the merger that Haven receive an opinion of its counsel, Thacher Proffitt & Wood, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly: (i) no gain or loss will be recognized by Queens, Queens County Savings Bank, Haven or CFS Bank as a result of the merger; (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens common stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven common stock for Queens common stock pursuant to the merger; (iii) the tax basis of Queens common stock received by stockholders who exchange their Haven common stock for Queens common stock in the merger will be the same as the tax basis of Haven common stock surrendered pursuant to the merger, reduced by the amount of any tax basis allocable to a fractional share for which cash is received; and (iv) the holding period of Queens common stock received by each stockholder in the merger will include the holding period of Haven common stock exchanged therefor, provided that such stockholder held such Haven common stock as a capital asset at the effective time. It is also a condition to the merger that Queens receive an opinion of its counsel, Sullivan & Cromwell, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly: (i) no gain or loss will be recognized by Queens, Queens County Savings Bank, Haven or CFS Bank as a result of the merger; and (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens common stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven common stock for Queens common stock pursuant to the merger.

         Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so.

         In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Haven, Queens and others. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither Queens nor Haven intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

         Based on the above assumptions and qualifications and certain representations of Queens and Haven, for U.S. federal income tax purposes:

     o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

     o each of Queens and Haven will be a party to that reorganization within the meaning of Section 368(b) of the Code;

     o no gain or loss will be recognized by stockholders of Haven who receive shares of Queens common stock in exchange for shares of Haven common stock, except with respect to cash received in lieu of fractional share interests;

     o the holding period of Queens common stock received in exchange for shares of Haven common stock will include the holding period of the Haven common stock for which it is exchanged; and

     o the basis of the Queens common stock received in the merger will be the same as the basis of the Haven common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

         Cash Received in Lieu of a Fractional Share of Queens common stock. A stockholder of Haven who receives cash in lieu of a fractional share of Queens common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Queens subject to Section 302 of the Code. As a result, a Haven stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Queens common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

         Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Haven common stock will be subject to information reporting and backup withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.


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

                       DESCRIPTION OF QUEENS CAPITAL STOCK

         In this section, we describe material features and rights of the Queens capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, Queens' certificate of incorporation, which is incorporated herein by reference to the Queens certificate of incorporation filed as an exhibit to the registration statement of which this document is a part, Queens' by-laws and the Queens rights agreement, as described below. See "Where You Can Find More Information" on pages o.

GENERAL

         Queens is authorized to issue 60,000,000 shares of common stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share. Each share of the Queens common stock has the same relative rights as, and is identical in all respects to, each other share of Queens common stock.

         As of June 30, 2000, 20,769,910 shares of Queens common stock and no shares of Queens preferred stock were outstanding. In addition, 10,200,783 shares of Queens common stock were held in the treasury of Queens, and 2,395,290 shares of Queens common stock were reserved for issuance pursuant to Queens' employee benefit plans and the Queens employee stock option agreement. After giving effect to the merger on a pro forma basis, approximately 30,253,898 shares of Queens common stock will be outstanding.

COMMON STOCK

         Dividends. Subject to certain regulatory restrictions, Queens County Savings Bank can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Funds for Queens dividends are generally provided through dividends from Queens County Savings Bank. The payment of dividends by Queens County Savings Bank is subject to limitations which are imposed by law and applicable regulation. See "Queens Dividends" on page o and "REGULATION AND SUPERVISION OF QUEENS" on page o. The holders of common stock of Queens are entitled to receive and share equally in such dividends as may be declared by the board of directors of Queens out of funds legally available therefor. If Queens issues Preferred Stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock of Queens possess exclusive voting rights in Queens. They elect the Queens board of directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of Directors. If Queens issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in Queens' certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of common stock of Queens are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

         Liquidation. In the event of any liquidation, dissolution or winding up of Queens County Savings Bank, Queens, as holder of the Queens County Savings Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Queens County Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of Queens County Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Queens, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Queens available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Queens common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of Queens common stock are not entitled to preemptive rights with respect to any shares which may be issued. The Queens common stock is not subject to redemption.


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

         Shares of Queens preferred stock may be issued with such designations, powers, preferences and rights as the Queens board of directors may from time to time determine. The Queens board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


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

                                RIGHTS AGREEMENTS

         The following is a description of the rights issued under each of the Queens rights agreement and the Haven rights agreement as amended. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the text of each rights agreement. The Queens rights agreement is incorporated herein by reference to the Queens rights agreement which is filed as an exhibit to the registration statement of which this document is a part.

QUEENS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

         Each issued share of Queens common stock has attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, dated as of January 16, 1996, between Queens and ChaseMellon Shareholder Services, L.L.C., as rights agent. Each right entitles its holder to purchase one one-hundredth of a share of participating preferred stock of Queens at an exercise price of $120, subject to adjustment, after the separation time, which means after the close of business on the earlier of

     o the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in the offeror becoming an "acquiring person," which is defined in the rights agreement as a person beneficially owning 10% or more of the outstanding shares of Queens common stock; and

     o the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

         The rights are not exercisable until the business day following the separation time. The rights expire on the earlier of

     o    the close of business on January 16, 2006;

     o    redemption, as described below;

     o    an exchange for common stock, as described below; or

     o the merger of Queens into another corporation pursuant to an agreement entered into prior to a flip-in date.

The Queens board of directors may, at any time prior to occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

         If a flip-in date occurs, each right, other than those held by the acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of Queens common stock having an aggregate market price equal to $240 in cash, subject to adjustment. In addition, the Queens board of directors may at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of Queens common stock elect to exchange the rights for shares of Queens common stock at an exchange ratio of one share of Queens common stock per right.

         Under the rights agreement, Queens may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $240 in cash, subject to adjustment.

         These rights may not prevent a takeover of Queens. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding Queens common stock unless the rights are first redeemed by the Queens board of directors.

         A description of the rights agreement specifying the terms of the rights has been included in reports filed by Queens under the Securities Exchange Act. See "Where You Can Find More Information" on pages o.

HAVEN RIGHTS AGREEMENT

         On January 25, 1996, Haven adopted a rights agreement, pursuant to which each issued share of Haven common stock has attached to it a right to purchase one preferred share of Haven capital stock for each share of Haven common stock held. Although the mechanics for exercising these rights are different from the Queens' rights agreement, the Haven rights agreement is substantially the same as the Queens rights agreement described above. Haven's rights are triggered on the 20th business day following a flip-in event and are exercisable at a price of $90 per right. Upon exercise, Haven stockholders would receive two times the number of shares of Haven common stock that could be purchased at the then current market price per share. In connection with the execution of the merger agreement, Haven amended its rights agreement to provide that, for purposes of determining whether Queens (as well as its affiliates and associates) is an "Acquiring Person", as defined in Haven's rights agreement, Queens shall not be deemed to be an "Acquiring Person" by virtue of (i) the execution of the merger agreement, the stock option agreement, any ancillary voting agreements or the affiliate letters (hereinafter referred to as a Covered Agreement), (ii) the consummation of any transaction contemplated by any Covered Agreement or (iii) additional purchases by Queens (as well as its affiliates and associates) of up to 4.9% of the outstanding Haven common stock as of June 27, 2000.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

         Queens and Haven are incorporated under the laws of the State of Delaware and, accordingly, the rights of Queens stockholders and Haven stockholders are governed by the laws of the State of Delaware. As a result of the merger, Haven stockholders will become stockholders of Queens. Thus, following the merger, the rights of Haven stockholders who become Queens stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the Queens certificate of incorporation and the Queens by-laws. The Queens certificate of incorporation and the Queens by-laws will be unaltered by the merger, except to the extent that appropriate changes need to be made with respect to the change of Queens' corporate name.

COMPARISON OF STOCKHOLDERS' RIGHTS

         Set forth on the following pages is a summary comparison of material differences between the rights of a Queens stockholder under the Queens certificate of incorporation, Queens by-laws, and Delaware law (left column) and the rights of a stockholder under the Haven certificate of incorporation, Haven by-laws and Delaware law (right column). The summary set forth below is not intended to provide a comprehensive summary of Delaware law or of each company's governing documents. This summary is qualified in its entirety by reference to the full text of the Queens certificate of incorporation and Queens by-laws, and the Haven certificate of incorporation and Haven by-laws.

--------------------------------------------------------------------------------
            QUEENS                                       HAVEN
--------------------------------------------------------------------------------

                                  CAPITAL STOCK
                               AUTHORIZED CAPITAL
--------------------------------------------------------------------------------

60 million (60,000,000) shares of           30 million (30,000,000) shares of
common stock, par value one cent            common stock, par value one cent
($.01) per share, 5 million                 ($.01) per share, 2 million
(5,000,000) shares of preferred             (2,000,000) shares of preferred
stock, par value one cent ($.01)            stock, par value one cent ($.01)
per share. As of August o, 2000,            per share. As of August 1, 2000,
there were 20,769,910 shares of             there were 9,124,719 shares of Haven
Queens common stock issued and              common stock issued and outstanding
outstanding, 2,395,290 shares               and o shares reserved for issuance
reserved for issuance and no shares         and no shares of preferred stock
of preferred stock issued and               issued and outstanding.
outstanding.
--------------------------------------------------------------------------------

                               BOARD OF DIRECTORS
                                 CLASSIFICATION
--------------------------------------------------------------------------------
Directors are divided into three classes. Each class serves a three-year term and the classes are as nearly equal in size as possible.
--------------------------------------------------------------------------------

                               NUMBER OF DIRECTORS
--------------------------------------------------------------------------------
Such number as is fixed by the board of directors from time to time. Queens currently has eight directors and Haven has eleven directors. See "THE MERGER-Additions to the Board and Management of Queens, Queens County Savings Bank and CFS Bank" on page o for a description of the Queens board of directors after the merger.
--------------------------------------------------------------------------------

                                     REMOVAL
--------------------------------------------------------------------------------
Any director may be removed at any time but only for cause and only by the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote in the election of directors.
--------------------------------------------------------------------------------

                    VACANCIES AND NEWLY CREATED DIRECTORSHIPS
--------------------------------------------------------------------------------
Filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the director to whom such person succeeds.
--------------------------------------------------------------------------------

                                 QUALIFICATIONS
--------------------------------------------------------------------------------
There are no specific provisions in the Haven or Queens certificate of incorporation or in the Haven or Queens by-laws regarding qualifications of directors.
--------------------------------------------------------------------------------

                                   COMMITTEES
--------------------------------------------------------------------------------
The by-laws create a Nominating Committee and permit the creation of other committees.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            QUEENS                                       HAVEN
--------------------------------------------------------------------------------

                          SPECIAL MEETING OF THE BOARD
--------------------------------------------------------------------------------

Special meetings of the board of             Special meetings of the board of
directors may be called by                   directors may be called by
one-third (1/3) of the directors             one-third (1/3) of the directors
then in office, or by the Chairman           then in office, by the Chairman of
of the Board.                                the Board, or by the President.
--------------------------------------------------------------------------------

                                  STOCKHOLDERS
                      STOCKHOLDER ACTION BY WRITTEN CONSENT
--------------------------------------------------------------------------------
Any action required or permitted to be taken by stockholders must be effected at an annual or special meeting and may not be effected by any consent in writing by such stockholders.
--------------------------------------------------------------------------------

                        SPECIAL MEETINGS OF STOCKHOLDERS
--------------------------------------------------------------------------------
Pursuant to the by-laws of Queens and Haven, special meetings of stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors.
--------------------------------------------------------------------------------

                                     VOTING
--------------------------------------------------------------------------------
Elections for the board of directors are decided by a plurality of the votes cast. All other questions are decided by a majority of the votes entitled to be cast by the holders of stock represented and entitled to vote at a meeting, except as otherwise required by law, the certificate of incorporation, or the by-laws. Stockholders of record who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person.
--------------------------------------------------------------------------------

               STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS
--------------------------------------------------------------------------------
Stockholders may nominate directors or submit proposals at any annual meeting. In order to do so, a stockholder must (1) be a stockholder of the company of record at the time of the giving of the notice for such annual meeting; (2) be entitled to vote at such meeting; and (3) give notice of director nominations or proposals to the Corporate Secretary no less than 90 days prior to the date of the annual meeting, provided that, in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by such stockholder must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.
--------------------------------------------------------------------------------

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
--------------------------------------------------------------------------------
The certificate of incorporation of both Queens and Haven provide that amendment of those provisions relating to amendment of the certificate of incorporation, restrictions on voting by beneficial owners of more than 10% of the corporation's stock, written consents of stockholders, special meetings of stockholders, classification of directors, director vacancies, removal of directors, nomination of directors, number of directors, adoption and amendment of by-laws, approval of business combinations, and indemnification of directors and officers requires the affirmative vote of 80% of the voting power of the then-outstanding shares of capital stock entitled to vote in the election of directors.
--------------------------------------------------------------------------------

                               AMENDMENT OF BY-LAWS
--------------------------------------------------------------------------------
The by-laws of both Queens and Haven may be amended either by the vote of a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors, or by the affirmative vote of the holders of at least 80% of the voting power entitled to vote in the election of directors.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            QUEENS                                       HAVEN
--------------------------------------------------------------------------------

                            STOCKHOLDER RIGHTS PLANS
--------------------------------------------------------------------------------
As discussed under "RIGHTS AGREEMENTS" on pages o.
--------------------------------------------------------------------------------

                  BUSINESS COMBINATION STATUTES AND PROVISIONS
--------------------------------------------------------------------------------
Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless

     o the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

     o after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

     o after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

     o the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

         Neither Queens' nor Haven's certificate of incorporation or by-laws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

         The merger is not governed by the limitations set forth in Section 203 because the Haven board of directors approved the merger agreement and the stock option agreement before they were executed.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            QUEENS                                       HAVEN
--------------------------------------------------------------------------------

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
--------------------------------------------------------------------------------
The certificates of incorporation of both Queens and Haven provide that, except under certain circumstances, directors shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, and also provide for virtually identical indemnification of directors and officers, which is to the fullest extent permitted under the Delaware General Corporation Law.
--------------------------------------------------------------------------------

        DISCUSSION OF ANTI-TAKEOVER PROTECTION IN QUEENS' CERTIFICATE OF
                            INCORPORATION AND BY-LAWS

GENERAL

         Certain provisions of the Queens certificate of incorporation and by-laws described above in "Description of Queens Capital Stock" on page o may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Queens without negotiation with Queens board of directors. The effect of these provisions is discussed briefly below. In addition to these provisions of the Queens certificate of incorporation and by-laws, the rights agreement discussed in "RIGHTS AGREEMENTS--Queens Stockholder Rights Agreement" on pages o may also have antitakeover effects. All of the provisions discussed below are contained in Queens' certificate of incorporation and by-laws currently.

AUTHORIZED STOCK

         The shares of Queens common stock and Queens preferred stock authorized by Queens' certificate of incorporation but not issued provide the Queens board of directors with the flexibility to effect certain financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. The Queens board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Queens preferred stock being issued, in an effort to deter attempts to gain control of Queens.

CLASSIFICATION OF BOARD OF DIRECTORS; NO CUMULATIVE VOTING

         Queens' certificate of incorporation and by-laws provide that the board of directors of Queens is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the Queens board of directors may discourage a takeover of Queens because a stockholder with a majority interest in Queens would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Queens board of directors. Queens' certificate of incorporation also does not and will not, after the merger, authorize cumulative voting for the election of directors of Queens.

SIZE OF BOARD; VACANCIES; REMOVAL OF DIRECTORS

         The provisions of Queens' certificate of incorporation and by-laws giving the Queens board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon an 80% vote of stockholders are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors. Furthermore, since Queens stockholders do not, and will not, after the merger, have the ability to call special meetings of stockholders, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions could make the removal of any director more difficult, even if such removal were desired by the stockholders of Queens. In addition, these provisions of Queens' certificate of incorporation and by-laws could make a takeover of Queens more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Queens board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

         The provisions of Queens' certificate of incorporation and by-laws relating to special meetings of stockholders are intended to enable the Queens board of directors to determine if it is appropriate for Queens to incur the expense of a special meeting in order to present a proposal to Queens stockholders. If the Queens board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting, or until such proposal is properly presented before an earlier duly called special meeting, because stockholders cannot call a special meeting. In addition, these provisions could make a takeover of Queens more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Queens board of directors.

STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT

         The purpose of the provision in Queens' certificate of incorporation prohibiting stockholder action by written consent is to prevent any person or persons holding the percentage of the voting stock of Queens otherwise required to take corporate action from taking such action without giving notice to other stockholders and without the procedures of a stockholder meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

         The requirements in Queens' certificate of incorporation and by-laws for an 80% stockholder vote for the amendment of certain provisions of Queens' certificate of incorporation and Queens' by-laws is intended to prevent a stockholder who controls a majority of the Queens stock from avoiding the requirements of important provisions of Queens' certificate of incorporation or by-laws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Queens stock could block the future repeal or modification of Queens' by-laws and certain provisions of the certificate of incorporation, even if such action were deemed beneficial by the holders of more than a majority, but less than 80%, of the Queens stock.

                      REGULATION AND SUPERVISION OF QUEENS

         The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and incorporates by reference certain information relevant to Queens and Haven prior to the merger. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Queens or its subsidiaries may have a material effect on its business.

         Queens is currently a bank holding company and it is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to inspection, examination and supervision by the Federal Reserve Board. Queens County Savings Bank is a New York State-chartered savings bank subject to extensive inspection, examination and supervision by the FDIC, as its deposit insurer, at the federal level, and by the New York State Banking Department, at the state level. For further information regarding regulation and supervision of Queens and its subsidiaries, see discussions in the documents incorporated by reference into this document, such as Queens' Annual Report on Form 10-K for the year ended December 31, 1999. See "Where You Can Find More Information" on page o.

GENERAL

         Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and those other activities that are determined by the Federal Reserve Board to be closely related to banking.

         As a bank holding company, Queens' ability to pay dividends and make other distributions on its stock will be largely dependent on its ability to receive dividends and other funds from Queens County Savings Bank and CFS Bank. Queens' ability to pay dividends and other distributions on its stock is, therefore, affected by statutes and regulations relating to the business of Queens County Savings Bank and CFS Bank that have the effect of limiting transfers of funds from Queens County Savings Bank and CFS Bank to Queens. The nature and extent of these restrictions depend upon Queens County Savings Bank and CFS Bank's level of regulatory capital and its income.

REGULATORY CAPITAL REQUIREMENTS

         Queens is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the FDIC on the depository institutions, such as Queens County Savings Bank, within its jurisdiction. For this purpose, a depository institution's or holding company's assets and certain specified off-balance-sheet commitments and obligations are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers: (i) core, or Tier 1, capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; (ii) supplementary, or Tier 2, capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatorily convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and (iii) market risk, or Tier 3, capital, which includes qualifying unsecured subordinated debt.

         Bank holding companies currently are required to maintain Tier 1 capital and total capital (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of their total risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit. In addition, in order for a holding company or depository institution to be considered well capitalized for regulatory purposes, its Tier 1 and total capital ratios must be at least 6% and 10% on a risk-adjusted basis, respectively. At June 30, 2000, Queens County Savings Bank met or exceeded all applicable regulatory capital ratios.

         The Federal Reserve Board and the FDIC have also adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Under such risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors such as the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum leverage ratio (Tier 1 capital to adjusted total assets) of 4% unless the holding company has the highest regulatory rating and is not experiencing significant growth, in which case the bank holding company must maintain a minimum leverage ratio of 3%.

         The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a tangible Tier 1 capital leverage ratio, deducting all intangibles, and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Queens County Savings Bank and CFS Bank are subject to similar risk-based and leverage capital requirements adopted by the FDIC and the Office of Thrift Supervision, respectively.

         Failure to meet capital requirements could subject a bank or a bank holding company to a variety of enforcement remedies, including the termination of federal deposit insurance and to certain restrictions on its business under "prompt corrective action" guidelines by the federal banking regulators.

LIMITATIONS ON CAPITAL DISTRIBUTIONS

         Various federal and state statutory provisions limit the amount of dividends that Queens County Savings Bank and CFS Bank are able to pay to Queens without regulatory approval.

         Under federal law, a state bank that is not a member of the Federal Reserve System, such as Queens County Savings Bank, cannot make any distribution or dividend if, following such distribution or dividend, the bank would be undercapitalized under the laws and regulations regarding regulatory capitalization of the bank. Under New York law, as applicable to Queens County Savings Bank, a bank's board may determine dividends on capital stock of the bank in its discretion. However, no dividend shall be paid if:

     o    the capital stock of the bank would be impaired and

     o the payment of such dividend would reduce the surplus of the bank, as calculated under New York law, or the payment of such dividend would cause the surplus of the bank, as calculated under New York law, to be less than 50% of its capital stock.

         Under OTS regulations, as applicable to CFS Bank, limitations are imposed upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. As the subsidiary of a savings and loan holding company, CFS Bank currently must file a notice with the OTS for each capital distribution. Upon completion of the merger, CFS Bank will be the subsidiary of a bank holding company and will not automatically have to file a notice for each capital distribution. However, if the total amount of all capital distributions (including a proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then the Bank must file an application to receive the approval of the OTS for the proposed capital distribution.

         In addition to the OTS limits, CFS Bank and Queens County Savings Bank may not pay dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage ratio and minimum tangible capital ratio, or if the OTS notified CFS Bank that it was in need of more than normal supervision. Under the Federal Deposit Insurance Act, an insured depositary institution such as CFS Bank or Queens County Savings Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the Federal Deposit Insurance Act). Payment of dividends by CFS Bank or Queens County Savings Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

TRANSACTIONS WITH AFFILIATES

         Under federal law and regulation, transactions between a bank, such as Queens County Savings Bank and CFS Bank, and its affiliates, which term includes its holding company, Queens, and other companies controlled by its holding company, are subject to quantitative and qualitative restrictions. Banks are restricted in their ability to engage in certain types of transactions with their affiliates, including transactions that could provide funds to a holding company for the payment of capital distributions. These covered transactions include

     o    lending or extending credit to an affiliate,

     o    purchasing assets from an affiliate,

     o accepting securities issued by an affiliate as collateral for a loan or extension of credit, and

     o issuing a guarantee, acceptance or letter of credit on behalf of an affiliate.

         Covered transactions are permitted between a bank and a single affiliate up to 10% of the capital stock and surplus of the bank, and between a bank and all of its affiliates up to 20% of the capital stock and surplus of the bank. The purchase of low-quality assets by a bank from an affiliate is not permitted. Each loan or extension of credit to an affiliate by a bank must be secured by collateral with a market value ranging from 100% to 130% of the amount of credit extended, depending on the type of collateral.

         Covered transactions between a bank and an affiliate, and other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the bank as those prevailing at the time for comparable transactions with non-affiliated companies. This arm's-length requirement applies to all covered transactions, as well as to

     o    the sale of securities or other assets to an affiliate,

     o    the payment of money or the furnishing of services to an affiliate,

     o any transaction in which an affiliate acts as agent or broker or receives a fee for its services to the bank or to any other person, and

     o any transaction or series of transactions with a third party if any affiliate has a financial interest in the third party or is a participant in the transaction or series of transactions.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to specified requirements:

     o bank holding companies, such as Queens, are permitted to acquire banks and bank holding companies located in any state;

     o any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company, although some restrictions apply to federal savings associations acting as agent for other bank subsidiaries of that bank holding company; and

     o banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, by purchasing branches in other states and by establishing new, or de novo, branches in other states. Under the Riegle-Neal Act, each state had the opportunity either to opt out of this provision, thereby prohibiting interstate branching in such states, or to opt in at an earlier time, thereby allowing interstate branching within that state. Furthermore, a state may opt in with respect to de novo branching, thereby permitting a bank to open new branches in a state in which the bank does not already have a branch. If a state chooses not to opt in to de novo branching, then a bank can only enter that state by acquiring an existing bank or branch.

         Queens County Savings Bank is also subject to the requirements of New York law regarding opening new branches in New York or outside New York. In addition, Queens County Savings Bank is subject to the requirements of each state for branching into that state, including whether that state has chosen to opt into de novo branching.

ACQUISITION OF CONTROL

         Before any company may acquire more than 5% of the voting securities of a bank holding company such as Queens, that company must obtain approval of the Federal Reserve Board. Also, under the Change in Bank Control Act, before any person may acquire control of Queens, as a bank holding company, it must submit 60 days' prior written notice to the Federal Reserve Board and such notice must not be disapproved.

RECENT LEGISLATION

         On November 12, 1999, the President signed the Gramm-Leach-Bliley Financial Modernization Act of 1999 into law. The Modernization Act:

     o allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of non-banking activities than previously was permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies;

     o allows insurers and other financial services companies to acquire banks;

     o removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and

     o establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

         The modernization act also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including us, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to opt out of the disclosure.

         Queens will, during the regular course of its business, evaluate the potential opportunities presented by the modernization act, including evaluating its ability to engage in additional permitted activities or to acquire other companies engaged in additional permitted activities.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         Queens common stock and Haven common stock are included for quotation on the Nasdaq National Market System. The following table sets forth the high and low closing prices of shares of Queens common stock and Haven common stock as reported on the Nasdaq National Market, and the quarterly cash dividends declared per share for the periods indicated.


                                    QUEENS                               HAVEN
                                 COMMON STOCK                        COMMON STOCK
                                 ------------                        ------------
                                HIGH      LOW       DIVIDEND(1)      HIGH       LOW       DIVIDEND(2)

1997

      First Quarter            $17.63    $13.41       $0.07         $18.19    $13.88       $0.075
      Second Quarter            21.33(3)  15.85(3)     0.09(3)       19.13     15.25        0.075
      Third Quarter             24.11     19.78        0.11          21.88     17.81        0.075
      Fourth Quarter            27.00     22.94        0.13          23.00     19.13        0.075
1998

      First Quarter             29.33     23.50        0.13          25.00     19.88        0.075
      Second Quarter            31.42     27.25        0.17          28.75     24.75        0.075
      Third Quarter             30.00(3)  23.58(3)     0.17(3)       26.75     14.38        0.075
      Fourth Quarter            30.56     22.88        0.20          17.63     10.38        0.075
1999

      First Quarter             31.69     27.00        0.25          16.13     12.75        0.075
      Second Quarter            35.69     27.00        0.25          16.50     10.50        0.075
      Third Quarter             32.37     26.94        0.25          19.00     14.56        0.075
      Fourth Quarter            32.44     25.75        0.25          17.13     14.38        0.075
2000

      First Quarter             26.58     17.75        0.25          15.75     11.88        0.075
      Second Quarter            20.93     17.25        0.25          19.13     13.75        0.075
      Third Quarter            [23.125]    o           0.25           o        18.37
      (through August o)

------------------

(1) Pursuant to the merger agreement, Queens may not, without the prior written consent of Haven, make, declare or pay any cash dividends in excess of $0.30 per share per quarter.

(2) Pursuant to the merger agreement, Haven may not, without the prior written consent of Queens, make, declare or pay any dividend on the Haven common stock, except for its regular quarterly dividend of $0.075 per share, the record date for which, for the fourth quarter of 2000, shall be no earlier than November, 2000.

(3) Reflects shares issued as a result of a 4-for-3 stock split on August 22, 1996 and 3-for-2 stock splits on April 10, 1997, October 1, 1997 and September 29, 1998. Queens' high and low stock prices and dividends for prior periods have been adjusted to reflect the effect of such stock split.

         The following table sets forth the last reported sale price per share of Queens common stock and Haven common stock on (i) March 31, 2000, (ii) June 27, 2000, the last business day preceding public announcement of the signing of the merger agreement, and (iii) August o, 2000, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus:

                                                Queens                 Haven
                                             Common Stock           Common Stock
                                             ------------           ------------
March 31, 2000............................     $18.0625               $15.625
June 27, 2000.............................      18.125                 18.125
August o, 2000............................        o                      o

------------------
(1) On June 27, 2000, the high and low sales prices of Queens common stock were $18.75 and $17.6875, respectively, and the high and low sales prices of Haven common stock were $18.25 and $17.6875, respectively, all as reported on the Nasdaq National Market.

         Haven and Queens stockholders are advised to obtain current market quotations for Queens common stock and Haven common stock. The market price of Queens common stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the Effective Date. No assurance can be given concerning the market price of Queens common stock before or after the Effective Date.

QUEENS DIVIDENDS

         Queens currently pays cash dividends at an annual rate of $1.00 per share, which we expect will continue although the board of directors may change this dividend policy at any time. During 1999, Queens paid cash dividends of $1.00 per share, and Haven paid cash dividends of $0.30 per share. Queens stockholders will be entitled to receive dividends when and if declared by the Queens board of directors out of funds legally available for dividends. The Queens board of directors will periodically consider the payment of dividends, taking into account Queens' financial condition and level of net income, Queens' future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations as discussed in "Regulation and Supervision of Queens" on pages o.

               QUEENS COUNTY BANCORP. INC. AND HAVEN BANCORP, INC. UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION

         The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Queens and subsidiary and the adjusted historical Consolidated Statement of Financial Condition of Haven and subsidiaries giving effect to the consummation of the merger on June 30, 2000, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 combine the historical Consolidated Statements of Operations of Queens and subsidiary and Haven and subsidiaries giving effect to the merger as if the merger had become effective on June 30, 2000, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

         The unaudited pro forma combined condensed consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Queens and subsidiary and Haven and subsidiaries information and notes thereto appearing elsewhere herein.

               QUEENS COUNTY BANCORP. INC. AND HAVEN BANCORP, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT
                             OF FINANCIAL CONDITION
                                  JUNE 30, 2000
                                 (In thousands)

                                                          QUEENS          HAVEN              PRO FORMA        PRO FORMA
                                                         HISTORICAL      HISTORICAL          ADJUSTMENT        COMBINED
                                                         ----------      ----------          ----------        --------
ASSETS
Cash and due from banks                                   $17,249        $56,677                                 $73,926
Money market investments                                    6,000          5,753                                  11,753
Securities available for sale                              12,482        931,342            $-76,900 (D)         612,835
                                                                                              45,748 (D)
                                                                                             -36,959 (C)
                                                                                            -262,878 (G)

Securities held to maturity                               195,401         27,865                                 223,266
Loans held for sale                                             0          7,838                                   7,838
Loans receivable                                        1,750,277      1,824,983             -85,200 (B)       2,790,060
                                                                                            -700,000 (G)
       Allowance for loan losses                           -7,031         -9,235 (B)                             -16,266
                  Loans receivable, net                 1,743,246      1,815,748 (B)                           2,773,794
Excess of cost of fair value of net
       assets acquired and other intangibles                                                 129,104 (E)         129,104
Other assets                                               73,255         89,633 (B)          66,567 (D)         229,455
Total assets                                            2,047,633      2,934,856            -920,518           4,061,971

LIABILITIES
Deposits                                                1,039,757      2,153,957              -5,200 (D)       3,044,514
                                                                                            -144,000 (G)
Federal funds purchased and
       securities sold under
       agreements to repurchase
Other short-term borrowings                               801,315        643,131             -12,200 (D)         611,531
                                                                                            -818,878 (G)
                                                                                              -1,837 (D)
Other liabilities                                          71,829         24,978                                  96,807
       Total liabilities                                1,912,901      2,822,066            -982,115           3,752,852

STOCKHOLDERS' EQUITY
Common stock                                                  310            100                -100 (F)             310
Additional paid-in-capital                                150,966         53,190             -53,190 (F)         175,488
                                                                                              24,522 (C)
Retained earnings                                         149,403         99,166 (B)         -99,166 (F)         149,403
Treasury stock                                           -149,865         -8,155               8,155 (F)               0
Unearned compensation and ESOP shares                     -16,013         -1,837             149,865 (F)
Accumulated other comprehensive                                                                1,837 (F)         -16,013
       Loss                                                   -69        -29,674              29,674 (F)             -69
       Total stockholders' equity                         134,732        112,790              61,597             309,119
Total liabilities and stockholders equity               2,047,633      2,934,856            -920,518           4,061,971

               The accompanying notes are an integral part of the
                     unaudited pro forma combined condensed
                       consolidated financial information.

               QUEENS COUNTY BANCORP. INC. AND HAVEN BANCORP, INC.
     UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                                          QUEENS          HAVEN              PRO FORMA        PRO FORMA
                                                         HISTORICAL      HISTORICAL          ADJUSTMENT        COMBINED
                                                         ----------      ----------          ----------        --------
Interest income:                                    $   131,618        $ 119, 413         $ (51,170) (G)            217,661
      Loans                                                                                   17,800 (G)

      Securities                                         11,062            64,308            -21,240 (G)             73,430

      Money market investments                              443               142             19,300 (G)                585
         Total interest income                          143,123           183,863            -35,310 (G)            291,676
Interest expense:
      Deposits                                           43,937            75,441             -7,560 (G)            113,318
                                                                                               1,500 (G)

       (Reversal of) Borrowed funds                      30,283            37,465            -51,098 (G)             28,850
                                                                                              12,200 (G)
         Total interest expense                          74,220           112,906            -44,958 (G)            142,168
         Net interest income                             68,903            70,957              9,648                149,508
Provision for loan losses                                -2,400             3,625                                     1,225
      Net interest income after provision for
         loan losses                                     71,303            67,332              9,648                148,283
Non-interest income:
      Net gains on sales activities                           0               750                                       750
      Fee and other                                       2,523            33,618                                    36,141
         Total non-interest income                        2,523            34,368                                    36,891
Non-interest expense
      General and administrative expense:
         Compensation and benefits                       13,458            44,687                                    58,145
         Occupancy and equipment                          2,289            12,988                                    15,277
         Other                                            5,643            24,555                                    30,198
         Amortization of excess of cost over fair
            value of net assets acquired                                                       6,455 (K)              6,455
      Total general and administrative expense           21,390            82,230              6,455                110,075
         Total non-interest expense                      21,390            82,230              6,455                110,075
Income before income tax expense                         52,436            19,470              3,193                 75,099
Income tax expense                                       20,772             6,863              1,181 (I)             28,816
Income from continuing operations                        31,664            12,607              2,011                 46,282
Income from continuing operations
      Applicable to common stockholders:
      Basic                                              31,664            12,607                                    46,282
      Diluted                                            31,664            12,607                                    46,282
Income from continuing operations per Share:
      Basic                                                1.71              1.44                                      1.65
      Diluted                                              1.67              1.38                                      1.63
Weighted average common shares:
      Basic                                          18,526,890         8,749,336                                28,010,878
      Diluted                                        18,939,867         9,165,862                                28,423,855

               The accompanying notes are an integral part of the
                     unaudited pro forma combined condensed
                       consolidated financial information.

     UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (In thousands, except per share data)



                                                          QUEENS          HAVEN              PRO FORMA              PRO FORMA
                                                         HISTORICAL      HISTORICAL          ADJUSTMENT              COMBINED
                                                         ----------      ----------          ----------              --------
Interest income:
      Loans                                               $67,729         $68,530          $-25,585 (G)             $119,574
                                                                                              8,900 (G)

      Securities                                            6,472          34,798           -10,620 (G)               40,300
                                                                                              9,650 (G)

      Money Market investments                                129             260                                        389
         Total interest income                             74,330         103,588           -17,655                  160,263
Interest expense:
      Deposits                                             20,899          42,511            -3,780 (G)               60,380
                                                                                                750 (G)

      Borrowed funds                                       20,669          21,666           -25,549 (G)               22,886
                                                                                              6,100 (G)

         Total interest expense                            41,568          64,177           -22,479                   83,266
         Net interest income                               32,762          39,411             4,824                   76,997
Provision for loan losses                                       0           1,150                                      1,150
      Net interest income after provision for
         loan losses                                       32,762          38,261             4,824                   75,847
Non-interest income:
      Net gains on sales activities                             0             126                                        126
      Fee and other                                         2,360          17,194                                     19,554
         Total non-interest income                          2,360          17,320                                     19,680
Non-interest expense
      General and administrative expense:
         Compensation and benefits                          6,919          19,578                                     26,497
         Occupancy and equipment                            1,424           6,765                                      8,189
         Other                                              2,815          18,152            -7,057 (L)               13,910
         Amortization of excess of cost over fair                                                                          0
              value of net assets acquired                                                    3,228 (K)                3,228
              Total general and administrative             11,158          44,495            -3,829                   51,824
                   expense
              Total non-interest expense
Income before income tax expense                           11,158          44,495            -3,829                   51,824
Income tax expense                                         23,964          11,086             8,653 (H)               43,703
Income from continuing operations                           8,600           3,899             3,202 (I)               15,701
Income From Continuing Operations                          15,364           7,187             5,452                   28,003
      Applicable to Common Stockholders:
      Basic                                                15,364           7,187                                     28,003
      Diluted                                              15,364           7,187                                     28,003
Income From Continuing Operations Per Share:
      Basic                                                  0.87            0.81                                       1.03
      Diluted                                                0.86            0.77                                       1.02
Weighted Average Common Shares:
      Basic                                            17,678,976       8,882,499                                 27,162,964
      Diluted                                          17,868,680       9,277,421                                 27,352,668

               The accompanying notes are an integral part of the
                     unaudited pro forma combined condensed
                       consolidated financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                       DECEMBER 31, 1999 AND JUNE 30, 2000

       (A)   Basis of Presentation

         The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition of Queens and subsidiary and Haven and subsidiaries at June 30, 2000 has been prepared as if the merger had been consummated on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 were prepared as if the merger had been consummated on January 1, 1999 and January 1, 2000, respectively. The unaudited pro forma combined condensed consolidated financial statements are based on the historical financial statements of Queens and Haven after giving effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

         Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma combined condensed consolidated financial statements are summarized as follows:

          (i) Estimated fair values - Estimated fair values for securities available for sale, loans, deposits and borrowings were obtained from analysis performed by Salomon Smith Barney. The resulting net discount/premium on securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a sum-of-the-years digits method over eight and ten years, respectively. The actual discount/premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a sum-of-the-years digits method over their remaining estimated lives.

          (ii) Income taxes - a net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using a statutory tax rate of 47%.

         (B) The merger agreement requires Haven at the written request of Queens to modify and change certain of its policies and practices, including loan policies and practices, before the consummation of the merger so as to be consistent on a mutually satisfactory basis with those of Queens subject to compliance with generally accepted accounting principles and all applicable laws and regulations. Haven is not obligated to take any such action until after the date on which all required regulatory approvals and stockholder approvals are received and after receipt of written confirmation from Queens that it is not aware of any fact or circumstance that would prevent completion of the merger. Queens has advised Haven that it expects to make such a request and that it currently expects that compliance with such requirement will result in a reversal of the allowance for loan losses of $8,000,000. Differences in policies and practices of Haven and Queens which give rise to this additional provision include, but are not limited to, evaluation of current and future economic trends, estimation of fair value, particularly for collateral dependent loans, designation of non-accrual loans and underwriting standards. A corresponding deferred tax asset of $3,760,000 was recorded in other assets using Haven's historical statutory tax rate of 47%. The provision is not reflected in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations as the statements are prepared as if the merger had occurred on January 1, 2000. The provision is a non-recurring charge which would have been recorded by Haven prior to the merger assuming all regulatory and stockholder approvals were obtained, Queens made a written request and the merger was consummated. The reversal of the allowance for loan losses is reflected in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition of June 30, 2000. Excluding this reversal of the allowance for loan losses, Haven's actual historical allowance for loan losses was $17,235, loans receivable, net were $1,807,748, other assets was $42,296, total assets was $2,930,616, and retained earnings was $94,926. The following table reconciles the adjustments to the historical Haven and subsidiaries Consolidated Statement of Financial Condition at June 30, 2000 with the presentation of the Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition as of June 30, 2000.



                                                                                                                         ADJUSTED
                                                                                     HISTORICAL                         HISTORICAL
                                                                                       HAVEN           ADJUSTMENT          HAVEN
                                                                                                           (in thousands)
       Allowance for loan losses                                                   $  -17,235         $   8,000         $   -9,235
       Other assets                                                                    42,296            -3,760             38,536
       Retained earnings                                                               94,926             4,240             99,166

                                                                                       CASH            100% STOCK          TOTAL
C.     Haven's total common shares outstanding(i) (ii)                                                $ 174,387         $  174,387
       Cash-out of incremental stock options, net of tax(iii)                      $    5,959                                5,959
       Estimated transaction cost(iv)                                                  31,000                               31,000
                                                                                       36,959           174,387            211,346

     (i) Based on 9,119,219 shares of Haven common stock outstanding as of June 30, 2000.
     (ii) Based on average market closing price between June 23 and June 29, 2000 at $18.38125 of Queens common stock and exchange ratio of 1.04 of Haven common stock to Queens common stock.
     (iii) Assumes that none of the holders of Haven's stock options elect to exchange such option of Queens' options. As of June 30, 2000, there were 1,280,562 outstanding options to purchase Haven common stock with a weighted average price of $8.83. Statutory tax rate at 47%.
       (iv) Estimated transaction costs of $31 million consist of the following:

                                                                                                    In thousands
                                                                                                    ------------
       Merger-related compensation and severance                                   $  11,000
       Professional services                                                           4,000
       System and facilities conversion and other expense                             16,000

D.     Purchase accounting adjustments are estimated as follows:
       Haven's net assets-historical at June 30, 2000(i)                                                                $  112,790
       Adjustments to Haven's statement of condition:
         Termination of Haven's ESOP (payoff of loan payable)                                         $     795
         Termination of Haven's RRP                                                                         206
         Termination of Haven's Unearned compensation                                                       836
       Subtotal                                                                                                              1,837
       Fair value adjustment:(ii)
         Securities available for sale(iii)                                                             -76,900
         Securities available for sale (to restore the markdown on June 30, 2000)                        45,748
         Loans receivable                                                                               -85,200
         Deposits                                                                                         5,200
         Borrowings                                                                                      12,200
         Subtotal - net fair value adjustments                                                          -98,952
         Tax effects of fair value adjustments at 47%                                                    66,567
         Total net adjustments to net assets acquired                                                   -30,548
         Adjusted net assets acquired                                                                    82,242

     (i)   After adjustments as described above under note B.
     (ii) Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.
     (iii) Based on the intent to accelerate the disposition of such assets, an estimated purchase accounting adjustment was made.

E.     The excess of cost over the fair value of net assets acquired is set forth below:
       Total cost:
         Stock portion                                                                                $ 174,387
         Cash portion                                                                                    36,959
         Total                                                                                          211,346
         Net assets acquired                                                                             82,242
       Total excess of cost over the fair value of net assets acquired                                  129,104

F.     Purchase accounting adjustments to eliminate Haven's stockholders' equity account.

G. Pro forma adjustments to interest income and interest expense were calculated as follows:

                                                                              FOR THE YEAR ENDED        FOR THE SIX MONTHS
                                                                              DECEMBER 31, 1999         ENDED JUNE 30, 2000
                                                                                             (in thousands)
       Reduction in interest income on securities sold to fund
       acquisition and restructuring ($300,000 at 7.08%)                         -21,240                     -10,620
       Reduction in interest income on loans sold to fund acquisition
       and restructuring ($700,000 at 7.31%)                                     -51,170                     -25,585
       Accretion of discount on securities (8 years by using Sum of
       the Year Digit method)                                                     19,300                       9,650
       Accretion of discount on loans (10 years by using Sum of the
       Year Digit method)                                                         17,800                       8,900
         Total net adjustments - interest income                                 -35,310                     -17,655
       Reduction in interest expense on deposits ($141,000 @5.25%)                -7,560                      -3,780
       Reduction in interest on FHLB borrowings ($818,878 @6.24%)                -51,098                     -25,549
       Amortization of premium on deposits (7 years by using Sum of
       the Year Digit method)                                                      1,500                         750
       Amortization of premium on FHLB borrowings (1 year)                        12,200                       6,100
         Total net adjustments - interest expense                                -44,958                     -22,479

H. The amortization of the excess of cost over the fair value of net assets acquired is assumed to be straight-line over a Period of twenty years.

I. Income tax expense was calculated using Queen's estimated effective tax rate of 37%.

J. Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation per share for the periods presented were calculated using Queen's historical weighted average common and common stock equivalents plus 9,483,988 shares issued to Haven stockholders under the terms of the merger agreement.

K. The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the merger on Queen's results of operation for the next years:


       PROJECTED FUTURE                                                         NET INCREASE
       AMOUNTS FOR THE                                                           (DECREASE)
       YEARS ENDED              EXCESS OF COST OVER FAIR           NET           IN INCOME
       DECEMBER 31             VALUE OF NET ASSETS ACQUIRED    (ACCRETION)      BEFORE TAXES

       2000                               6,455                 (23,410)            16,955
       2001                               6,455                 (31,710)            25,255
       2002                               6,455                 (27,710)            21,255
       2003                               6,455                 (24,230)            17,775
       2004                               6,455                 (19,240)            12,785
       2005 and thereafter               96,828                 (54,400)           (42,428)


L. Adjustment made to reflect a non-recurring charge $7.1 million relating to the closing of the Mortgage subsidiary.

                                     EXPERTS

         The consolidated financial statements of Queens and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 included in Queens' 1999 Annual Report on Form 10-K have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, found in Queens' 1999 Annual Report on Form 10-K which is incorporated by reference in this document, and upon the authority of KPMG LLP as experts in accounting and auditing.

         With respect to the unaudited interim financial information of Queens for the periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999 which is incorporated herein by reference, KPMG LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Queens' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

         With respect to the unaudited interim financial information of Haven for the periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999 which is incorporated herein by reference, KPMG LLP have applied limited procedures in accordance with professional standards for a review of such information, and they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

         Queens expects representatives of KPMG LLP to attend Queens' special meeting, and Haven also expects representatives of KPMG LLP to attend Haven's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

                                  OTHER MATTERS

         As of the date of this document, the Queens board of directors and the Haven board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

QUEENS 2001 ANNUAL MEETING STOCKHOLDER PROPOSALS

         To be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2001, a shareholder proposal must be received by the Secretary of Queens at Queens' offices at 38-25 Main Street, Flushing, New York 11354 not later than November 17, 2000. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         The Queens by-laws provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of Queens not less than ninety
(90) days before the date originally fixed for such meeting, provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the tenth day following the date on which Queens' notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

         In order for notice of a stockholder proposal for consideration at Queens' 2001 Annual Meeting to be timely, Queens would have to receive such notice no later than January 19, 2001, assuming that the 2001 Annual Meeting is held on April 18, 2001 and that Queens provides at least 100 days notice or public disclosure of the date of the meeting. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's records of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder, and any material interest of such stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Queens to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

HAVEN 2001 ANNUAL MEETING STOCKHOLDER PROPOSALS

         Haven will hold a 2001 Annual Meeting of Stockholders only if the merger is not consummated before the time of such meeting. To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2001, a stockholder proposal must be received by the Secretary of Haven at 615 Merrick Avenue, Westbury, New York 11590, not later than December 7, 2000. Any such proposal will be subject to applicable laws, rules and regulations, including 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

         The Haven by-laws provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of Haven not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which Haven's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on Haven's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of Haven's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Haven to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements of inclusion established by the SEC in effect at the time such proposal is received.

                       WHERE YOU CAN FIND MORE INFORMATION

         Queens has filed with the SEC a registration statement under the Securities Act that registers the distribution to Haven stockholders of the shares of Queens stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Queens and Queens stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

       In addition, Queens and Haven file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room    New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
       Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549   New York, New York 10048          Suite 1400
                                                    Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Queens and Haven, who file electronically with the SEC. The address of the site is http://www.sec.gov.

         You should also be able to inspect reports, proxy statements and other information about Queens and Haven at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

         The SEC allows Queens and Haven to incorporate by reference information into this document. This means that Queens and Haven can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

         This document incorporates by reference the documents listed below that Queens and Haven previously filed with the SEC. They contain important information about the companies and their financial condition.

QUEENS SEC FILINGS                                                       PERIOD OR DATE FILED
-----------------------------------------------------------------------------------------------------------------
Annual Report on Form 10-K.......................       Year ended December 31, 1999

Quarterly Reports on Form 10-Q...................       Quarters ended March 31, 2000 and June 30, 2000

Current Reports on Form 8-K......................

The description of Queens common stock
set forth in the registration statement
on Form 8-A (No. 0-22278) filed pursuant to
Section 12 of the Securities Exchange Act,
including any amendment or report filed with
the SEC for the purpose of
updating this description........................       Filed on August 19, 1993

The description of the rights agreement,
contained in the registration statement
on Form 8-A filed pursuant to Section 12
of the Securities Exchange Act,
including any amendment or report filed
with the SEC for the purpose of updating
this description.................................       o

HAVEN SEC FILINGS                                                        PERIOD OR DATE FILED
-----------------------------------------------------------------------------------------------------------------

Annual Report on Form 10-K.......................       Year ended December 31, 1999

Quarterly Reports on Form 10-Q...................       Quarters ended March 31, 2000 and June 30, 2000

Current Reports on Form 8-K......................       Filed on April 11, 2000, April 24, 2000 and June 30, 2000

The description of Haven common
stock set forth in the registration
statement on Form 8-A filed pursuant to
Section 12 of the Securities Exchange Act,
including any amendment or report filed
with the SEC for the purpose of
updating this description........................       Filed on April 26, 1993

         In addition, Queens and Haven also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the Queens special meeting or Haven special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Queens has supplied all information contained or incorporated by reference in this document relating to Queens, as well as all pro forma financial information, and Haven has supplied all information relating to Haven.

         Documents incorporated by reference are available from Queens and Haven without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

  QUEENS COUNTY BANCORP, INC.                       HAVEN BANCORP, INC.
 Investor Relations Department                 Attention: Catherine Califano,
      38-25 Main Street                         Senior Vice President and
   Flushing, New York 11354                       Chief Financial Officer
     Phone: (718) 359-6400                          615 Merrick Avenue
                                                 Westbury, New York  11590
                                                   Phone: (516) 683-4483


         QUEENS AND HAVEN STOCKHOLDERS REQUESTING DOCUMENTS SHOULD DO SO BY O, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM QUEENS OR HAVEN, QUEENS OR HAVEN WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.

         NEITHER QUEENS NOR HAVEN HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Queens County Bancorp, Inc. (the "Company") certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

     o any breach of the director's duty of loyalty to the company or its stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

     o under Section 174 of the Delaware General Corporation Law (the "Act"), or

     o any transaction from which the director derived an improper personal benefit.

         The Company's certificate of incorporation also provides that each person who is made party to a suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act or by another other applicable law.

         The Company's certificate of incorporation also permits the Company to maintain insurance to protect itself and any director, officer, employee or agent against any such liability, expense or loss.

         Section 145 of the Act provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the Act provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------

2.1 Agreement and Plan of Merger, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc. (included as Appendix A to the Joint Proxy
                   Statement/Prospectus contained in this Registration
                   Statement).

3.1                Certificate of Incorporation of Queens County Bancorp, Inc.
                   (incorporated herein by reference to Exhibit 3.1 to Queens' Form S-1, Registration No. 33-66852, dated November 1, 1993).

3.2 By-Laws of Queens County Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Queens' Form S-1, Registration No. 33-66852, dated November 1, 1993).

4.1 Rights Agreement, dated as of January 16, 1996, between Queens County Bancorp, Inc. and ChaseMellon Shareholder Services, LLC, as Rights Agent, including the form of rights certificate attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4 to Queens' Form 8-K dated January 24, 1996).

5.1 Opinion of Sullivan & Cromwell, counsel to Queens, regarding validity of securities being registered.*

8.1 Opinion of Sullivan & Cromwell regarding material federal income tax consequences.*

8.2 Opinion of Thacher Proffitt & Wood regarding material federal income tax consequences.

10.1 Stock Option Agreement, dated as of June 27, 2000, between Queens County Bancorp, Inc. and Haven Bancorp, Inc. (included as Appendix B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

10.2               Agreement, dated June 27, 2000, by and between CFS Bank and
                   Dennis Hodne.

10.3 Agreement, dated June 27, 2000, by and between Queens County Bancorp, Inc. and Dennis Hodne.

10.4 Agreement, dated June 27, 2000, by and between CFS Bank and William J. Jennings II.

10.5 Agreement, dated June 27, 2000, by and between Queens County Bancorp, Inc. and William J. Jennings II.

10.6 Consulting Agreement, dated June 27, 2000, by and among Queens County Bancorp, Inc., Columbia Federal Savings Bank and Philip S. Messina.

23.1               Consent of KPMG LLP relating to Queens.*

23.2               Consent of KPMG, LLP relating to Haven.*

23.3 Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 to this Registration Statement).*

23.4 Consent of Thacher Proffitt & Wood (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

23.5 Consent of Lehman Brothers Inc. (included in the opinion filed as Exhibit 99.3 to this Registration Statement).

23.6 Consent of Salomon Smith Barney Inc. (included in the opinion filed as Exhibit 99.4 to this Registration Statement).

24.1               Powers of Attorney.*

99.1               Form of Proxy Card of Queens County Bancorp, Inc.*

99.2               Form of Proxy Card of Haven Bancorp, Inc.*

99.3 Opinion of Salomon Smith Barney Inc. (included as Appendix C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.4 Opinion of Lehman Brothers Inc. (included as Appendix D to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

* To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Queens County Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flushing, and State of New York.

                              QUEENS COUNTY BANCORP, INC.




                              By: /s/ Joseph R. Ficalora
                                 -----------------------------
                                 Joseph R. Ficalora
                                 Chairman, President and Chief Executive Officer (Principal Executive Officer)


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Ficalora) constitutes and appoints Joseph R. Ficalora, and Mr. Ficalora constitutes and appoints Michael J. Lincks, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any or all amendments to the Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                             Title

/s/ Joseph R. Ficalora              Chairman of the Board, President and Chief
----------------------              Executive Officer (Principal Executive
Joseph R. Ficalora                  Officer)


/s/ Michael J. Lincks               Executive Vice President and Corporate
----------------------              Secretary
Michael J. Lincks


/s/ Robert Wann                     Senior Vice President, Comptroller and
----------------------              Chief Financial Officer (Principal Financial
Robert Wann                         and Accounting Officer)


/s/ Harold E. Johnson               Director
----------------------
Harold E. Johnson

/s/ Donald M. Blake                 Director
----------------------
Donald M. Blake


/s/ Max L. Kupferberg               Director
----------------------
Max L. Kupferberg


/s/ Henry E. Froebel                Director
----------------------
Henry E. Froebel


/s/ Howard C. Miller                Director
----------------------
Howard C. Miller


/s/ Dominick Ciampa                 Director
----------------------
Dominick Ciampa


/s/ Richard H. O'Neill              Director
----------------------
Richard H. O'Neill

                                                                      APPENDIX A





================================================================================




                          AGREEMENT AND PLAN OF MERGER



                            dated as of June 27, 2000



                                 by and between



                           Queens County Bancorp, Inc.



                                       and



                               Haven Bancorp, Inc.





================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I      THE MERGER....................................................A-1
Section 1.1.   Structure of the Merger.......................................A-1
Section 1.2.   Effect on Outstanding Shares of Haven Common Stock............A-1
Section 1.3.   Exchange Procedures...........................................A-2
Section 1.4.   Stock Options.................................................A-3
Section 1.5.   Directors and Officers of Queens after Effective Time.........A-4
Section 1.6.   Certificate of Incorporation and By-laws......................A-4

ARTICLE II     REPRESENTATIONS AND WARRANTIES................................A-4
Section 2.1.   Disclosure Letters............................................A-4
Section 2.2.   Standards.....................................................A-4
Section 2.3.   Representations and Warranties of Haven.......................A-5
Section 2.4.   Representations and Warranties of Queens.....................A-13

ARTICLE III    CONDUCT PENDING THE MERGER...................................A-19
Section 3.1.   Conduct of Haven's Business Prior to the Effective Time......A-19
Section 3.2.   Forbearance by Haven.........................................A-19
Section 3.3.   Conduct of Queens' Business Prior to the Effective Time......A-21
Section 3.4.   Forbearance by Queens........................................A-21

ARTICLE IV     COVENANTS....................................................A-22
Section 4.1.   Acquisition Proposals........................................A-22
Section 4.2.   Certain Policies of Haven....................................A-23
Section 4.3.   Access and Information.......................................A-23
Section 4.4.   Certain Filings, Consents and Arrangements...................A-24
Section 4.5.   Antitakeover Provisions......................................A-24
Section 4.6.   Additional Agreements........................................A-25
Section 4.7.   Publicity....................................................A-25
Section 4.8.   Stockholders Meetings........................................A-25
Section 4.9.   Joint Proxy Statement-Prospectus; Comfort Letters............A-25
Section 4.10.  Registration of Queens Common Stock..........................A-25
Section 4.11.  Affiliate Letters............................................A-26
Section 4.12.  Notification of Certain Matters..............................A-26
Section 4.13   Directors and Officers.......................................A-26
Section 4.14.  Indemnification; Directors' and Officers' Insurance..........A-26
Section 4.15.  Tax-Free Reorganization Treatment............................A-27
Section 4.16.  Employees; Benefit Plans and Programs........................A-27
Section 4.17.  Advisory Board...............................................A-28

ARTICLE V      CONDITIONS TO CONSUMMATION...................................A-29
Section 5.1.   Conditions to Each Party's Obligations.......................A-29
Section 5.2.   Conditions to the Obligations of Queens......................A-29
Section 5.3.   Conditions to the Obligations of Haven.......................A-30

ARTICLE VI     TERMINATION..................................................A-31
Section 6.1.   Termination..................................................A-31
Section 6.2.   Effect of Termination........................................A-34

ARTICLE VII    CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME...................A-34
Section 7.1.   Effective Date and Effective Time............................A-34
Section 7.2.   Deliveries at the Closing....................................A-34

ARTICLE VIII   CERTAIN OTHER MATTERS........................................A-34
Section 8.1.   Certain Definitions; Interpretation..........................A-34
Section 8.2.   Survival.....................................................A-34
Section 8.3.   Waiver; Amendment............................................A-34
Section 8.4.   Counterparts.................................................A-35
Section 8.5.   Governing Law................................................A-35
Section 8.6.   Expenses.....................................................A-35
Section 8.7.   Notices......................................................A-35
Section 8.8.   Entire Agreement; etc........................................A-35
Section 8.9.   Assignment...................................................A-36
Section 8.10.  Waiver of Jury Trial.........................................A-36


                                    Exhibits

     Exhibit A - Form of Affiliate Letter [Section 4.11]

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                         SECTION

Advisory Board..........................................................4.17
Acquisition Transaction...............................................3.4(g)
Acquisition Proposal ..................................................Intro
Agreement..............................................................Intro
Average Index Price...................................................6.1(e)
Average Queens Market Value ..........................................1.2(a)
Bank Regulator........................................................2.3(i)
CFS Bank..............................................................2.2(b)
Closing..................................................................7.1
Closing Date.............................................................7.1
Code........................................................Intro. Statement
Confidentiality Agreement................................................4.1
Converted Options.....................................................1.4(a)
Costs................................................................4.14(a)
Covered Agreements.......................................................8.8
Covered Person........................................................2.3(y)
Derivatives Contract..............................................2.3(x)(ii)
DGCL.....................................................................1.1
Disclosure Letter........................................................2.1
Effective Date...........................................................7.1
Effective Termination Date........................................6.1(e)(ii)
Effective Time...........................................................7.1
Employment Agreements.................................................2.3(y)
Environmental Law.................................................2.3(q)(ii)
ERISA.................................................................2.3(m)
ERISA Affiliate.......................................................2.4(n)
Exchange Act.......................................................2.3(f)(i)
Exchange Agent........................................................1.3(a)
Exchange Ratio........................................................1.2(a)
Excluded Shares.......................................................1.2(a)
FDIA.............................................................2.3(a)(iii)
FDIC..............................................................2.3(a)(iv)
FHLB..............................................................2.3(a)(iv)
FRB...............................................................2.4(f)(ii)
GAAP..................................................................2.2(b)
Governmental Entity...................................................2.3(h)
Haven..................................................................Intro
Haven Certificate.....................................................1.2(a)
Haven Common Stock..........................................Intro. Statement
Haven Employee.......................................................4.16(a)
Haven Employee Plans..................................................2.3(m)
Haven's ESOP....................................................4.16(b)(iii)
Haven Option Agreement......................................Intro. Statement
Haven Option..........................................................1.4(a)
Haven Option Plans....................................................1.4(a)
Haven Pension Plan....................................................2.3(m)
Haven Preferred Stock..............................................2.3(b)(i)
Haven Preferred Share Purchase Right..................................1.2(a)
Haven Qualified Plan..................................................2.3(m)
Haven Rights Agreement................................................1.2(a)
Haven's Reports....................................................2.3(f)(i)
Haven RRPs...............................................................1.2
Hazardous Material................................................2.3(q)(ii)
HOLLA.................................................................2.3(a)
Indemnified Party....................................................4.14(a)

Index Group...........................................................6.1(e)
Index Price...........................................................6.1(e)
Index Ratio...........................................................6.1(e)
Initial Queens Market Value...........................................6.1(e)
IRS...................................................................2.3(m)
Joint Proxy Statement-Prospectus...................................2.3(e.e.)
Letter of Transmittal.................................................1.3(a)
Loan..................................................................2.3(r)
Loan Property.....................................................2.3(q)(ii)
Material Adverse Effect...............................................2.2(b)
Maximum Agreement....................................................4.14(d)
Merger...................................................................1.1
Merger Consideration..................................................1.2(a)
NASD..............................................................2.3(f)(ii)
Nasdaq Stock Market..................................................4.10(c)
New Queens Directors.................................................4.13(a)
New Compensation and Benefits Program............................4.16(a)(ii)
Option Washout Payment................................................1.7(b)
OREO.............................................................2.3(r)(iii)
OTS...................................................................2.3(e)
Participation Facility............................................2.3(q)(ii)
PBGC..................................................................2.3(m)
Queens......................................................Intro. Statement
Queens Bank...........................................................2.2(b)
Queens Common Stock...................................................1.2(a)
Queens Employee Plan..................................................2.4(n)
Queens Market Value...................................................6.1(e)
Queens Pension Plan...................................................2.4(n)
Queens Preferred Stock.............................................2.4(b)(i)
Queens Qualified Plan.................................................2.4(n)
Queens Ratio............................................................6.16
Queens Rights Agreement ..............................................1.2(a)
Queens' Reports....................................................2.4(f)(i)
Registration Statement...............................................2.3(ee)
Requisite Regulatory Approvals........................................2.3(e)
SAIF..............................................................2.3(a)(iv)
SEC................................................................2.3(f)(i)
Securities Act.......................................................2.3(ee)
SRO...............................................................2.3(f)(ii)
Significant Subsidiary................................................2.3(a)
Starting Date.........................................................6.1(e)
Stock Adjustment......................................................1.2(b)
Stockholder Meeting......................................................4.8
Subsidiary............................................................2.3(a)
Unsolicited Acquisition Proposal.........................................4.1
Third Party Non-Regulatory Consents...................................5.1(b)
Valuation Date........................................................6.1(e)
Voting Debt.......................................................2.3(b)(ii)

                          AGREEMENT AND PLAN OF MERGER

         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of June, 2000 ("Agreement"), by and between QUEENS COUNTY BANCORP, INC., a Delaware corporation ("Queens"), and HAVEN BANCORP, INC., a Delaware corporation ("Haven").

                             INTRODUCTORY STATEMENT

         The Board of Directors of each of Queens and Haven (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Queens and Haven, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

         Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Queens' willingness to enter into this Agreement, Queens and Haven have entered into a stock option agreement ("Option Agreement"), pursuant to which Haven has granted to Queens an option to purchase shares of Haven's common stock, par value $.01 per share ("Haven Common Stock"), upon the terms and conditions contained therein.

         The parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes.

         Queens and Haven desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1. Structure of the Merger. On the Effective Date (as defined herein), Haven will merge with and into Queens ("Merger"), with Queens being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Subject to the receipt of any necessary clearances, the parties intend that the name of the Surviving Corporation shall be "New York Community Bancorp, Inc." (or a variation thereof acceptable to Queens). Upon consummation of the Merger, the separate corporate existence of Haven shall cease. Queens shall continue to be governed by the laws of the State of Delaware, and its separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Queens may at any time prior to the Effective Time change the method of effecting the combination with Haven (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (1) alter or change the amount or kind of consideration to be issued to holders of Haven Common Stock as provided for in this Agreement, (2) adversely affect the tax treatment of Haven or Haven's stockholders as a result of receiving the Merger Consideration (as defined herein), (3) materially impede or delay consummation of the transactions contemplated by this Agreement or (4) adversely effect the obligations of Queens hereunder. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         Section 1.2. Effect on Outstanding Shares of Haven Common Stock.

              (a) By virtue of the Merger, automatically and without any action on the part of the holders of Haven Common Stock, each share of Haven Common Stock issued and outstanding at the Effective Time (as defined herein), other than (i) shares held directly or indirectly by Queens (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held by Haven as treasury stock and (iii) unallocated shares held in the Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plan for Officers and Employees and the Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors (collectively, "Haven RRPs") (such shares referred to in clauses (i), (ii) and (iii) being referred to herein as the "Excluded Shares"), together with the related preferred share purchase right ("Haven Preferred Share Purchase Right") issued pursuant to the Stockholder Rights Agreement ("Haven Rights Agreement"), dated as of January 25, 1996, between Haven and Chemical Bank, as Rights Agent, to the extent that they shall exist, shall become and be converted into the right to receive 1.04 shares (the "Exchange Ratio") of Queens common stock par value $0.01 per share ("Queens Common Stock"), together with the related preferred share purchase right issuable pursuant to any rights agreement entered into by Queens ("Queens Rights Agreement") provided, however, that notwithstanding any other provision hereof, no fraction of a share of Queens Common Stock and no certificates or scrip therefor will be issued in the Merger; instead Queens shall pay to each holder of Haven Common Stock who would otherwise be entitled to a fraction of a share of Queens Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the last reported sale price of Queens Common Stock on the day immediately preceding the Effective Time. The shares of Queens Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "Merger Consideration."

              At and after the Effective Time, each certificate ("Haven Certificate") previously representing shares of Haven Common Stock (except as specifically set forth in this Section 1.2) shall represent only the right to receive the Merger Consideration. The record holder of such outstanding Haven Certificate shall, after the Effective Date, be entitled to vote the shares of Queens Common Stock into which the shares of Haven Common Stock evidenced by such certificate shall have been so converted on any matters on which the holders of record of Queens Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

              (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Queens Common Stock shall have been changed into a different number of shares or into a different class (or a record date for such a change shall have been determined) by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Exchange Ratio shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

              (c) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Queens Common Stock and Queens Preferred Stock (as defined herein) that are held by Haven, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of Queens.

         Section 1.3. Exchange Procedures.

              (a) Appropriate transmittal materials (the "Letter of Transmittal") will be mailed within three business days after the Effective Date to each holder of record of Haven Common Stock as of the Effective Time. Prior to the Effective Time, Queens shall deposit, or shall cause to be deposited, with a bank or trust company as shall be selected by Queens and reasonably acceptable to Haven (the "Exchange Agent"), for the benefit of the holders of shares of Haven Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 1.2(a), and Queens shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Queens Common Stock to provide for payment of the Queens Common Stock.

              (b) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to Haven Certificates shall pass, only upon delivery of Haven Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Queens may reasonably determine and
(iii) include instructions for use in effecting the surrender of Haven Certificates in exchange for the Merger Consideration. Upon the proper surrender of Haven Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Haven Certificates shall be entitled to receive in exchange therefor (1) a certificate representing that number of whole shares of Queens Common Stock that such holder has the right to receive pursuant to Section 1.2 and (2) a check in the amount equal to the cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.2(a) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.3(c). Haven Certificates so surrendered shall forthwith be canceled. No later than 10 business days following receipt of the properly completed Letter of Transmittal and the requisite Haven Certificates, the Exchange Agent shall distribute Queens Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Queens Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Haven Common Stock not registered in the transfer records of Haven, the Merger Consideration shall be issued to the transferee thereof if Haven Certificates representing such Haven Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Queens and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

              (c) No interest will be paid on the cash in lieu of fractional shares. Whenever a dividend or other distribution is declared by Queens on Queens Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividends or other distributions declared or made after the Effective Time with respect to Queens Common Stock shall be remitted to any person entitled to receive shares of Queens Common Stock hereunder until such person surrenders his or her Haven Certificates in accordance with this Section 1.3. Upon the surrender of such person's Haven Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Queens Common Stock represented by such person's Haven Certificates.

              (d) From and after the Effective Time there shall be no transfers on the stock transfer records of Haven of any shares of Haven Common Stock. If, after the Effective Time, Haven Certificates are presented to Queens, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

              (e) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2(a), any dividends or other distributions to be paid pursuant to this Section 1.3 that remains unclaimed by the stockholders of Haven for six months after the Effective Time, as well as any proceeds from any investments, shall be repaid by the Exchange Agent to Queens upon the written request of Queens. After such request is made, any stockholders of Haven who have not theretofore complied with this Section 1.3 shall look only to Queens for the Merger Consideration deliverable in respect of each share of Haven Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding Haven Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Queens (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Queens, the Exchange Agent or any other person shall be liable to any former holder of Haven Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) Queens and the Exchange Agent shall be entitled to rely upon Haven's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Haven Certificate, Queens and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

              (g) If any Haven Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Haven Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Haven Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Haven Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

         Section 1.4. Stock Options.

              (a) Subject to Section 1.4(b), each option to purchase shares of Haven Common Stock that has been issued by Haven and is outstanding at the Effective Time (each, a "Haven Option") pursuant to the Haven Incentive Stock Option Plan, the Haven Stock Option Plan for Outside Directors and the Haven Stock Incentive Plan (collectively, the "Haven Option Plans") shall be converted into an option to purchase shares of Queens Common Stock as follows:

                   (i) the aggregate number of shares of Queens Common Stock issuable upon the exercise of each converted Haven Option after the Effective Time shall be equal to the product of (A) the Exchange Ratio multiplied by (B) the number of shares of Haven Common Stock issuable upon exercise of the Haven Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Queens Common Stock; and

                   (ii) the exercise price per share of each converted Haven Option shall be equal to the quotient of the exercise price of such Haven Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any Haven Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of Queens Common Stock issuable upon exercise of and the exercise price per share for such converted Haven Option determined in the manner provided above shall be further adjusted in such manner as Queens may determine to be necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase shares of Queens Common Stock that arise from the operation of this Section 1.4 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to Haven Options that they replace. Prior to the Effective Time, Queens shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.4.

              (b) Notwithstanding Section 1.4(a) and subject to the provisions of this Section 1.4(b), any Haven Option shall, if so requested by the option holder, be canceled and shall cease to be exercisable. Any such request shall be made in writing in the form and manner specified by Haven and reasonably acceptable to Queens and shall be delivered to Queens at least ten (10) business days prior to the Effective Time. In consideration for such cancellation, each holder of a Haven Option making such request shall be paid, with respect to each Haven Option so canceled, an amount equal to the excess (if any) of the product of the Queens Market Value (as defined herein) times the Exchange Ratio over the price at which the holder may acquire a share of Haven Common Stock upon exercise of such Haven Option (such excess, the "Option Cashout Payment"). Such payment shall be made as soon as practicable following the Effective Time or, if later in the case of any holder of a Haven Option, the date on which such holder delivers to Haven his written acceptance of an Option Cashout Payment as full and complete consideration for the cancellation of each Haven Option held by such holder. Haven shall take such action as is necessary or appropriate under the terms of Haven's Option Plans to convert each Haven Option for which such a request is timely made as of the Effective Time, into the right to receive an Option Cashout Payment upon the terms and conditions set forth herein. Such payment hereunder shall be subject to withholding for applicable federal, state and local taxes.

              (c) Prior to the date of Haven stockholders meeting contemplated by Section 4.8, Haven shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which Haven Options have been granted to provide for the conversion of Haven Options outstanding at the Effective Time into Converted Options and to effect any other modifications contemplated by Section 1.4(a).

              (d) Concurrently with the reservation of shares of Queens Common Stock to provide for the payment of the Merger Consideration, Queens shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Queens Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. As soon as practicable following the Effective Time, Queens shall (i) cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument, in such form and of such substance as Queens may reasonably determine, evidencing such holder's rights with respect to the Converted Options; and (ii) file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Queens Common Stock issuable upon exercise of the Converted Options.

         Section 1.5. Directors and Officers of Queens after Effective Time. At the Effective Time, the directors and officers of Queens shall consist of (a) the directors and officers of Queens serving immediately prior to the Effective Time and (b) such additional persons who shall become directors or officers of Queens as contemplated by Section 4.13 and any employment agreements entered into by and between Queens and any officer of Haven.

         Section 1.6. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of Queens immediately after the Merger shall be those of Queens as in effect immediately prior to the Effective Time, except as may be affected by the proposed change of name of Queens.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Disclosure Letters. On or prior to the execution and delivery of this Agreement, Haven and Queens each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

         Section 2.2. Standards.


              (a) No representation or warranty of Haven or Queens contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect (as defined herein). Haven's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Queens.

              (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of Haven or Queens, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles ("GAAP") or interpretations thereof that apply to both Queens and Queens County Savings Bank, a New York State chartered savings bank ("Queens Bank") and Haven and CFS Bank, a federally chartered savings association ("CFS Bank"), as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of
(x) a representation or warranty contained in Section 2.3(a)(i) and (iv),
Section 2.3(d), Section 2.3(g)(iii), Section 2.4(a)(i) and (iv), Section 2.4(d), 2.4(g)(ii) or Section 2.4(l) to be true and correct or (y) a representation or warranty contained in Section 2.3(a)(v), Section 2.3(b), Section 2.3(c), clause
(ii) of Section 2.3(e), Section 2.3(f)(i), Section 2.3(k)(i)(E), the first sentence of Section 2.3(m), Section 2.3(p), Section 2.3(u), Section 2.3(aa),
Section 2.4(a)(v), Section 2.4(b), Section 2.4(c), clause (ii) of Section 2.4(e), Section 2.4(f)(i), the first sentence of Section 2.4(n), Section 2.4(q),
Section 2.4(u) and Section 2.4(y) to be true and correct in all material respects.

              (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

         Section 2.3. Representations and Warranties of Haven. Subject to Sections 2.1 and 2.2, Haven represents and warrants to Queens that, except as specifically disclosed in Haven's Disclosure Letter:

              (a) Organization. (i) Haven is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). CFS Bank is a savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined herein) of Haven. Each Significant Subsidiary (as defined herein) of Haven, other than CFS Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Haven and its Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, and the term "Significant Subsidiary" shall mean each Subsidiary that is a "significant subsidiary" as defined in Regulation S-X, promulgated by the SEC (as defined herein), as in effect as of the date hereof.

                   (ii) Haven and each of its Significant Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                   (iii) Haven's Disclosure Letter sets forth all of Haven's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Haven owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each such Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Haven owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Haven other than CFS Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by Haven or any of its other Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by Haven or a Subsidiary of Haven free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                   (iv) The deposits of CFS Bank are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA. CFS Bank is a member of the Federal Home Loan Bank ("FHLB") of New York.

                   (v) As of the date of this Agreement, CFS Bank is "well managed" and "well capitalized" as defined under applicable federal banking law and regulation.

              (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Haven consists of 30,000,000 shares of Haven Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Haven Preferred Stock"). As of the date of this Agreement, (A) 9,119,219 shares of Haven Common Stock were issued and outstanding, (B) no shares of Haven Preferred Stock were issued and outstanding, (C) no shares of Haven Common Stock were reserved for issuance, except that 1,299,962 shares of Haven Common Stock were reserved for issuance pursuant to Haven Option Plans, which includes 1,299,962 shares reserved for issuance upon the exercise of options that have already been granted under Haven Option Plans, (D) no shares of Haven Preferred Stock were reserved for issuance except pursuant to Haven Rights Agreement and (E) 799,531 shares of Haven Common Stock were held by Haven in its treasury or by its Subsidiaries. The authorized capital stock of CFS Bank consists of 10,500,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of this date of the Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by Haven. All outstanding shares of capital stock of Haven and CFS Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Haven in its treasury or by its Significant Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares. Haven's Disclosure Letter sets forth a complete and accurate list of all options to purchase Haven Common Stock that have been granted pursuant to Haven Option Plans and all restricted stock grants under Haven Option Plans and Haven RRPs, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

                   (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Haven may vote ("Voting Debt") are issued or outstanding.

                   (iii) Except for the Option Agreement, neither Haven nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Haven or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Haven or any of its Subsidiaries or obligating Haven or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Haven or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Haven or any of its Subsidiaries.

              (c) Authority. Haven has the requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of Haven's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by Haven's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Haven. This Agreement has been duly executed and delivered by Haven and constitutes a valid and binding obligation of Haven, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

              (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of Haven Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Haven required for approval of this Agreement by Haven and the consummation by Haven of the Merger and the related transactions contemplated hereby. Haven has received the written opinion of Lehman Brothers, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Haven's stockholders.

              (e) No Violations. The execution, delivery and performance of this Agreement and the Option Agreement by Haven do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute (i) assuming (in the case of this Agreement only) receipt of all Requisite Regulatory Approvals (as defined herein) and (in the case of this Agreement only) requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Haven or any of its Significant Subsidiaries, or to which Haven or any of its Significant Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Haven or the similar organizational documents of any of its Significant Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Haven or any of its Significant Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Haven or any of its Significant Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (v) the approval of the holders of a majority of the outstanding shares of Haven Common Stock referred to in Section 2.3(d), (w) the approval of the Office of Thrift Supervision ("OTS") under the HOLA, the approval of the FDIC under Section 18(c) of the FDIA, the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (including the approval for Queens to become a financial holding company in connection with the Merger) and the approval of the NASD for a change in control of any broker-dealers, (x) the declaration of effectiveness by the SEC (as defined herein) of the Registration Statement (as defined herein) and the SEC's approval of Haven's and Queens' proxy materials, (y) approval of the Antitrust Division of the Department of Justice or the Federal Trade Commission under the antitrust laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the expiration of any required waiting periods thereunder ((w), (x) and (y) are, collectively, referred to as the "Requisite Regulatory Approvals") and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or Option Agreement.

              (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by Haven on or subsequent to December 31, 1998 with the Securities and Exchange Commission ("SEC") under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (collectively, "Haven's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Haven included in Haven's Reports complied, as of its respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in Haven's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial condition, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

                   (ii) Haven and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the National Association of Securities Dealers, Inc. ("NASD"), and (E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

              (g) Absence of Certain Changes or Events. Since March 31, 2000,
(i) Haven and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Haven and its Subsidiaries have conducted their respective businesses, other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto, only in the ordinary course of such businesses and (iii) there has not been any Material Adverse Effect with respect to Haven.

              (h) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or any federal, state, local or foreign governmental or regulatory body (each, a "Governmental Entity") is pending against Haven or any of its Subsidiaries and, to the best of Haven's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

              (i) Absence of Regulatory Actions. Neither Haven nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (each, a "Bank Regulator"), or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

              (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Haven or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Haven or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Haven's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Haven or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Haven or any of its Subsidiaries do not file tax returns that Haven or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Haven or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Haven's balance sheet (in accordance with GAAP). Haven and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Haven and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Haven and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Haven nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of
Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

              (k) Agreements. (i) Except for this Agreement, the Option Agreement and arrangements made in the ordinary course of business, Haven and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that is required to but has not been filed with or incorporated by reference in Haven's Reports. Except as disclosed in Haven's Reports filed prior to the date of this Agreement, neither Haven nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of Haven or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Haven or any of its Subsidiaries of the nature contemplated by this Agreement or the Option Agreement, (C) agreement with respect to any employee or director of Haven or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement or
(E) agreement containing covenants that limit the ability of Haven or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Haven (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                   (ii) Neither Haven nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                   (iii) Haven and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Haven nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Haven and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

              (l) Labor Matters. Neither Haven nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Haven or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Haven or any of its Subsidiaries pending or, to Haven's knowledge, threatened. Haven and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

              (m) Employee Benefit Plans. Haven's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Haven or any of its Subsidiaries (hereinafter referred to collectively as the "Haven Employee Plans"). All Haven Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon Haven or any of its Subsidiaries. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected by Haven or any of its Subsidiaries to be incurred with respect to any Haven Employee Plan which is subject to Title IV of ERISA ("Haven Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Haven or any entity which is considered one employer with Haven under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). No Haven Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Haven Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Haven Pension Plan as of the end of the most recent plan year with respect to the respective Haven Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Haven Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Haven Pension Plan within the 12-month period ending on the date hereof. Neither Haven nor any of its Subsidiaries has provided, or is required to provide, security to any Haven Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code. Neither Haven, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Haven Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Haven Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and Haven and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Haven's knowledge, threatened litigation, administrative action or proceeding relating to any Haven Employee Plan. Except as provided elsewhere in this Agreement, there has been no announcement or commitment by Haven or any of its Subsidiaries to create an additional Haven Employee Plan, or to amend any Haven Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Haven Employee Plan; and, Haven and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Haven Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. All contributions required to be made under the terms of any Haven Employee Plan have been timely made or have been reflected on Haven's Reports. With respect to Haven or any of its Subsidiaries, for Haven Employee Plans listed in Haven's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Haven or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Haven Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each Haven Employee Plan, Haven has supplied to Queens a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Haven Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Haven Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Haven Employee Plan, if Haven Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Haven Employee Plan is a Haven Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Haven Employee Plan is a Haven Qualified Plan.

              (n) Title to Assets. Haven and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which Haven or any of its Subsidiaries is lessor is valid and in full force and effect, and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Haven and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Haven to be adequate for the current business of Haven and its Subsidiaries.

              (o) Compliance with Laws. Haven and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Haven, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Haven have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of Haven and its Subsidiaries are not being, and have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity or any policy or procedure.

              (p) Fees. Other than financial advisory services performed for Haven by Lehman Brothers, Inc. pursuant to an agreement dated September 17, 1999, a true and complete copy of which is set forth in Haven's Disclosure Letter, neither Haven nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Haven or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

              (q) Environmental Matters. (i) With respect to Haven and each of its Subsidiaries:

                   (A) Each of Haven and its Subsidiaries, the Participation Facilities (as defined herein), and, to Haven's knowledge, the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

                   (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Haven's knowledge, threatened, before any court, governmental agency or board or other forum against Haven or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

                   (C) To Haven's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Haven or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                   (D) To Haven's knowledge, the properties currently owned or operated by Haven or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                   (E) Neither Haven nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                   (F) To Haven's knowledge, there are (i) no underground storage tanks on, in or under any properties owned or operated by Haven or any of its Subsidiaries, any Participation Facility or any Loan Property, and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Haven or any of its Subsidiaries, any Participation Facility or any Loan Property; and

                   (G) To Haven's knowledge, during the period of (l) Haven's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (m) Haven's or any of its Subsidiaries' participation in the management of any Participation Facility or (n) Haven's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Haven's knowledge, prior to the period of (x) Haven's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Haven's or any of its Subsidiaries' participation in the management of any Participation

     Facility or (z) Haven's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

                   (ii) The following definitions apply for purposes of this
Section 2.3(q) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or any of its Subsidiaries) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any property in which the applicable party (or a Subsidiary of it) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including, without limitation, (1) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (2) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

              (r) Loan Portfolio; Allowance; Asset Quality. (i) With respect to each loan owned by Haven or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of Haven:

                   (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                   (B) neither Haven nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                   (C) Haven or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Haven's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Haven;

                   (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                   (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Haven;

                   (F) there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

                   (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

                   (ii) The allowance for possible losses reflected in Haven's audited statements of condition at December 31, 1999 and March 31, 2000 (unaudited) were, and the allowance for possible losses shown on the balance sheets in Haven's Reports for periods ending after March 31, 2000 will be, adequate, as of the dates thereof, under GAAP applicable to stock savings banks consistently applied.

                   (iii) Haven's Disclosure Letter sets forth, as of May 31, 2000, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Haven and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import. The other real estate owned ("OREO") included in any non-performing assets of Haven or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current management appraisals or evaluations to the extent material; provided, however, that "current" shall mean within the past 12 months.

              (s) Deposits. None of the deposits of Haven or any of its Subsidiaries is a "brokered" deposit.

              (t) Haven Rights Agreement. The Haven Rights Agreement has been amended (the form of which is set forth in Haven's Disclosure Letter) so as to provide that Queens will not become an "Acquiring Person" and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in Haven Rights Agreement) will occur as a result of the approval, execution or delivery of the Covered Agreements or any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of the then outstanding Haven Common Stock.

              (u) Antitakeover Provisions Inapplicable. Haven and its Subsidiaries have taken all actions required to exempt Haven and Queens and the Covered Agreements or any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of the then outstanding Haven Common Stock from any provisions of an antitakeover nature in their organization certificates and bylaws and the provisions of Section 203 of the DGCL.

              (v) Material Interests of Certain Persons. Except as disclosed in Haven's Proxy Statement for its 2000 Annual Meeting of Stockholders, no officer or director of Haven, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Haven or any of its Subsidiaries.

              (w) Insurance. Haven and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Haven and its Subsidiaries are in full force and effect, Haven and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

              (x) Investment Securities; Borrowings. (i) Except for investments in FHLB stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to customary commercial terms and conditions and entered into in the ordinary course of business, and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of Haven included in Haven's Report on Form 10-K for the year ended December 31, 1999, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1999, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                   (ii) Neither Haven nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of March 31, 2000) in Haven's Disclosure Letter or disclosed in Haven's Reports filed on or prior to the date hereof.

                   (iii) Set forth in Haven's Disclosure Letter is a true and complete list of Haven's borrowed funds (excluding deposit accounts) as of June 23, 2000.

              (y) Indemnification. Neither Haven nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or have served as a director or officer of Haven or any of its Subsidiaries or who serve or have served in any other capacity with any other enterprise at the request of Haven (a "Covered Person"), except as provided in Haven's employment agreements with Covered Persons ("Employment Agreements"), the organization certificate or bylaws of Haven or any of its Subsidiaries, or as required by any applicable law or regulation, and, to the best knowledge of Haven, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of Haven or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

              (z) Books and Records. The books and records of Haven and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

              (aa) Corporate Documents. Haven has made available to Queens true and complete copies of its certificate of incorporation and bylaws and of CFS Bank's organization certificate and bylaws. The minute books of Haven and each Significant Subsidiary contain records of all meetings and other corporate actions taken by their respective boards of directors (and each committee thereof) and their stockholders and are complete and correct in all material respects.

              (bb) Liquidation Account. The Merger will not result in any payment or distribution payable out of the liquidation account of CFS Bank established in connection with CFS Bank's conversion from mutual to stock form.

              (cc) Tax Treatment of the Merger. As of the date hereof, Haven has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the Code.

              (dd) Beneficial Ownership of Queens Common Stock. As of the date hereof, Haven does not beneficially own any shares of Queens Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Queens Common Stock.

              (ee) Registration Statement. The information regarding Haven to be supplied by Haven for inclusion in (i) the Registration Statement (as defined herein) on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by Queens for the purpose of, among other things, registering the Queens Common Stock to be issued to Haven's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the joint proxy statement to be filed with the SEC by Haven and Queens under the Exchange Act and distributed in connection with Haven's and Queens' respective meeting of stockholders to vote upon this Agreement (together with the prospectus included in the Registration Statement, the "Joint Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 2.4. Representations and Warranties of Queens. Subject to Sections 2.1 and 2.2, Queens represents and warrants to Haven that, except as specifically disclosed in Queens' Disclosure Letter:

              (a) Organization. (i) Queens is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Queens Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York and is a wholly-owned Subsidiary of Queens. Each Significant Subsidiary of Queens, other than Queens Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Queens and its Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                   (ii) Queens and each of its Subsidiaries has the requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                   (iii) Queens' Disclosure Letter sets forth all of Queens' Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which Queens owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each such Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Queens owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Queens other than Queens Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by Queens or any of its other Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by Queens or a Subsidiary of Queens free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                   (iv) The deposits of Queens Bank are insured by the Bank Insurance Fund or SAIF of the FDIC to the extent provided in the FDIA.

              (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Queens consists of 60,000,000 shares of Queens Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Queens Preferred Stock"). As of the date of this Agreement, (A) 20,764,910 shares of Queens Common Stock were issued and outstanding, (B) no shares of Queens Preferred Stock were issued and outstanding, (C) no shares of Queens Common Stock were reserved for issuance, except that 2,400,290 shares of Queens Common Stock were reserved for issuance pursuant to the Queens County Bancorp, Inc. 1993 Incentive Stock Option Plan, the Queens County Savings Bank 1993 Directors' Stock Option Plan and the Queens County Savings Bank 1997 Stock Option Plan, (D) no shares of Queens Preferred Stock were reserved for issuance except pursuant to the Queens Rights Agreement and (E) 10,205,783 shares of Queens Common Stock were held by Queens in its treasury or by its Subsidiaries. The authorized capital stock of Queens Bank consists of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by Queens. All outstanding shares of capital stock of Queens and Queens Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Queens in its treasury or by its Significant Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and, as of the date hereof, there are no agreements or understandings with respect to the voting or disposition of any such shares.

                   (ii) As of the date of this Agreement, no Voting Debt of Queens is issued or outstanding.

                   (iii) As of the date of this Agreement, neither Queens nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Queens or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Queens or any of its Subsidiaries or obligating Queens or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Queens or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Queens or any of its Subsidiaries.

              (c) Authority. Queens has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of Queens' stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by Queens' stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Queens. This Agreement has been duly executed and delivered by Queens and constitutes a valid and binding obligation of Queens, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

              (d) Stockholder Approval; Fairness Opinion. The affirmative vote of the holders of a majority of the outstanding shares of the Queens Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Queens required for approval of this Agreement by Queens and the consummation of the Merger and the related transactions contemplated hereby. Queens has received the written opinion of Salomon Smith Barney to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Queens.

              (e) No Violations. The execution, delivery and performance of this Agreement by Queens do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Queens or any of its Significant Subsidiaries, or to which Queens or any of its Significant Subsidiaries (or any of their respective properties) is subject,
(ii) a breach
or violation of, or a default under, the certificate of incorporation or bylaws of Queens or the similar organizational documents of any of its Significant Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Queens or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Queens or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (w) the approval of the holders of a majority of the outstanding shares of Queens Common Stock referred to in Section 2.4(d), (x) the Requisite Regulatory Approvals, (y) the declaration of effectiveness by the SEC of the Registration Statement and the SEC's approval of Queens' and Haven's proxy materials and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement.

              (f) Reports. (i) As of their respective dates, none of the reports or other statements filed by Queens, on or subsequent to December 31, 1998, with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, "Queens' Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Queens included in Queens' Report complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10- Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in Queens' Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial condition, results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

                   (ii) Queens and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1999 with (A) the Federal Reserve Board (the "FRB"), (B) the New York Banking Department, (C) the SEC, (D) the NASD and (E) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

              (g) Absence of Certain Changes or Events. Except as disclosed in Queens' Reports filed on or prior to the date of this Agreement, from the date of March 31, 2000, there has not been any Material Adverse Effect with respect to Queens.

              (h) Absence of Claims. No litigation, proceeding, controversy, claim or action before any court or Governmental Entity is pending against Queens or any of its Subsidiaries, and, to the best of Queens' knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

              (i) Absence of Regulatory Actions. Neither Queens nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator, or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

              (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Queens or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Queens or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Queens' balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

              (k) Agreements. (i) Except for arrangements made in the ordinary course of business, as of the date hereof Queens and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that is required to but has not been filed with or incorporated by reference in Queens' Report. Except as disclosed in Queens' Report filed prior to the date of this Agreement, as of the date hereof neither Queens nor any of its Subsidiaries is a party to an oral or written agreement containing covenants that limit the ability of Queens or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Queens (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                   (ii) Neither Queens nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                   (iii) Queens and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Queens nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Queens and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

              (l) Queens Common Stock. The shares of Queens Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

              (m) Labor Matters. Neither Queens nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Queens or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Queens or any of its Subsidiaries pending or, to Queens' knowledge, threatened. Queens and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

              (n) Employee Benefit Plans. Queens' Disclosure Letter contains a complete and accurate list as of the date hereof of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Queens or any of its Subsidiaries (hereinafter referred to collectively as the "Queens Employee Plans"). All of the Queens Employee Plans comply in all respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon Queens or any of its Subsidiaries. No liability to the PBGC has been or is expected by Queens or any of its Subsidiaries to be incurred with respect to any Queens Employee Plan which is subject to Title IV of ERISA ("Queens Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Queens or any entity which is considered one employer with Queens under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). No Queens Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Queens Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Queens Pension Plan as of the end of the most recent plan year with respect to the respective Queens Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Queens Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Queens Pension Plan within the 12-month period ending on the date hereof. Neither Queens nor any of its Subsidiaries has provided, or is required to provide, security to any Queens Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code. Neither Queens, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Queens Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Queens Qualified Plan") has received a favorable determination letter from the IRS, and Queens and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Queens Qualified Plan that is an

"employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such Queens Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to Queens' knowledge, threatened litigation, administrative action or proceeding relating to any Queens Employee Plan. As of the date of this Agreement, there has been no announcement or commitment by Queens or any of its Subsidiaries to create an additional Queens Employee Plan, or to amend any Queens Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Queens Employee Plan; and, Queens and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Queens Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. With respect to Queens or any of its Subsidiaries, for the Employee Plans listed in Queens' Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Queens or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Queens Employee Plan or accelerate the time of payment or vesting of any such benefit. All contributions required to be made under the terms of any Queens Employee Plan have been timely made or have been reflected on Queens' Reports. With respect to each Queens Employee Plan, Queens has supplied to Haven a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Queens Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Queens Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Queens Employee Plan, if the Queens Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Queens Employee Plan is a Queens Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Queens Employee Plan is a Queens Qualified Plan.

              (o) Title to Assets. Queens and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which Queens or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Queens and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Queens to be adequate for the current business of Queens and its Subsidiaries.

              (p) Compliance with Laws. Queens and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Queens, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Queens have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of Queens and its Subsidiaries are not being, and have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity or any policy or procedure.

              (q) Fees. Other than the financial advisory services performed for Queens by Salomon Smith Barney, the fee for which is set forth in Queens' Disclosure Letter, neither Queens nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Queens or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

              (r) Environmental Matters. With respect to Queens and each of its
Subsidiaries:

                   (i) Each of Queens and its Subsidiaries, the Participation Facilities and, to Queens' knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

                   (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Queens' knowledge, threatened, before any court, governmental agency or board or other forum against Queens or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

                   (iii) To Queens' knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Queens or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                   (iv) To Queens' knowledge, the properties currently owned or operated by Queens or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                   (v) Neither Queens nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                   (vi) To Queens' knowledge, (A) there are no underground storage tanks on, in or under any properties owned or operated by Queens or any of its Subsidiaries, any Participation Facility or any Loan Property, and (B) no underground storage tanks have been closed or removed from any properties owned or operated by Queens or any of its Subsidiaries, any Participation Facility or any Loan Property; and

                   (vii) To Queens' knowledge, during the period of (l) Queens' or any of its Subsidiaries' ownership or operation of any of their respective current properties, (m) Queens' or any of its Subsidiaries' participation in the management of any Participation Facility or (n) Queens' or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Queens' knowledge, prior to the period of (x) Queens' or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Queens' or any of its Subsidiaries' participation in the management of any Participation Facility or (z) Queens' or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

              (s) Deposits. As of the date hereof, none of the deposits of Queens or any of its Subsidiaries is a "brokered" deposit.

              (t) Insurance. Queens and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Queens and its Subsidiaries are in full force and effect, Queens and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

              (u) Borrowings. Set forth in Queens' Disclosure Letter is a true and complete list of Queens' borrowed funds (excluding deposit accounts) as of the date hereof.

              (v) Books and Records. The books and records of Queens and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

              (w) Corporate Documents. Queens has made available to Haven true and complete copies of its certificate of incorporation and bylaws and of Queens Bank's organization certificate and bylaws. The minute books of Queens and each Significant Subsidiary contain records of all meetings and other corporate actions taken by their respective boards of directors (and each committee thereof) and their stockholders and are complete and correct in all material respects.

              (x) Tax Treatment of the Merger. As the date hereof, Queens has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the Code.

              (y) Beneficial Ownership of Haven Common Stock. As of the date hereof, Queens does not beneficially own any shares of Haven Common Stock and, other than as contemplated by the Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of Haven Common Stock.

              (z) Registration Statement. The information to be supplied by Queens for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement-Prospectus will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE III
                           CONDUCT PENDING THE MERGER

         Section 3.1. Conduct of Haven's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Haven shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) not knowingly take any action which would adversely affect or delay the ability of Haven, CFS Bank, Queens or Queens Bank to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) not knowingly take any action which would adversely affect or delay the ability of Haven, CFS Bank, Queens or Queens Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) not knowingly take any action that results in or is reasonably likely to have a Material Adverse Effect on Haven or CFS Bank.

         Section 3.2. Forbearance by Haven. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulator, during the period from the date of this Agreement to the Effective Time, Haven shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Queens, which consent shall not be unreasonably withheld or delayed:

              (a) change any provisions of the certificate of incorporation or bylaws of Haven or the similar governing documents of any of its Subsidiaries;

              (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Haven except pursuant to (i) the exercise of stock options granted pursuant to the Haven Option Plans in existence prior to the date hereof, (ii) the exercise of stock options or warrants as set forth in Haven's Disclosure Letter or consistent with
Section 1.4 of this Agreement, (iii) the Option Agreement or (iv) the terms of the Haven Rights Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for (A) Haven's regular quarterly dividend of $0.075, and (B) dividends by wholly-owned Subsidiaries) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the Board of Directors of Haven shall cause its regular quarterly dividend record dates and payment dates to be the same as Queens' regular quarterly dividend record dates and payments dates for Queens Common Stock (i.e., Haven's quarterly dividend expected to have a record date in September or October, 2000 shall be postponed to conform to the Queens dividend that is expected to have a record date in November, 2000), and Haven shall not thereafter change its regular dividend payment dates and record dates.

              (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary of Haven or (ii) cancel, release or assign any indebtedness in individual amounts of greater than $100,000 of any individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement and which have been disclosed to Queens;

              (d) except to the extent required by law or as disclosed in
Section 3.2(d) of Haven's Disclosure Letter or specifically provided for elsewhere herein, increase the compensation or fringe benefits of any of its employees or directors other than general increases in compensation to employees having a title of Vice President and below made in the ordinary course of business consistent with past practice, which increases do not exceed in any individual case 15% of the annual rate of base salary in effect on the date of this Agreement for such individual and 6% in the aggregate of the annual rate of base year salary in effect on the date of this Agreement for such group, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Haven Employee Plan (as defined herein) with or for the benefit of any employee or director; or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

              (e) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1999, except as required by changes in GAAP as concurred in by Haven's independent auditors;

              (f) except as set forth in Haven's Disclosure Letter, settle any claim, action or proceeding involving any liability of Haven or any of its Subsidiaries for money damages in excess of $100,000 or impose material restrictions upon the operations of Haven or any of its Subsidiaries;

              (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Haven, except in satisfaction of debts previously contracted;

              (h) except pursuant to commitments existing at the date hereof which have previously been disclosed to Queens, make any real estate loans secured by undeveloped land or real estate located outside the States of New York, New Jersey and Connecticut (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the States of New York, New Jersey and Connecticut;

              (i) establish or commit to the establishment of any new branch or other office facilities other than as set forth in Haven's Disclosure Letter;

              (j) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

              (k) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than two years or reinvestments of interest on, and prepayments and payments at maturity of the principal of mortgage-backed or mortgage related securities in mortgage-backed or mortgage related securities that are purchased in the ordinary course of business consistent with past practice;

              (l) other than by and among CFS Bank and any of its Subsidiaries, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than (i) in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000, (ii) investments for Haven's portfolio made in accordance with Section 3.2(k), (iii) the purchase of FHLB stock necessary to maintain Haven's membership status with the FHLB of New York and (iv) pursuant to contractual commitments existing as of the date hereof as set forth in Section 3.2(l) of Haven's Disclosure Letter;

              (m) enter into any contract or agreement that is not terminable within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than $100,000 per annum and other than contracts or agreements permitted by other clauses of this Section 3.2;

              (n) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower (except for commercial real estate loans which shall be limited to $3.5 million to any individual borrower and except for small business and commercial loans which shall be limited to $300,000 to any individual borrower) or (b) loans or advances as to which Haven or any Subsidiary has a legally binding obligation to make such loan or advances as of the date hereof; provided, however, that Haven and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans;" or (ii) loans, advances or commitments to directors, officers or other affiliated parties of Haven or any of its Subsidiaries;

              (o) incur any additional borrowings beyond those set forth on Haven's Disclosure Letter other than short-term (two years or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Haven or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

              (p) make any capital expenditures in excess of $50,000 per expenditure other than (i) pursuant to binding commitments existing on the date hereof, (ii) expenditures necessary to replace or maintain existing assets in good repair and (iii) expenditures necessary to establish any new branches set forth in Section 3.2(i) of Haven's Disclosure Letter;

              (q) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Haven or CFS Bank prior to the date of this Agreement and disclosed in writing to Queens in Section 3.2(q) of Haven's Disclosure Letter;

              (r) elect to the Board of Directors of Haven any person who is not a member of the Board of Directors of Haven as of the date of this Agreement;

              (s) make any tax election other than in the ordinary course of business consistent with past practice; or

              (t) agree or commit to take any action that is prohibited by this
Section 3.2.

              In the event that Queens does not respond in writing to Haven within four business days of receipt by Queens of a written request for Haven to engage in any of the actions for which Queens' prior written consent is required pursuant to this Section 3.2, Queens shall be deemed to have consented to such action. Any request by Haven or response thereto by Queens shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this Section 3.2 and shall state that a failure to respond within four business days shall constitute consent.

         Section 3.3. Conduct of Queens' Business Prior to the Effective Time. Except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulator, during the period from the date of this Agreement to the Effective Time, Queens shall not, and shall not permit Queens Bank to, materially change the nature of its or Queens Bank's business plan or eliminate any material business line in existence on the date hereof without first consulting with the Chairman of the Board and Chief Executive Officer or the President of Haven.

         Section 3.4. Forbearance by Queens. Except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulator, during the period from the date of this Agreement to the Effective Time, Queens shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Haven, which consent shall not be unreasonably withheld or delayed:

              (u) change any provisions of the certificate of incorporation or bylaws of Queens, other than to increase the authorized capital stock of Queens or issue shares of preferred stock thereunder;

              (v) make, declare or pay any dividend (except for Queens' regular quarterly dividend, which shall not be increased by more than $0.05 from the prior quarter's dividend, and dividends of Queens' wholly-owned subsidiaries) or make any other distribution on its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

              (w) knowingly take any action which (1) would materially adversely affect its ability to consummate the Merger; (2) is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code; or (3) is intended or is reasonably likely to result in
(i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article V not being satisfied or (iii) a material violation of any provision of this Agreement;

              (x) change its method of accounting as in effect at December 31, 1999, except as permitted by GAAP as concurred in by Queens' independent auditors;

              (y) elect to the Board of Directors of Queens any person who is not a member of the Board of Directors of Queens as of the date of this Agreement other than to fill a vacancy that arises due to the death, disability, resignation or retirement of a director and if, within two years after the Effective Time, a New Queens Director, New Queens Bank Director or Continuing CFS Bank Director ceases to be a director of Queens, Queens Bank or CFS Bank, respectively, thereby creating a vacancy on the Queens Board of Directors, Queens Bank Board of Directors or the CFS Bank Board of Directors (so long as it shall exist), such Board of Directors shall elect a new member, selected by Queens, in its discretion. Queens shall give first consideration to persons who were members of the Haven Board as of the date hereof to fill such vacancy;

              (z) enter into an agreement with respect to an Acquisition Transaction (as defined herein) with a third party which is conditioned on Queens not completing the Merger; provided, that the foregoing shall not prevent Queens or any of its Subsidiaries from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of Queens desirable in the conduct of the business of Queens and its Subsidiaries and would not, in the reasonable judgment of Queens, likely delay the Effective Time to a date subsequent to the date set forth in Section 7.1 of this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Queens, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Queens or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Queens; provided, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Queens and its Subsidiaries; or

              (aa) agree or commit to take any action that is prohibited by this
Section 3.4.


                                   ARTICLE IV
                                    COVENANTS

         Section 4.1. Acquisition Proposals. Haven agrees that neither it nor any of its Subsidiaries, nor any of the respective officers and directors of Haven or any of its Subsidiaries, shall, and Haven shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to Haven's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Haven or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Haven or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "Unsolicited Acquisition Proposal") if the Board of Directors receives from the person so requesting such information executed confidentiality agreement on terms substantially equivalent to those contained in such confidentiality agreements between Queens and Haven, dated as of April 12, 2000 (the "Confidentiality Agreement"); or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) the Board of Directors of Haven, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the Board of Directors of Haven, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Haven and its stockholders. Haven will notify Queens immediately orally (within one business day) and in writing (within three business days) if any such Acquisition Proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with Haven after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Queens informed of any developments with respect thereto immediately upon the occurrence thereof. Subject to the foregoing, Haven will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Haven will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. Haven will promptly request each person (other than Queens) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Haven or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Haven or any of its Subsidiaries.

         Section 4.2. Certain Policies of Haven.

              (a) At the request of Queens, Haven shall cause CFS Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from Queens that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Queens Bank; provided, however, that Haven shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws or regulations.

              (b) Haven's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. Queens agrees to hold harmless, indemnify and defend Haven and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

         Section 4.3. Access and Information.

              (a) Upon reasonable notice, Haven and Queens shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, Haven shall make available to Queens all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger. Queens and Haven shall not, and shall cause their respective representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of Queens and Haven will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 or otherwise obtained in connection with the transactions contemplated by this Agreement unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same or destroyed; provided, however, that an officer's certificate attesting as to such destruction has been provided to the other party.

              (b) During the period of time beginning on the day application materials are deemed complete by the OTS, the FDIC and the FRB, to the extent an application was required to be filed with such regulator, and continuing to the Effective Time, including weekends and holidays, Haven shall cause CFS Bank to provide Queens, Queens Bank and their authorized agents and representatives full access to CFS Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Queens Bank after the Effective Time; provided, that:

                   (i) reasonable advance notice of each entry shall be given to CFS Bank and CFS Bank approves of each entry, which approval shall not be unreasonably withheld;

                   (ii) CFS Bank shall have the right to have its employees or contractors present to inspect the work being done;

                   (iii) to the extent practicable, such work shall be done in a manner that will not interfere with CFS Bank's business conducted at any affected branch offices;

                   (iv) all such work shall be done in compliance with all applicable laws and government regulations, and Queens shall be responsible for the procurement, at Queens' expense, of all required governmental or administrative permits and approvals;

                   (v) Queens shall maintain appropriate insurance satisfactory to CFS Bank in connection with any work done by Queens' agents and representatives pursuant to this Section 4.3;

                   (vi) Queens shall reimburse CFS Bank for any out-of-pocket costs or expenses incurred by CFS Bank in connection with this undertaking; and

                   (vii) in the event this Agreement is terminated in accordance with Article VI hereof, Queens, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

         Section 4.4. Certain Filings, Consents and Arrangements. Queens and Haven shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by Option Agreement; and (b) cooperate with one another in promptly (i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers. Each party shall provide the other party with (i) a copy of all applications, notices and filings referred to in this Section 4.4 together with all attachments (other than biographical and financial disclosure forms), no less than five days before filing such application, notice or filing with the applicable Governmental Entity and (ii) a copy of all applications, notices and filings referred to in this Section 4.4 filed with any Governmental Entity. Each party shall notify the other of the receipt of any comments of any Governmental Entity with respect to any application, notice or filing in connection with this Agreement and shall provide the other party with copies of all correspondence between that party or any representative of that party and the Governmental Entity and copies of any amendments or supplements to any application, notice or filing.

         Section 4.5. Antitakeover Provisions.

              (a) Haven and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt Queens, the Covered Agreements and any transactions contemplated thereby, as well as additional purchases by Queens of up to 4.9% of then outstanding shares of Haven Common Stock, from any provisions of an antitakeover nature in Haven's or its Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of Section 203 of the DGCL and (ii) upon the request of Queens, to assist in any challenge to the applicability to the foregoing of
Section 203 of the DGCL.

              (b) Except for amendments approved in writing by Queens, Haven will not, following the date hereof, amend or waive any of the provisions of, or take any action to exempt any other persons from the provisions of, Haven Rights Agreement in any manner that adversely affects Queens or Queens Bank with respect to the consummation of the Merger or, except as provided in the next sentence, redeem the rights thereunder; provided, however, that nothing herein shall prevent Haven from amending or otherwise taking any action under the Haven Rights Agreement to delay the Distribution Date (as defined in the Haven Rights Agreement). If requested by Queens, but not otherwise, Haven will redeem all outstanding Haven Preferred Share Purchase Rights at a redemption price of not more than $.01 per Haven Preferred Share Purchase Right effective immediately prior to the Effective Time.

         Section 4.6. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as expeditiously as possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         Section 4.7. Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Haven and Queens shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with the Nasdaq Stock Market or any national securities exchange with respect thereto.

         Section 4.8. Stockholders Meetings. Haven and Queens each shall take all action necessary, in accordance with applicable law and its respective corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent the Board of Directors of each of Haven or Queens, as the case may be, after consultation with outside legal counsel, in good faith deems such action or inaction to be legally necessary for the proper discharge of its fiduciary duties under applicable law the Board of Directors of each of Haven and Queens shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its commercially reasonable efforts to solicit such approvals. Haven and Queens, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. Haven and Queens shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

         Section 4.9. Joint Proxy Statement-Prospectus; Comfort Letters. (i) Queens and Haven shall cooperate with respect to the preparation of a Registration Statement for the shares of Queens Common Stock to be issued in the Merger and a Joint Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy Statement-Prospectus with the SEC as soon as practicable after the date hereof, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Joint Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of Haven and Queens. Queens and Haven each represents and covenants to the other that the Joint Proxy Statement-Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (ii) Queens shall cause KPMG, LLP, its independent public accounting firm, to deliver to Haven, and Haven shall cause KPMG, LLP, its independent public accounting firm, to deliver to Queens and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of Haven and the date of mailing of the Joint Proxy Statement for the Stockholders meeting of Queens, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined herein).

         Section 4.10. Registration of Queens Common Stock.

              (a) Queens shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and Queens and Haven shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Queens will advise Haven promptly after Queens receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Queens will provide Haven with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Haven may reasonably request.

              (b) Queens shall use its commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

              (c) Queens shall use its commercially reasonable efforts to list, prior to the Effective Time, on the National Market System of The Nasdaq Stock Market, Inc. ("Nasdaq Stock Market"), or on such other exchange as Queens Common Stock shall then be trading, subject only to official notice of issuance, the shares of Queens Common Stock to be issued by Queens in exchange for the shares of Haven Common Stock.

         Section 4.11. Affiliate Letters. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, Haven shall deliver to Queens a letter identifying all persons who, to the knowledge of Haven, may be deemed to be "affiliates" of Haven under Rule 145 of the Securities Act including, without limitation, all directors and executive officers of Haven. Within two weeks after delivery of such letter, Haven shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit A, executed by each such person so identified as an affiliate of Haven agreeing (i) to comply with Rule 145, and (ii) to be present in person or by proxy and vote in favor of the Merger at the Haven Stockholders Meeting.

         Section 4.12. Notification of Certain Matters. Each party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its Subsidiaries taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Haven and Queens shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

         Section 4.13 Directors and Officers.

              (a) Queens agrees to cause three persons who are members of the Haven Board of Directors on the date hereof, selected by Queens in its discretion, who are willing so to serve ("New Queens Directors"), to be elected or appointed as directors of Queens and two persons who are currently members of the Haven Board of Directors, selected by Queens in its discretion, who are willing to so serve ("New Queens Bank Directors") to be elected or appointed to the Board of Directors of Queens Bank at, or as promptly as practicable after, the Effective Time (such appointment or election of New Queens Directors and New Queens Bank Directors, respectively, to be as evenly distributed as possible among the classes of Queens and Queens Bank directors, respectively). The existing members of the CFS Bank Board of Directors shall resign as of the Effective Time, and the Board of Directors of CFS Bank, following the Effective Time, shall include three members of the Haven Board of Directors as of the date hereof, as selected by Queens in its discretion, and eight members from among the existing Directors of Queens and Queens Bank, or otherwise as determined by Queens ("Continuing CFS Bank Directors"). Queens may, in its discretion, select the same person for more than one Board position. Queens agrees not to increase the size of the Queens Board of Directors beyond 11 members for a period of two years following the Effective Time; provided, however, that Queens may increase the size of the Queens Board of Directors during such two year period in order to appoint one or more persons to such board who, immediately prior to such time, were directors of a financial organization then being acquired by Queens.

              (b) Queens shall honor (i) the Employment Agreements and the Change in Control Agreements between Haven and, respectively, those persons listed in Section 4.13 of Haven's Disclosure Letter, each as amended and restated as of the date set forth for such person therein and (ii) the Employment Agreements and the Change in Control Agreements between CFS Bank and, respectively, those persons listed in Section 4.13 of Haven's Disclosure Letter, each as amended and restated as of the date set forth for such person therein.

         Section 4.14. Indemnification; Directors' and Officers' Insurance.

              (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Queens agrees to indemnify and hold harmless each director and officer of Haven or any of its Subsidiaries as of the date of this Agreement (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into the Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Haven or any of its Subsidiaries under the DGCL.

              (b) Any Indemnified Party wishing to claim indemnification under
Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Queens thereof, but the failure to so notify shall not relieve Queens of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) Queens shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party, and Queens shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Queens does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Queens and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Queens shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that Queens shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Queens shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

              (c) Queens shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

              (d) For a period of six years after the Effective Time, Queens shall cause to be maintained in effect for the former directors and officers of Haven coverage under Queens' policy of directors and officers liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by Haven; provided, however, that in no event shall Queens be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.14(d), any premium per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Haven for such insurance ("Maximum Agreement"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Queens shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of Haven may be required to make application and provide customary representations and warranties to Queens' insurance carrier for the purpose of obtaining such insurance.

         Section 4.15. Tax-Free Reorganization Treatment. Prior to the Effective Time, neither Queens nor Haven shall intentionally take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, Queens shall not take any action within its control that would disqualify the Merger as a tax-free reorganization under the Code.

         Section 4.16. Employees; Benefit Plans and Programs.

              (a) Each person who is employed by Haven or CFS Bank immediately prior to the Effective Time (a "Haven Employee") shall, at the Effective Time, become an employee of Queens or Queens Bank or shall remain an employee of CFS Bank. Beginning at the Effective Time, each Haven Employee shall serve Queens, Queens Bank or CFS Bank in the same capacity in which he or she served immediately prior to the Effective Time and upon the same terms and conditions generally applicable to other employees of Queens or Queens Bank with comparable positions, with the following special provisions:

                   (i) No Haven Employee shall be, or have or exercise the authority of, an officer of Queens or Queens Bank unless and until elected or appointed an officer of Queens or Queens Bank in accordance with Queens' or Queens Bank's bylaws;

                   (ii) At or as soon as practicable following the Effective Time, Queens and Queens Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis ("New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by Queens or Queens Bank immediately prior to the Effective Time and continuation of plans maintained by Haven or CFS Bank immediately prior to the Effective Time as Queens, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, Queens and Queens Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of Queens, Haven, Queens Bank and CFS Bank for a transition period. During the transition period, the persons who were employees of Haven or CFS Bank immediately prior to the Effective Time who become employees of Queens or Queens Bank or remain employees of CFS Bank at the Effective Time shall continue to participate in the plans of Haven and CFS Bank that are continued for transitional purposes, and all other employees of Queens or Queens Bank will participate only in the comparable plans of Queens and Queens Bank that are continued for transitional purposes.

                   (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by Queens, Queens Bank, Haven or CFS Bank immediately prior to the Effective Time who are also employed by Queens, Queens Bank or CFS Bank immediately after the Effective Time, all service with Queens, Queens Bank, Haven or CFS Bank as service with Queens, Queens Bank and CFS Bank for eligibility, participation, vesting and all other such purposes except for purposes of any post-retirement, health and life insurance benefits.

                   (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by Queens, Queens Bank, Haven and CFS Bank as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable life health plans maintained by Queens, Queens Bank, Haven and CFS Bank as of the Effective Time and (C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

              (b) (i) Queens shall assume the obligations of Haven and CFS Bank with respect to any severance plans or agreements identified in Haven's Disclosure Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due. In the event of the termination of employment of any person who was an officer or employee of Haven or CFS Bank prior to the Effective Time prior to the first anniversary of the Effective Time, such person shall only be eligible for severance benefits under the plans referred to in the preceding sentence. Thereafter, such person shall be entitled to a severance benefit under the severance plan maintained by Queens or Queens Bank.

              (ii) The amounts payable under the CFS Bank bonus programs shall be determined for the period from January 1, 2000 through the Closing Date, except that (A) the adjusted pre-tax net income and target goals shall be adjusted and pro-rated for the portion of the year from January 1, 2000 through the Closing Date and
(B) payments thereunder, as so adjusted, shall be made as of the Closing Date.

              (iii) Before the Effective Time, Haven may, in its sole and absolute discretion, in accordance with applicable law, terminate any employee stock ownership plan maintained by Haven ("Haven's ESOP") and cause Haven's ESOP to sell unallocated shares held in the ESOP to the extent necessary to pay in full any outstanding ESOP loan. In such event, any remaining unallocated shares shall be distributed to the accounts of Haven's ESOP participants as investment earnings in proportion to the amount held in each participant's account as of the termination date.

         Section 4.17. Advisory Board. Queens shall, promptly following the Effective Time, cause all of the members of Haven's Board of Directors as of the date of this Agreement, other than the New Queens Directors, New Queens Bank Directors and Continuing CFS Bank Directors who are willing to so serve to be elected or appointed as members of Queens' advisory board ("Advisory Board"), the function of which shall be to advise Queens with respect to deposit and lending activities in Haven's former market area and to maintain and develop customer relationships. The members of the Advisory Board shall be elected to serve an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee for such service of $30,000, payable in monthly installments or in one lump sum at any time in advance at the option of Queens.


                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION

         Section 5.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

              (a) this Agreement shall have been approved by (i) the requisite vote of Haven's stockholders in accordance with applicable law and regulations and (ii) the requisite vote of Queens' stockholders in accordance with applicable law and regulations;

              (b) (i) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired; and (ii) all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby (the "Third Party Non-Regulatory Consents") shall have been obtained or made except for those Third Party Non-Regulatory Consents the failure to obtain would not have, or would not be reasonably likely to have, a Material Adverse Effect (x) on Haven and its Subsidiaries taken as a whole or (y) on Queens and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which (A) would have, or would be reasonably likely to have, a Material Adverse Effect on (x) Haven and its Subsidiaries taken as a whole or
(y) Queens and its Subsidiaries taken as a whole; or (B) which would reduce, or would be reasonably likely to reduce, the benefits of the transactions contemplated hereby to such a degree that the Board of Directors of Queens determines, in its reasonable good faith judgement, that Queens would not have entered into this Agreement had such term or condition been known at the date hereof.

              (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement;

              (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement;

              (e) the Registration Statement shall have been declared effective by the SEC, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

              (f) Queens shall have caused to be listed on the Nasdaq Stock Market, or on such other market on which shares of Queens Common Stock shall then be trading, subject only to official notice of issuance, the shares of Queens Common Stock to be issued by Queens in exchange for the shares of Haven Common Stock.

         Section 5.2. Conditions to the Obligations of Queens. The obligations of Queens to effect the Merger, and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Queens:

              (a) each of the obligations of Haven required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Haven contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Queens shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Haven;

              (b) all action required to be taken by, or on the part of, Haven to authorize the execution, delivery and performance of this Agreement and the consummation by Haven of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Haven, as the case may be, and Queens shall have received certified copies of the resolutions evidencing such authorization;

              (c) Haven shall have obtained the consent or approval of each person (other than the regulatory approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in order to consummate the Merger or to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of Haven or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Haven or its Subsidiaries is a party or is otherwise bound;

              (d) Neither a Distribution Date nor a Shares Acquisition Date, as such terms are defined in Haven Rights Agreement, shall have occurred, and Haven Preferred Share Purchase Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger, and Haven Preferred Share Purchase Rights shall not become exercisable for capital stock of Queens upon consummation of the Merger;

              (e) Queens shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of Haven;

              (f) Queens shall have received an opinion of Sullivan & Cromwell, counsel to Queens, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Queens, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                   (i) no gain or loss will be recognized by Queens, Queens Bank, Haven or CFS Bank as a result of the Merger; and

                   (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens Common Stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven Common Stock for Queens Common Stock pursuant to the Merger.

              Such opinion may be based on, in addition to the review of such matters of fact and law as Sullivan & Cromwell considers appropriate, (x) representations made at the request of Sullivan & Cromwell by Queens, Queens Bank, Haven, CFS Bank, stockholders of Queens or Haven, or any combination of such persons and (y) certificates provided at the request of Sullivan & Cromwell by officers of Queens, Queens Bank, Haven, CFS Bank and other appropriate persons.

         Section 5.3. Conditions to the Obligations of Haven. The obligations of Haven to effect the Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Haven:

              (a) each of the obligations of Queens, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Queens contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Haven shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Queens;

              (b) all action required to be taken by, or on the part of, Queens to authorize the execution, delivery and performance of this Agreement and the consummation by Queens of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Queens, as the case may be, and Haven shall have received certified copies of the resolutions evidencing such authorization;

              (c) Queens shall have obtained the consent or approval of each person (other than the regulatory approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Queens or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Queens (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

              (d) Haven shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of Queens;

              (e) Queens shall have taken such action as is required to assume the covenants and conditions to be performed or kept by Haven in the Indenture, dated as of February 12, 1997, in connection with Haven Capital Trust I, and the Indenture, dated as of May 26, 1999, in connection with Haven Capital Trust II in supplemental indentures;

              (f) Haven shall have received an opinion of Thacher Proffitt & Wood, counsel to Haven, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Haven, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                   (i) no gain or loss will be recognized by Queens, Queens Bank, Haven or CFS Bank as a result of the Merger;

                   (ii) except to the extent of any cash received in lieu of a fractional share interest in Queens Common Stock, no gain or loss will be recognized by the stockholders of Haven who exchange their Haven Common Stock for Queens Common Stock pursuant to the Merger;

                   (iii) the tax basis of Queens Common Stock received by stockholders who exchange their Haven Common Stock for Queens Common Stock in the Merger will be the same as the tax basis of Haven Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

                   (iv) the holding period of Queens Common Stock received by each stockholder in the Merger will include the holding period of Haven Common Stock exchanged therefor, provided that such stockholder held such Haven Common Stock as a capital asset on the Effective Date.

              Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (x) representations made at the request of Thacher Proffitt & Wood by Queens, Queens Bank, Haven, CFS Bank, stockholders of Queens or Haven, or any combination of such persons and (y) certificates provided at the request of Thacher Proffitt & Wood by officers of Queens, Queens Bank, Haven, CFS Bank and other appropriate persons.


                                   ARTICLE VI
                                   TERMINATION

         Section 6.1. Termination. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Time, either before or after its approval by the stockholders of Haven and Queens:

              (a) by the mutual consent of Queens and Haven, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

              (b) by Queens or Haven, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) the failure of the stockholders of Haven or Queens to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Haven or Queens, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.8 and 4.9, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in
Section 5.2(a) (in the case of termination by Queens) or Section 5.3(a) (in the case of the termination by Haven) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party or which breach is not capable of being cured by the date set forth in Section 6.1(d) or any extension thereof;

              (c) by Queens or Haven, by written notice to the other party, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any court or governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

              (d) by Queens or Haven, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2001 unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

              (e) by Haven, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five day period commencing on the Valuation Date, such termination to be effective on the 15th business day following such Valuation Date, ("Effective Termination Date") if both of the following conditions are satisfied:

                   (i) the Queens Market Value on the Valuation Date is less than an amount equal to 80% of the Initial Queens Market Value; and

                   (ii) the Queens Ratio shall be less than 0.80 times the Index Ratio;

subject, however, to the following three sentences. If Haven elects to exercise its termination right pursuant to this Section 6.1(e), it shall give prompt written notice thereof to Queens within five business days of the Valuation Date; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five business day period commencing with its receipt of such notice, Queens shall have the option to increase the consideration to be received by the holders of Haven Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 0.832 multiplied by the Initial Queens Market Value and the denominator of which is the Queens Market Value, and (y) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Queens Ratio. If Queens so elects, it shall give, within such five day period, written notice to Haven of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.1(e) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

              For purposes of Section 6.1(e), the following terms shall have the meanings indicated below:

              "Average Index Price" shall mean the average of the daily Index Prices for the 15 consecutive full trading days immediately preceding the Valuation Date.

              "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such companies ceases to be publicly traded or an Acquisition Proposal involving any such companies is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price on the relevant dates. The 25 financial institution holding companies and the weights attributed to them are as follows:


          HOLDING COMPANY                             WEIGHTING
          ---------------                             ---------

          WASHINGTON FEDERAL, INC.                       7.95%

          INDEPENDENCE COMMUNITY BANK CORP.             10.18

          COMMERCIAL FEDERAL CORPORATION                 8.59
        ----------------------------------------------------------------

          HOLDING COMPANY                             WEIGHTING
          ---------------                             ---------

          WEBSTER FINANCIAL CORPORATION                  6.45

          DOWNEY FINANCIAL CORP.                         4.26

          STATEN ISLAND BANCORP, INC.                    5.65

          RICHMOND COUNTY FINANCIAL CORP.                4.38

          AMERICAN FINANCIAL HOLDINGS, INC.              4.37

          MAF BANCORP, INC.                              3.55

          FIRST SENTINEL BANCORP,  INC.                  5.46

          HARBOR FLORIDA BANCSHARES, INC.                3.96

          FIRST INDIANA CORPORATION                      1.91

          FIRSTFED FINANCIAL CORP.                       2.63

          UNITED COMMUNITY FINANCIAL CORP.               5.72

          SEACOAST FINANCIAL SERVICES CORPORATION        3.85

          OCEANFIRST FINANCIAL CORP.                     1.82

          INTERWEST BANCORP, INC.                        2.34

          DIME COMMUNITY BANCSHARES, INC.                1.84

          PFF BANCORP, INC.                              2.02

          FIRST FEDERAL CAPITAL CORP.                    2.77

          PBOC HOLDINGS, INC.                            3.01

          FIRST FINANCIAL HOLDINGS INC.                  2.02

          ANDOVER BANCORP, INC.                           .96

          VIRGINIA CAPITAL BANCSHARES, INC.              1.56

          CFS BANCORP, INC.                              2.75

              "Index Price" on a given date shall mean the sum of the following: the closing sales price of a share of common stock of each company comprising the Index Group (as reported for such date on the consolidated transaction reporting system for the stock exchange or market on which such common stock is principally traded, multiplied by the applicable weighting for such common stock.

              "Initial Queens Market Value" means the average of (i) $18.125 and
(ii) the closing sales price of Queens Common Stock on the Starting Date, as reported on the Nasdaq Stock Market. The Initial Queens Market Value shall be equitably adjusted to take into effect any stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Valuation Date.

              "Index Ratio" shall mean the quotient of the Average Index Price divided by the Index Price on the Starting Date.

              "Queens Market Value" shall be the average of the closing sale prices of a share of Queens Common Stock, as reported on the principal stock exchange or trading system upon which Queens Common Stock is then trading, for the 15 consecutive trading days immediately preceding the day on which the approval of the FRB is received (such date being referred to herein as the "Valuation Date").

              "Queens Ratio" shall mean the quotient of the Queens Market Value divided by the Initial Queens Market Value.

              "Starting Date" shall mean June 28, 2000.

              "Valuation Date" shall have the meaning set forth in this Section 6.1(e).

              If Queens or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this
Section 6.1(e).

         Section 6.2. Effect of Termination. In the event of the termination of this Agreement by either Queens or Haven, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under Section 4.3(a) (the last three sentences only), Section 6.2 and Section
8.6 shall survive.

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         Section 7.1. Effective Date and Effective Time. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of regulatory and governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, Queens and Haven shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or at such time as may be specified in such Certificate of Merger. The date of such filing or such later effective time as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

         Section 7.2. Deliveries at the Closing. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to Queens and Haven the documents and instruments required to be delivered under Article V.


                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS

         Section 8.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

               "business day" means each day except Saturday, Sunday or a day on which banking institutions in New York are authorized or required by law to remain closed.

               "material" means material to Queens or Haven (as the case may be) and its respective Subsidiaries, taken as a whole.

               "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

              When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

         Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.14, 4.15, and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.3(a), Section 6.2, and
Section 8.6 shall survive such termination.

         Section 8.3. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Haven or Queens, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the DGCL or federal banking laws, rules and regulations.

         Section 8.4. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

         Section 8.6. Expenses. Except as provided in Section 4.3, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         Section 8.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

              If to Haven, to:

                   Haven Bancorp, Inc.
                   615 Merrick Avenue
                   Westbury, New York  11590
                   Facsimile:  516-683-8344
                   Attention:  Philip S. Messina, Chairman and Chief Executive
                               Officer and William J. Jennings II,
                   President and Chief Operating Officer;

              With copies to:

                   Thacher Proffitt & Wood, 38th Floor
                   Two World Trade Center
                   New York, New York  10048
                   Facsimile:  212-912-8371
                   Attention:  Omer S.J. Williams, Esq.

              If to Queens, to:

                   Queens County Bancorp, Inc.
                   38-25 Main Street
                   Flushing, New York  11354
                   Facsimile:  718-359-0888
                   Attention:  Joseph R. Ficalora, Chairman, President and
                               Chief Executive Officer

              With copies to:

                   Sullivan & Cromwell
                   125 Broad Street
                   New York, New York  10004
                   Facsimile:  212-558-3345
                   Attention:  Mark J. Menting, Esq.

         Section 8.8. Entire Agreement; etc. This Agreement, the Option Agreement and the Disclosure Letters together with any ancillary voting agreements and the affiliate letters described in Section 4.11 hereof (the "Covered Agreements") represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections
4.13 and 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The confidentiality agreement referred to in Section 4.1 hereof is hereby terminated. Nothing herein shall be deemed to prohibit Queens from acquiring up to 4.9% of Haven's then outstanding Common Stock

         Section 8.9. Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other party.

         Section 8.10. Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under any of the Covered Agreements is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, any of the covered Agreements, or the transactions contemplated by any of the Covered Agreements. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.10.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                     QUEENS COUNTY BANCORP, INC.


                                     By: /S/ Joseph R. Ficalora
                                         ----------------------
                                         Joseph R. Ficalora
                                         Chairman of the Board, President and
                                         Chief Executive Officer


                                     HAVEN BANCORP, INC.


                                     By: /S/ Philip S. Messina
                                         ---------------------
                                         Philip S. Messina
                                         Chairman of the Board
                                         and Chief Executive Officer

Exhibit A
---------                                                        -----------

[FORM OF AFFILIATE LETTER]



                                  June 27, 2000

Queens County Bancorp, Inc.
38-25 Main Street, 2nd Floor
Flushing, New York  11354

Attention:  Mr. Joseph R. Ficalora
            Chairman, President and Chief Executive Officer


Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated as of June __, 2000 (the "Merger Agreement"), by and between Queens County Bancorp, Inc., a Delaware corporation ("Queens") and Haven Bancorp, Inc., a Delaware corporation ("Haven"). The Merger Agreement provides, among other things, for the merger of Haven with and into Queens, with Queens being the surviving entity (the "Merger"). Upon consummation of the Merger, each share of Haven common stock, par value $0.01 per share ("Haven Common Stock") other than Excluded Shares (as defined in the Merger Agreement) will become and be converted into the right to receive 1.04 shares of common stock, par value $0.01 per share, of Queens ("Queens Common Stock") as determined pursuant to Section 1.2 of the Merger Agreement. This Letter Agreement is being entered into pursuant to Section 4.11 of the Merger Agreement.

         I have been advised that (i) the Merger constitutes a transaction covered by Rule 145 of the Rules and Regulations (the "Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and (ii) I may be deemed to be an affiliate of Haven, as the term "affiliate" is defined for purposes of Rule 145 under the Act; and that, accordingly, the shares of Queens Common Stock that I may acquire in connection with the Merger may be disposed of only in conformity with the provisions hereof.

         I hereby represent and warrant to, and covenant with, Queens as follows:

         1. I have full power to execute this Letter Agreement, to make the representations, warranties and agreements herein and to perform my obligations hereunder.

         2. I have carefully read this Letter Agreement and, to the extent I felt necessary, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Queens Common Stock with my counsel or counsel for Haven.

         3. In the event I receive any shares of Queens Common Stock in exchange for shares of Haven Common Stock as a result of the consummation of the Merger, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any option, right or other interest (all such shares and securities being referred to herein as "Restricted Securities"), and with respect to any such Restricted Securities:

                  (A) I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act or the Regulations.

                  (B) I have been advised that the shares of Queens Common Stock to be issued in the Merger have been registered under the Act by a Registration Statement of Queens on Form S-4. However, I have also been advised that because (i) at the time of the submission of the Merger Agreement to a vote of the stockholders of Haven, I may be deemed an affiliate of Haven, and (ii) the distribution by me of Queens Common Stock has not been registered under the Act, that I may not sell, transfer or otherwise dispose of Queens Common Stock issued to me in the Merger or other Restricted Securities unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other limitations imposed by Rule 145 under the

         Act, or (c) in the opinion of counsel reasonably acceptable to Queens, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  (C) I understand that Queens is under no obligation to register the sale, transfer or other disposition of shares of Queens Common Stock or other Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  (D) I also understand that stop transfer instructions will be given to Queens' transfer agent with respect to my Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or any substitutions therefor, a legend stating in substance:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND QUEENS COUNTY BANCORP, INC. ("QUEENS"), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF QUEENS. A COPY OF SUCH AGREEMENT SHALL BE PROVIDED, WITHOUT CHARGE, UPON RECEIPT BY QUEENS OF A WRITTEN REQUEST.

                  (E) Unless a transfer of Restricted Securities is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to any effective registration statement under the Act, Queens reserves the right to put an appropriate legend on the certificate issued to my transferee.

                  (F) It is understood and agreed that the legends set forth in paragraphs D and E above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Queens' transfer agent removing such stop transfer instructions, if I shall have delivered to Queens (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Queens, or other evidence reasonably satisfactory to Queens, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act.

         4. I recognize and agree that the foregoing provisions also apply to
(A) my spouse, (B) any relative of mine or my spouse occupying my home, (C) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (D) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest. It is understood that this Letter Agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledgee holding securities restricted pursuant to this Letter Agreement.

         5. I will (a) vote all shares of Haven Common Stock I then own in favor of the Merger Agreement and the Merger at any meeting or meetings of Haven's stockholders called to vote upon the Merger Agreement and the Merger and (b) not vote such shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any other Acquisition Proposal (as defined in the Merger Agreement).

         6. Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Haven, as described in the second paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

         7. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

                                            Very truly yours,



                                            -------------------------------
                                            Name:


Acknowledged as of the date
first written above

Queens County Bancorp, Inc.


By:-------------------------------
    Name:
    Title:

                                                                      APPENDIX B


                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of June 27, 2000, between QUEENS COUNTY BANCORP, INC., a Delaware corporation ("Grantee"), and HAVEN BANCORP, INC., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

         WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

         WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,800,000 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to the last reported sale price per share of Common Stock as reported on the National Association of Securities Dealers Composite Transactions Tape on June 28, 2000; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection (b) of Section 5), the price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

         2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(b)(ii) of the Merger Agreement (a "Listed Termination"); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

               (i) Issuer or any subsidiary or group of subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each such subsidiary or group of subsidiaries, an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned

                                                                         Page 2.


          thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement,
          (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary (except for any supermarket branches and related deposits of the Issuer located in New Jersey or Connecticut), or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

               (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement after it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced; or

               (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer).

         (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

         (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares

                                                                         Page 3.


it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Office of Thrift Supervision (the "OTS"), Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

         (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

         (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:

               "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of _________, 2000, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the OTS, the Federal Reserve Board or to any state or other federal

                                                                         Page 4.


regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

         (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

         (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its commercially reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its commercially reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this

                                                                         Page 5.


Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

         7. (a) At any time after the occurrence of a Repurchase Event (as defined below) and prior to the date that is six (6) months immediately thereafter (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the one-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

         (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the

                                                                         Page 6.


Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection
(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

         (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in
          Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

         8. (a) In the event ("Substitute Option Repurchase Event") that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

         (b) The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii)"Assigned Value" shall mean the market/offer price, as defined in Section 7.

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

         (c) Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately

                                                                         Page 7.


prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

         (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") occurring after a Substitute Option Repurchase Event and prior to the date that is six (6) months thereafter, the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the one-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

         (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within ten (10) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive (and to take all action necessary to receive) all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that

                                                                         Page 8.


the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

         10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         11. Issuer hereby represents and warrants to Grantee as follows:

         (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

         (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

         12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the OTS and Federal Reserve Board has approved, to the extent required, an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

         13. Each of Grantee and Issuer will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA and the OTS under HOLA, to the extent required, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

         14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $9,000,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares purchased by Grantee hereunder and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which

                                                                         Page 9.


such Option Shares were converted or exchanged) to any unaffiliated party, over
(B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

         (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the fifth business day following receipt of such notice by Issuer.

         (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within ten (10) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

         15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

         16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

         19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and

                                                                        Page 10.


be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                                                                        Page 11.



         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


              QUEENS COUNTY BANCORP, INC.


              By: /s/ Joseph R. Ficalora
                  ----------------------
                  Joseph R. Ficalora
                  Chairman of the Board, President and
                  Chief Executive Officer


              HAVEN BANCORP, INC.


              By: /s/ Phillip S. Messina
                  ----------------------
                  Philip S. Messina
                  Chairman of the Board
                  and Chief Executive Officer

                                                                      APPENDIX C

SALOMON SMITH BARNEY
------- ----- ------
          A member of Citigroup


                                                                   June 27, 2000

The Board of Directors
Queens County Bancorp, Inc.
38-25 Main Street
Flushing, NY 11354

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to Queens County Bancorp, Inc. (the "Company") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Agreement") to be entered into by and between the Company and Haven Bancorp, Inc. ("Haven").

         As more fully described in the Agreement and subject to the terms and conditions thereof, (i) Haven will be merged with and into the Company (the "Merger") under the name "New York Community Bank" or another name and (ii) each outstanding share of the common stock, $.0l par value, of Haven (the "Haven Common Stock") (other than Excluded Shares (as defined in the Agreement)) will be converted into and exchangeable for the right to receive 1.04 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (with cash paid in lieu of fractional shares).

         In arriving at our opinion, we reviewed a draft of the Agreement dated June 26, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Haven concerning the businesses, operations and prospects of the Company and Haven. We examined certain publicly available business and financial information relating to the Company and Haven and discussed certain other information for the Company and Haven with the managements of the Company and Haven, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Haven Common Stock; the historical and other operating data of the Company and Haven; publicly available forecasts, published by equity analysts, as to the future earnings of the Company and Haven; and the historical and forecasted capitalization and financial condition of the Company and Haven. We considered, to the extent publicly available, the financial terms of certain other similar transactions that we considered relevant in evaluation of the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Haven. We also evaluated the pro forma financial impact of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of managements of the Company and Haven that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts regarding the Company and Haven, we have relied on publicly available third-party equity research forecasts, and we express no view with respect to such forecasts or the assumptions on what they were based. With respect to forecasts of cost savings and operating synergies forecasted by management of the Company to result from the Merger, we have been advised by the management of the Company that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that it qualifies, and will be accounted for, as a "purchase" in

Queens County Bancorp, Inc.
June 27, 2000
Page 2

accordance with generally accepted accounting principles. Although, at the Company's request, we have participated in an evaluation of selected individual credit files of Haven, for purposes of this opinion we have, with your consent, assumed that the aggregate allowances for such losses for each of the Company and Haven are in the aggregate adequate to cover such losses. We are not experts in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and we have not made an independent evaluation of the adequacy of such allowances of the Company or Haven. Although, at the Company's request we prepared an estimate of the potential sale value of certain of Haven's loans and securities, we have not sought any buyers for such loans or securities and no assurances can be given as to the terms on which such loans or securities could actually be sold. We have not made or been provided with an independent evaluation or appraisal of any of the other assets or liabilities (contingent or otherwise) of the Company or Haven nor have we made any physical inspection of the properties or assets of the Company or Haven. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement, without waiver of any of the conditions to the Merger contained in the Agreement.

         Our opinion, as set forth herein, relates to the relative values of the Company and Haven. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which the Company Common Stock will trade subsequent to the announcement or consummation of the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events after the date hereof.

         Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, substantially all of which is payable only upon execution of the Agreement or consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Haven for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Haven and their respective affiliates.

         Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

         Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,


/s/ SALOMON SMITH BARNEY INC.
-----------------------------

SALOMON SMITH BARNEY INC.

                                                                      APPENDIX D

[Lehman Letterhead]


June 27, 2000


Board of Directors
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590

Members of the Board:

         We understand that Haven Bancorp, Inc. (the "Company") and Queens County Bancorp, Inc. ("Queens County") will enter into a definitive merger agreement pursuant to which the Company will be merged with and into Queens County and each share of common stock of the Company will be converted into the right to receive 1.04 shares (the "Exchange Ratio") of common stock of Queens County (the "Merger"). The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger dated as of June 27, 2000 by and between the Company and Queens County (the "Merger Agreement"). We further understand that, concurrently with the announcement of the Merger, Queens County will announce that it is prepared to repurchase up to 20.0% of the shares to be issued to the stockholders of the Company in the transaction to support the price of Queens County's common stock following the announcement of the Merger.

         We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be offered by Queens County to the stockholders of the Company in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

         In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) publicly available information concerning the Company and Queens County that we believe to be relevant to our analysis including without limitation annual reports on Form 10-K for the year ended December 31, 1999, quarterly reports on Form 10-Q for the quarter ended March 31, 2000 and recent press releases for the Company and Queens County, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including without limitation projections prepared by management of the Company and the master license agreement, as well as the individual supermarket branch license agreements, entered into by the Company with Pathmark, Inc., (4) financial and operating information with respect to the business, operations and prospects of Queens County furnished to us by Queens County, (5) the trading histories of the common stock of the Company and Queens County and a comparison of these trading histories with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company and Queens County with those of other companies that we deemed relevant, including without limitation historical operating performance of the Company in terms of profitability as measured by ROAA and ROAE and efficiency ratio as compared to its peer group, (7) current third party research analyst estimates of the future financial performance of the Company and Queens County, (8) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, (9) the potential pro forma impact of the Merger on the expected future financial performance of Queens County, (10) the relative contributions of the Company and Queens County to the assets, equity, earnings and overall financial performance of the combined company on a pro forma basis,
(11) the results of efforts to solicit indications of interest from various other potential buyers with respect to an acquisition of all or part of the Company, and (12) the increase in dividends expected to be received by the Company's stockholders as a consequence of the Merger. In addition, we have had discussions with the managements of the Company and Queens County concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and Queens County, and have undertaken such other studies, analyses and investigations as we deemed appropriate.


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
         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Queens County that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Queens County, upon advice of the Company and Queens County, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Queens County as to the future financial performance of the Company and Queens County (including, without limitation, with respect to projected cost savings and operating synergies expected to result from a combination of the businesses of the Company and Queens County) However, in arriving at our opinion, we also used consensus estimates of future financial performance of the Company and Queens County from third party research analysts and, with respect to the Company, made certain adjustments to such estimates based on various assumptions as to the future operations of the Company. We have discussed these adjusted estimates for the future financial profitability of the Company with management of the Company and they have agreed with the appropriateness of the use of such adjusted estimates in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Queens County or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Queens County or the Company. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of the Company and Queens County, we have assumed that the Company's and Queens County's current allowances for loan and real estate owned losses (including for off-balance sheet items) are in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify for purchase accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered by Queens County to the stockholders of the Company in the Merger is fair to the Company.

         We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed and continue to perform various investment banking services for Queens County and have received and will receive customary fees for such services.

         This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.


                                                Very truly yours,

                                                LEHMAN BROTHERS

                                                By: /s/ Mark H. Burton
                                                    ------------------
                                                    Mark H. Burton
                                                    Managing Director






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